      As Filed with the Securities and Exchange Commission on May 4, 1999.
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            -------------------------

                      LEISURE TIME CASINOS & RESORTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           COLORADO                             7980                     34-1763271
-------------------------------      ----------------------------     ------------------
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)       Classification Code Number)     Identification No.)

                            4258 COMMUNICATIONS DRIVE
                             NORCROSS, GEORGIA 30093
                                 (770) 923-9900
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                 ALAN N. JOHNSON
                            4258 COMMUNICATIONS DRIVE
                             NORCROSS, GEORGIA 30093
                                 (770) 923-9900
            ---------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:

THOMAS S. SMITH, ESQ.                    ROBERT W. WALTER, ESQ.
KEVIN J. KANOUFF, ESQ.                   BERLINER ZISSER WALTER & GALLEGOS, P.C.
SMITH MCCULLOUGH, P.C.                   1700 LINCOLN STREET
4643 SOUTH ULSTER STREET, SUITE 900      SUITE 4700
DENVER, COLORADO 80237                   DENVER, COLORADO 80203
(303) 221-6000                           (303) 830-1700

                Approximate date of proposed sale to the public:

         As soon as practicable following the date on which the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act , check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                       AMOUNT TO BE         OFFERING PRICE           AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED                    REGISTERED           PER SHARE          OFFERING PRICE(1)        FEE
---------------------------               -------------------    -----------------     -----------------   -------------
Common Stock.........................     1,265,000 Shares(2)         $ 13.00              $16,445,000      $ 4,572.00

Representative's Warrants (3)........     1 Warrant                   $    --              $       100      $     1.00

Common Stock Underlying
Representative's Warrants............     110,000 Shares(4)(5)        $ 15.60              $ 1,716,000      $   478.00


              Total..................                                                      $18,161,100      $ 5,050.00
=======================================================================================================================

         (1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

         (2) Includes 165,000 shares that the underwriters have the option to purchase from the registrant to cover over allotments, if any.

         (3) To be issued to the representative of the underwriters.

         (4) In accordance with Rule 416 under the Securities Act of 1933, as amended, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event provisions preventing dilution become operative, as provided in the representative's warrants. No additional registration fee has been paid for these shares of common stock.

         (5) Issuable upon exercise of the representative's warrants for the purchase of common stock.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                              SUBJECT TO COMPLETION, DATED MAY 4, 1999


                        1,100,000 SHARES OF COMMON STOCK


                               [LEISURE TIME LOGO]


         This is an initial public offering of shares of common stock of Leisure Time Casinos & Resorts, Inc. Leisure Time expects that the public offering price of the common stock will be between $11.00 and $13.00 per share.

         Leisure Time principally develops, manufactures and sells programmable touchscreen video gaming machines. In addition, Leisure Time operates an offshore gaming vessel and a gaming machine route and is renovating a hotel property that Leisure Time anticipates will include a pulltab and bingo hall to be operated by charities and that will feature Leisure Time's video pulltab and bingo machines. Leisure Time plans to list the common stock on the Nasdaq National Market(R) under the symbol "LTCR."

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                                                  PER SHARE          TOTAL
                                                                  ---------          -----
          Public offering price                                   $                  $
          Underwriting discounts                                  $                  $
          Proceeds to Leisure Time                                $                  $

         The underwriters have a 45 day option to purchase up to an additional 165,000 shares from Leisure Time to cover over-allotments.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The underwriters expect to deliver the common stock against payment on
___________.

                           SCHNEIDER SECURITIES, INC.

                            __________________, 1999


Leisure Time will amend and complete the information in this prospectus. Although Leisure Time is permitted by US federal securities laws to offer these securities using this prospectus, Leisure Time may not sell them or accept an offer to buy them until the documentation filed with the Commission relating to these securities has been declared effective by the Commission. This prospectus is not an offer to sell these securities or Leisure Time's solicitation of an offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                        [1ST PAGE GATEFOLD APPEARS HERE]
The chart below should help you understand Leisure Time's structure.


Leisure Time Casinos & Resorts,       LEISURE TIME CASINOS & RESORTS, INC. is a
Inc.                                  Colorado corporation formed on February 4,
                                      1993. Leisure Time principally develops, manufactures and sells programmable video gaming machines and related software.


    Leisure Time Technology, Inc.     LEISURE TIME TECHNOLOGY, INC. was acquired
                                      by Leisure Time in September 1996 and it develops, manufactures and sells programmable video gaming machines and related software.


    Solutia Gaming Systems, Inc.      SOLUTIA GAMING SYSTEMS is developing new
                                      video games and new video game software.


    Leisure Time Cruise Corporation   LEISURE TIME CRUISE CORPORATION conducts
                                      offshore gaming cruises on the "Vegas
                                      Express" and plans to conduct offshore
                                      gaming cruises on the "Leisure Lady."


      Leisure Express Cruise, LLC     LEISURE EXPRESS CRUISE, LLC owns Florida
                                      Casino Cruises, Inc.


        Florida Casino Cruises, Inc.  FLORIDA CASINO CRUISES, INC. owns the
                                      "Vegas Express" offshore gaming vessel.


      Leisure Belle Cruise, LLC       LEISURE BELLE CRUISE, LLC owns and is
                                      refurbishing the "Biloxi Belle," a
                                      dockside gaming vessel for use in
                                      Mississippi.

    Leisure Time Gaming, Inc.         LEISURE TIME GAMING, INC. owns One Eyed
                                      Jacks Gaming, Inc. and distributes video gaming machines in South Carolina.


      One Eyed Jacks Gaming,          ONE EYED JACKS GAMING, INC. operates a
          Inc.                        video gaming route in which it shares the
                                      revenue with location operators.


    Leisure Time Hospitality, Inc.    LEISURE TIME HOSPITALITY, INC. is
                                      renovating a hotel property that it
                                      anticipates will include a pulltab and
                                      bingo hall to be operated by charities and that will include Time's video pulltab and bingo machines.


    RP Capital Corporation            RP CAPITAL CORPORATION provides equipment
                                      financing for purchasers of Leisure Time's products and other equipment.

    Leisure Time International      LEISURE TIME INTERNATIONAL, LTD. operates as
                                    a foreign international sales corporation.



         Leisure Time is developing a website on the World Wide Web at www.leisuretech.com. Leisure Time's website is not intended to be and should not be considered a part of this prospectus.

   [SECOND PAGE GATEFOLD WITH PICTURES OF VIDEO GAMING MACHINES APPEARS HERE]

       [THIRD PAGE GATEFOLD WITH PICTURES OF GAMING VESSELS APPEARS HERE]

                                TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary..........................................................................................     3
Risk Factors................................................................................................     9
Where Can You Find Additional Information...................................................................    18
Use of Proceeds.............................................................................................    19
Dividend Policy.............................................................................................    20
Dilution....................................................................................................    21
Capitalization..............................................................................................    23
Selected Consolidated Financial Data........................................................................    25
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................    28
Business....................................................................................................    42
Litigation..................................................................................................    74
Management..................................................................................................    76
Security Ownership of Certain Beneficial Owners and Management..............................................    88
Description of Securities...................................................................................    90
Shares Eligible for Future Sale.............................................................................    92
Underwriting................................................................................................    94
Legal Matters...............................................................................................    97
Experts.....................................................................................................    97
Index to Financial Statements...............................................................................   F-1


         Unless otherwise stated, all information in this prospectus assumes no exercise of the overallotment option by the underwriters.

         Until ___________, 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         Please open to the first page of the gatefold at the beginning of this prospectus for a diagram that will help you better understand Leisure Time and its related companies. This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock.

         LEISURE TIME. Leisure Time principally develops, manufactures and sells programmable touch screen video gaming machines that offer players a choice of up to 12 different games of chance on one machine. Leisure Time's proprietary software features various well known games such as:

         o        poker;
         o        blackjack;
         o        keno;
         o        slots; and
         o        bingo

as well as other games developed by Leisure Time. Each machine is programmed by Leisure Time prior to delivery with from one to 12 games selected by the location operator from a menu of approximately 50 games with multiple payout options. As video gaming machines have become increasingly popular, Leisure Time has:

         o successfully expanded its installed base of video gaming machines;

         o introduced software upgrades designed to enhance player appeal and engender operator loyalty; and

         o increased recurring revenue through the sale of new and upgraded game software.

         The video gaming machines manufactured by Leisure Time are used in:

         o retail locations such as taverns, restaurants, supermarkets, drug stores and convenience stores;

         o small and medium sized casinos operated by Native American tribes;

         o        smaller casinos with limited floor space; and

         o        gaming arcades and bingo halls.

         In addition to seeking recurring revenue from software upgrades on a growing base of installed video gaming machines, Leisure Time has recently implemented strategies designed to enhance recurring revenue through:

         o the sale of video pulltab machines and the refillable, replaceable pulltab cartridges used in the machines;

         o purchase and operation of a "cruise to nowhere" vessel out of Gloucester, Massachusetts that offers a range of gaming activities in international waters, including Leisure Time's video gaming machines, table games and traditional "slot" games;

         o acquisition of a multiple retail location base of video gaming machines that Leisure Time will own and operate or provide to third parties on a revenue sharing basis, known as a gaming route;

         o acquisition of a hotel now undergoing renovation next to Lake Erie that Leisure Time plans will include a pulltab and bingo hall to be operated by charities and that will feature Leisure Time's video pulltab and bingo machines; and

         o acquisition of a finance company to finance purchases of video gaming machines from Leisure Time.

         STRATEGY. Leisure Time's objectives are to be a leading provider of video gaming, pulltab and bingo products and related software and to expand its gaming operations to increase recurring revenue. Key strategies to achieve Leisure Time's objectives include to:

         o increase the installed base of Pot O Gold and Pulltab Gold product lines;

         o leverage growth in installed products to increase recurring revenue from software sales;

         o continue to identify and develop new touchscreen video games and game enhancements;

         o increase revenue through addition of gaming vessels and passengers;

         o        expand gaming machine route operations;

         o promote acceptance and use of video pulltab and bingo products; and

         o selectively explore domestic acquisition opportunities and international expansion.

         FINANCIAL PERFORMANCE. In September 1996 Leisure Time commenced operations by acquiring Leisure Time Technology. The following tables represent the pro forma total revenue, the pro forma total gross profit, the pro forma net income (loss) from operations before unusual item and income taxes, and the net income (loss) for Leisure Time for the last five fiscal years ended June 30, 1998, and for the six months ended December 31, 1998:

          [TOTAL REVENUE GRAPH]              [TOTAL GROSS PROFIT GRAPH]

This bar graph shows Leisure Time's          This bar graph shows Leisure Time's
total revenues by year and for the           total gross profit by year and for
six months. The figures range from           the six months. The figures range
$15.5 million to $29.0 million.              from $6.8 million to $4.8 million.

     [NET INCOME FROM OPERATIONS              [NET INCOME (LOSS) GRAPH]
        BEFORE UNUSUAL ITEM AND
         INCOME TAXES GRAPH]

This bar graph shows Leisure Time's          This bar graph shows Leisure Time's
net income from operations before            net income (loss) by year and for
unusual item and income taxes by year        the six months. The figures range
and for the six months. The figures          from $.2 million to $2.7 million
range from $.3 million to $4.3 million       except for 1998 which shows a loss
except for 1998 which shows a loss of        of $1.1 million.
$1.4 million.

         Leisure Time's principal executive offices are located at 4258 Communications Drive, Norcross, Georgia 30093. Leisure Time's telephone number is (770) 923-9900 and its facsimile number is (770) 923-3344.

THE OFFERING

Securities offered.........................  1,100,000 shares of common stock

Shares of common stock to be
outstanding  after the offering............  6,018,334 shares

         In addition to the 6,018,334 shares of common stock outstanding after the offering, Leisure Time may issue 5,536,751 shares of common stock on exercise of currently outstanding options and warrants and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table summarizes the financial data for Leisure Time's business. The pro forma information for the five years ended June 30, 1998, gives effect to the acquisitions of Leisure Time Technology effective July 1, 1993 and Florida Casino Cruises effective July 1, 1996.

             SUMMARY PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        For the Year Ended June 30,
                              ----------------------------------------------------------------------------
                                       1994                      1995                       1996
                              -----------------------   -----------------------    -----------------------
                              Historical    Pro Forma   Historical   Pro Forma     Historical   Pro Forma
Revenue..................     $       -    $   15,494   $       -    $   22,393    $       -    $   28,292

Cost of goods sold.......             -         8,657           -        12,338            -        15,678

Gross profit.............             -         6,837           -        10,055            -        12,614

Operating expenses.......            603        6,441        1,013        8,651         1,397       11,678

Net income (loss) before
  unusual item and income
  taxes                             (603)         346       (1,013)       1,404        (1,397)         936

Unusual item - litigation             -            -            -            -             -            -

Income tax benefit
  (expense)..............             -          (128)          -          (519)           -          (346)

Net income (loss)........     $     (603)  $      218   $   (1,013)  $      885    $   (1,397)  $      590
                              ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share - basic..........     $     (.20)  $      .07   $     (.33)  $      .28    $     (.35)  $      .15
                              ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share -diluted.........     $     (.20)  $      .07   $     (.33)  $      .28    $     (.35)  $      .15
                              ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - basic....      2,993,206    2,993,206    3,109,273    3,109,273     4,010,650    4,010,650
                              ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - diluted..      2,993,206    2,993,206    3,109,273    3,109,273     4,010,650    4,010,650
                              ==========   ==========   ==========   ==========    ==========   ==========

                                          For the Year Ended June 30,              For the Six Months Ended
                               -------------------------------------------------         December 31,
                                                                                    -----------------------
                                        1997                      1998                 1997         1998
                               -----------------------   -----------------------    ----------   ----------
                               Historical    Proforma    Historical    Proforma

Revenue..................      $   29,838   $   34,928   $   28,643   $   28,643    $   19,405   $   29,008

Cost of goods sold.......          16,616       19,060       16,517       16,517        10,451       14,026

Gross profit.............          13,222       15,868       12,126       12,126         8,954       14,982

Operating expenses.......           6,769       13,874       10,209       10,760         3,727       10,635

Net income (loss) before
  unusual item and income
  taxes                             6,426        1,994        1,917        1,366         5,227        4,347

Unusual item - litigation              -          (527)      (3,043)      (3,043)       (2,969)          -

Income tax benefit
  (expense)..............          (1,738)        (542)         197          620          (887)      (1,609)

Net income (loss)........      $    4,688   $      925   $     (929)  $   (1,057)   $    1,371   $    2,738
                               ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share - basic..........      $     1.08   $      .21   $     (.21)  $     (.23)   $      .30   $      .59
                               ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share -diluted.........      $      .65   $      .16   $     (.21)  $     (.23)   $      .15   $      .27
                               ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - basic....       4,343,397    4,343,397    4,516,528    4,516,528     4,505,380    4,642,753
                               ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - diluted..       7,664,903    7,664,903    4,516,528    4,516,528     9,839,303   10,169,266
                               ==========   ==========   ==========   ==========    ==========   ==========

         The following table sets forth a summary of Leisure Time's balance sheet as of December 31, 1998.

The as adjusted column reflects:

o Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated underwriting expenses.


                                                                            DECEMBER 31, 1998
                                                                        ------------------------
                                                        JUNE 30, 1998     ACTUAL     AS ADJUSTED
                                                        -------------   ---------    -----------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ...........................     $    888      $  3,543      $ 14,791
Working capital (deficit) ...........................       (3,891)       (2,158)        9,090
Total assets ........................................       22,413        29,405        40,653
Long-term liabilities ...............................        9,186        11,155        11,155
Total stockholders' equity ..........................        3,706         7,257        18,505
Total liabilities and stockholders' equity ..........       22,413        29,405        40,635

         The foregoing table does not give effect to:

         o 13,996 shares of common stock issued after December 31, 1998, upon the conversion of approximately $32,000 of debt;

         o 60,090 shares of common stock issued for approximately $169,000 after December 31, 1998, upon the exercise of warrants;

         o 3,000 shares of common stock and warrants issued after December 31, 1998, for $30,000;

         o 100,000 shares of common stock and an option issued after December 31, 1998, in connection with the acquisition of RP Capital;

         o 80,000 shares of common stock and warrants issued after December 31, 1998, in connection with the acquisition of Florida Casino Cruises;

         o 5,536,751 shares of common stock issuable on exercise of outstanding options and warrants and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants; and

         o 110,000 shares of common stock issuable on exercise of the representative's warrants.

                                                                                       SIX MONTHS
                                                    YEAR ENDED JUNE 30,            ENDED DECEMBER 31,
                                           ---------------------------------      --------------------
                                                                   (IN THOUSANDS)
                                             1996         1997         1998         1997         1998
                                           -------      -------      -------      -------      -------
CONSOLIDATED STATEMENT OF CASH FLOWS
AND OTHER DATA:
Cash flow (used in) provided by
operating activities ....................  $  (629)     $ 7,379      $   683      $ 4,588      $ 5,844
Cash flow used by investing activities...     (292)      (6,862)      (1,188)      (2,602)      (4,029)
Cash flow provided by financing
activities ..............................      904          570          304          791          840
EBITDA (loss) ...........................   (1,329)       8,523        1,578        3,576        6,078

         "EBITDA" reflects net income or loss plus depreciation, amortization and net interest expense, income taxes and unusual items, if any. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other measures of performance.

         The term "Leisure Time" in this prospectus includes Leisure Time's wholly owned subsidiaries unless otherwise stated.

                                  RISK FACTORS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking. They include statements that involve risks and uncertainties that might materially adversely affect Leisure Time's operating results in the future. Such risks and uncertainties include:

         o a decrease in popularity of Leisure Time's video gaming machines;

         o        technological innovations in video gaming machines;

         o        competition;

         o        regulation of the gaming industry;

         o        availability of financing; and

         o        adverse outcome of pending lawsuits.

Most of these risks are beyond Leisure Time's control. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed below.

         You should carefully consider the following risks before you decide to buy Leisure Time's common stock. The risks and uncertainties described below are not the only ones facing Leisure Time. Additional risks and uncertainties not presently known to Leisure Time or that Leisure Time currently deems immaterial may also impair Leisure Time's business.

         If any of the events described in the following risks actually occur, Leisure Time's business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of Leisure Time's common stock could decline and you could lose all or part of your investment.

MOST OF LEISURE TIME'S REVENUE HAS RESULTED FROM SALES OF ONE PRODUCT LINE OF VIDEO GAMING MACHINES

         Substantially all of Leisure Time's revenue has resulted from the sale of the Pot O Gold product line of video gaming machines. A decrease in the popularity of the Pot O Gold product line of video gaming machines with gaming patrons could materially adversely affect Leisure Time's business, financial condition and operating results. The popularity of the Pot O Gold may decrease because of the introduction by competitors of other, more popular video gaming machines.

LEISURE TIME FACES SIGNIFICANT COMPETITION IN THE SALE OF VIDEO GAMING MACHINES

         The video gaming machine industry in which Leisure Time competes is characterized by intense competition. The competition is based on the following:

         o the ability of a video gaming machine to generate wins through product appeal to players;

         o the ease of use, ease of service and support of video gaming machines; and

         o training, distribution, name recognition and price of video gaming machines.

International Game Technology, Inc. is the largest manufacturer of gaming machines and is a significant competitor of Leisure Time. IGT has greater financial and technical resources than does Leisure Time and has a larger customer base and wider distribution channels that may enable it to move rapidly into Leisure Time's market and acquire significant market share. Competition from IGT or another competitor would likely result in:

         o reductions in the price Leisure Time charges for video gaming machines;

         o        reduced operating margins; and

         o        loss of market share.

Increased competition from IGT or another competitor will likely materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME'S HISTORICAL SALES ARE CONCENTRATED IN ONE GEOGRAPHIC MARKET THAT MAY BECOME SATURATED

         The majority of Leisure Time's sales of video gaming machines over the past few years has been in South Carolina. Leisure Time believes that the market for its video gaming machines in South Carolina may level off over the next two years as a result of factors including:

         o        increased regulation;

         o        market saturation;

         o        competition; and

         o        general economic conditions in South Carolina.

Leisure Time plans to market its video gaming machines in other jurisdictions. A decline in sales of video gaming machines in South Carolina combined with the failure of Leisure Time to sell video gaming machines in other jurisdictions would materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME PREVIOUSLY RELIED ON THREE MAJOR CUSTOMERS

         During the six months ended December 31, 1998, Leisure Time's sales were concentrated among three customers that collectively accounted for 77% of Leisure Time's total sales. Leisure Time has terminated formal distribution arrangements with two of these customers. If Leisure Time is unable to continue or increase its historical sales volume, its financial condition and operating results would be materially adversely affected.

LEISURE TIME LACKS DIRECT SALES EXPERIENCE

         In the second quarter of fiscal 1999, Leisure Time's contracts for the distribution of its video gaming machines in South Carolina terminated. The inability of Leisure Time to maintain the sales it has achieved historically through its distributors could adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME CURRENTLY RELIES ON SINGLE SOURCE SUPPLIERS IN THE MANUFACTURE OF ITS VIDEO GAMING MACHINES

         The cabinets and logic boards that Leisure Time uses in its video gaming machines are now provided by single source suppliers. Leisure Time does not have long term supply contracts with these suppliers. The loss of any single source supplier could cause Leisure Time to encounter delays in manufacturing and selling its video gaming machines, which could have a material adverse effect on Leisure Time's financial condition and operating results. Leisure Time expects to identify suitable alternate suppliers for the cabinets and logic boards by July 1999. Failure to do so may result in Leisure Time's continued reliance on single source suppliers with attendant risks.

LEISURE TIME HAS FOREIGN SUPPLIERS WHICH CAN CREATE LONGER LEAD TIMES FOR SOME PARTS

         Some of the suppliers of parts that Leisure Time uses to manufacture its video gaming machines are overseas. This can create longer lead times to obtain the parts. The long lead times can cause shortages or oversupplies of inventory that both can materially adversely affect Leisure Time's business.

NEW OR REVISED REGULATIONS COULD ADVERSELY AFFECT LEISURE TIME'S BUSINESS

         Leisure Time must maintain its existing licenses and approvals to sell video gaming machines in its current markets. Leisure Time must also obtain necessary licenses in all additional jurisdictions in which it intends to distribute its video gaming machines. The loss of a license in a particular jurisdiction will prohibit Leisure Time from distributing in that jurisdiction and may prohibit Leisure Time from selling its video gaming machines in other jurisdictions. The loss of one or more licenses held by Leisure Time could have a material adverse effect on its financial condition and operating results.

         The licensing and approval processes can involve extensive investigation into Leisure Time and its:

         o        officers;

         o        directors;

         o        principal stockholders; and

         o        products.

The licensing and approval process can require significant expenditures of time and resources by Leisure Time. Leisure Time must comply with all applicable regulations for its activities in any international jurisdictions into which it expands. Leisure Time may not receive licensing approvals in the jurisdictions in which it is currently seeking such approval. The regulations relating to company and product licensing are subject to change and other jurisdictions, including the federal government, may elect to regulate or tax gaming operations. Any of these events could materially adversely affect Leisure Time.

LEISURE TIME EXPECTS TO RELY ON NEW MARKETS FOR GROWTH

         Leisure Time believes that the recent trend among jurisdictions in the United States to legalize gaming is slowing and that the current prospect of new markets for legalizing gaming has been significantly reduced. If new jurisdictions do not legalize gaming, Leisure Time believes that the demand for video gaming machines will decline and Leisure Time's financial condition and operating results will be materially adversely affected.

THE VIDEO GAMING MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE

         The video gaming industry is characterized by rapid technological change and frequent new product announcements and enhancements. The emergence of video gaming machines that are technologically superior to Leisure Time's video gaming machines or that achieve higher levels of player acceptance would materially adversely affect Leisure Time's financial condition and operating results. Leisure Time's future success depends to a large extent upon Leisure Time's ability to design, manufacture and market video gaming machines that take full advantage of state-of-the-art hardware and software and that achieve high levels of player acceptance.

THE SOUTH CAROLINA VIDEO GAMING MACHINE COMMUNICATION SYSTEM MAY NOT BE YEAR 2000 COMPLIANT

         South Carolina will soon require all video gaming machines in South Carolina to communicate with South Carolina's central computer system. Leisure Time plans to sell a year 2000 compliant data communication device that will enable the Pot O Gold product line of video gaming machines in South Carolina to communicate with South Carolina's central computer system. If the balance of the video gaming machine communication system is not year 2000 compliant, Leisure Time's sales of video gaming machines and route operations in South Carolina may be interrupted. Any interruption would materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME HAS INCURRED LOSSES IN OPERATING ITS OFFSHORE GAMING VESSEL

         Leisure Time has incurred losses in operating its first offshore gaming vessel in Massachusetts and the prior owner incurred losses in operating the vessel in Florida. Leisure Time has plans to operate additional offshore gaming vessels. If Leisure Time is unable to generate sufficient revenue to cover expenses incurred in operating offshore gaming vessels, its financial condition and operating results will be materially adversely affected.

THERE ARE LIMITATIONS ON EXPANSION OF OFFSHORE GAMING VESSEL OPERATIONS

         Leisure Time plans to expand its offshore gaming vessel operations to other United States ports. The availability of desirable ports is affected by:

         o        the population base of the area surrounding the port;

         o        existence or absence of intense competition;

         o        the presence of the port in an established vacation market;

         o        availability of suitable docking facilities and water depth;

         o        ability to comply with federal, state and local laws;

         o        favorable weather and sea conditions; and

         o        proximity to international waters.

If Leisure Time is unable to expand its offshore gaming vessel operations into additional ports, its financial condition and operating results might be materially adversely affected.

LEISURE TIME'S OFFSHORE GAMING VESSEL IS AFFECTED BY ADVERSE WEATHER

         The number of customers taking cruises on Leisure Time's gaming vessel decreases significantly immediately before and after poor weather and high seas are encountered. Leisure Time's offshore gaming vessel operations and resulting revenue are and will be adversely affected by adverse weather and sea conditions.

LEISURE TIME'S OFFSHORE GAMING VESSEL AND GAMING ROUTE OPERATIONS FACE COMPETITION FROM OTHER ENTERTAINMENT ACTIVITIES

         Leisure Time competes with a variety of other entertainment activities in the areas where Leisure Time operates its offshore gaming vessel and has its gaming route operations. Such entertainment activities include land based gaming, resort attractions, sporting events and other recreational activities. Any increase in the popularity of these other activities could materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME COULD INCUR UNINSURED LOSSES FROM OFFSHORE GAMING VESSEL OPERATIONS

         Leisure Time maintains $15,000,000 of liability and property insurance related to its offshore gaming vessel operations. Leisure Time could suffer uninsured losses as a result of an accident or catastrophic event affecting Leisure Time's offshore gaming vessel operations. Any uninsured loss could materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME MAY NOT BE ABLE TO RECOUP ITS HOTEL INVESTMENT

         Leisure Time plans to make a significant investment renovating a hotel. Leisure Time may not be able to recoup its investment in the hotel. This could materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME MAY NOT REALIZE A PROFIT FROM THE OPERATIONS OF ITS HOTEL

         Leisure Time has little experience in operating a hotel. Even if Leisure Time is able to enter into a license with an experienced hotel operator to operate the hotel, Leisure Time may not realize a profit from the operation of the hotel. This could materially adversely affect Leisure Time's financial condition and operating results.

THERE IS COMPETITION FOR LEISURE TIME'S HOTEL

         The hotel that Leisure Time is renovating will encounter significant competition from several other lodging facilities in the area. The hotel was vacant and was not operated for approximately seven years prior to Leisure Time purchasing the hotel. The previous failure and closing of the hotel may be an indication that the hotel will not succeed in generating sufficient revenue after it is renovated and reopened by Leisure Time. This may materially adversely affect Leisure Time's financial condition and operating results.

LEISURE TIME COULD ENCOUNTER SIGNIFICANT COMPETITION IN GAMING ROUTE OPERATIONS

         Leisure Time currently has a gaming route in which Leisure Time shares, with the proprietors of the establishments where the video gaming machines are located, a percentage of the revenue from the video gaming machines. Additional competition will reduce the revenue from Leisure Time's gaming route locations. Competition also may limit Leisure Time's ability to open or acquire additional gaming route locations on terms acceptable to Leisure Time.

LEISURE TIME MAY NOT BE ABLE TO RECOUP ITS INVESTMENT IN GAMING ROUTE OPERATIONS

         Leisure Time plans to operate and acquire additional gaming route locations. Leisure Time may not be able to recoup the cost of the video gaming machines Leisure Time places in additional locations. In addition, Leisure Time may not be able to recoup the investment it makes if it acquires additional gaming route locations. A failure to recoup Leisure Time's investment could require Leisure Time to reduce or write off the value of its investment, thereby materially adversely affecting Leisure Time's financial condition and operating results.

CHANGES IN LAWS PERTAINING TO GAMING ROUTE OPERATIONS COULD AFFECT LEISURE TIME'S BUSINESS

         South Carolina and other states could adopt laws that restrict or prohibit gaming route operations. For example, in 1998, a proposal to ban gaming in South Carolina was narrowly defeated. In the event such laws are adopted, Leisure Time's financial condition and operating results would be materially adversely affected.

LEISURE TIME HAS A DEFICIENCY IN WORKING CAPITAL AND SUBSTANTIAL DEBT

         As of December 31, 1998, Leisure Time had a working capital deficit of approximately $2.2 million and had approximately $7.8 million in debt with interest rates ranging from 6.64% to 11.73% that is due between January 2000 and November 2003. Leisure Time may not be able to service its debt if Leisure Time experiences a decrease in cash flow. Leisure Time's debt is secured by a significant portion of Leisure Time's assets. If Leisure Time is unable to service its debt and the lenders foreclose upon its assets, Leisure Time's financial condition and operating results would be materially adversely affected.

LEISURE TIME'S FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY CURRENT
LITIGATION

         There is a judgment of approximately $3.5 million including interest against Leisure Time resulting from litigation with one of its former video gaming machine distributors. The judgment could have a material adverse effect upon Leisure Time's financial condition.

         Leisure Time has filed a lawsuit against the same distributor alleging the distributor failed to complete a purchase order. The distributor has counterclaimed against Leisure Time alleging similar claims to those the distributor alleged in the lawsuit in which it was awarded the judgment. Any additional judgment awarded the distributor could have an adverse effect upon Leisure Time's financial condition.

         In addition, Leisure Time is currently involved in a lawsuit filed by a former officer of a subsidiary of Leisure Time that demands Leisure Time issue additional options to him to purchase 200,000 shares of Leisure Time's common stock at a price of $1.00 per share. Any such issuance could potentially cause dilution to shares of common stock that you purchase and result in Leisure Time incurring compensation expense. Leisure Time is unable to predict the outcome of this litigation.

LEISURE TIME DEPENDS ON KEY PERSONNEL

         Leisure Time believes that its success depends to a great extent on the management efforts of its officers and other key personnel, particularly Alan N. Johnson and Elden W. Rance, and on its ability to attract new key personnel and retain existing key personnel in the future. The loss of Leisure Time's management or key personnel could have a material adverse effect on Leisure Time's financial condition and operating results. Leisure Time has no key man insurance on any of its officers but intends to obtain key man insurance on the lives of Alan N. Johnson and Elden W. Rance within six months after this offering. This insurance may not be available or may be insufficient to compensate Leisure Time for the loss of the services of either of these individuals.

THERE IS INTENSE COMPETITION FOR THE TYPE OF TECHNICAL PERSONNEL LEISURE TIME EMPLOYS

         There is intense competition for technical personnel such as are employed by Leisure Time. Leisure Time may be unable to attract and retain such personnel or may have to significantly increase payroll expenses in order to do so. Leisure Time has entered into noncompetition agreements with most of its engineering and software personnel. However, their noncompetition agreements may be found to be unenforceable and such personnel could leave Leisure Time and compete against Leisure Time.

EFFECTIVELY MANAGING LEISURE TIME'S GROWTH MAY BE DIFFICULT

         Leisure Time has recently experienced significant growth and expects to continue to grow rapidly by pursuing strategies intended to expand its business domestically and internationally. This growth is likely to place a significant strain on Leisure Time's financial, managerial and other resources. To manage its growth, Leisure Time must continue to implement effective systems and hire additional employees. Leisure Time's ability to manage its growth effectively will depend on Leisure Time's ability to continue to improve its operational, financial and management information systems and to attract, motivate and train key employees. Leisure Time's business, operating results and financial condition will be materially adversely affected if Leisure Time is unable to effectively manage its growth.

LEISURE TIME NEEDS ADDITIONAL CAPITAL FOR ITS LONG-TERM GROWTH

         Leisure Time will need additional capital after this offering in order to implement its long-term growth strategy. Leisure Time may be unable to obtain such additional capital when needed. Leisure Time may have to scale back its long-term growth strategy if it is not successful in raising additional capital.

ANTI-TAKEOVER PROVISIONS AND THE RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD PARTY ACQUISITION OF LEISURE TIME DIFFICULT

         Leisure Time's articles of incorporation provide that its board of directors may issue preferred stock without stockholder approval. In addition, Leisure Time will amend its articles of incorporation and bylaws prior to the date of this prospectus to provide that:

         o directors will be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

         o the affirmative vote of stockholders holding not less than two-thirds of the votes entitled to be cast in the election of directors is required to alter or repeal the staggered board provision;

         o        directors may only be removed for cause;

         o directors are removable without cause only by stockholders holding not less than two-thirds of all stock entitled to vote; and

         o the affirmative vote of stockholders holding two-thirds of Leisure Time's common stock is required to approve the merger, dissolution or sale of all or substantially all of Leisure Time's assets.

The issuance of preferred stock and the existence of anti-takeover provisions in Leisure Time's articles of incorporation and bylaws will discourage third party bids to acquire Leisure Time.

ANTI-TAKEOVER PROVISIONS IN EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS WILL LIKELY INHIBIT A THIRD PARTY ACQUISITION OF LEISURE TIME

         Leisure Time has employment agreements with certain of its executive officers pursuant to which the officers can require Leisure Time to repurchase their common stock upon the occurrence of a change in control of Leisure Time. Leisure Time also is required to issue low priced options to replace the officers' current options upon the occurrence of a change in control of Leisure Time. If enforceable, these provisions will likely inhibit a third party from acquiring Leisure Time without the consent of these executive officers.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Leisure Time has filed a registration statement with the Securities and Exchange Commission registering the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information about Leisure Time and its common stock, please refer to the registration statement and the exhibits and schedules filed with the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are qualified by reference to such exhibit as filed.

         A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

         Leisure Time intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                                 USE OF PROCEEDS

         Based on an assumed initial public offering price of $12.00 per share, the net proceeds from the sale of the shares of common stock are estimated to be approximately $11.0 million.

         Leisure Time intends to use the net proceeds as follows:

         o approximately $4.0 million to establish additional gaming routes;

         o        approximately $2.0 million to acquire gaming vessels;

         o        approximately $2.0 million as working capital;

         o approximately $1.0 million to develop a new platform for its Pot O Gold product line of video gaming machines and to develop new software;

         o approximately $1.0 million for the costs of investigations and legal fees anticipated to be incurred in connection with applications for additional gaming licenses; and

         o approximately $1.0 million to expand manufacturing and research and development facilities.

         Leisure Time currently has proposed the acquisition of a company that has gaming route operations in South Carolina. Except for such proposal, Leisure Time has no agreements, arrangements or understandings with respect to any acquisitions of additional gaming routes or other gaming businesses or assets. Any net proceeds realized from the exercise of the underwriters' over-allotment option will be used as working capital. The net proceeds to be used for working capital, costs of licensing applications and facilities expansion might be used to pay an approximate $3.5 million including interest judgment against Leisure Time unless Leisure Time is able to negotiate a payment plan to pay the judgment or unless Leisure Time has sufficient cash from operations to pay the judgment.

         Leisure Time reserves the right to change the uses of the proceeds if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future growth, the amount expended for acquisitions and the amount of cash generated by Leisure Time's operations. If the board of directors determines that the proposed uses of proceeds are not in the best interests of Leisure Time, the board of directors will decide how the proceeds will be used. Net proceeds not immediately required to be used will be invested principally in investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

         Leisure Time has never declared nor paid any dividends on its common stock. Leisure Time currently anticipates that all earnings will be retained for use in Leisure Time's business and that no cash dividends will be paid to stockholders. One of Leisure Time's loan agreements prohibits Leisure Time from paying, in any fiscal year, dividends in excess of Leisure Time's net income for such fiscal year. Another of Leisure Time's loan agreements prohibits Leisure Time from paying dividends if Leisure Time is in default on the loan. Leisure Time is currently in compliance with all material terms of its loan agreements. Any payment of cash dividends in the future on the common stock will depend on Leisure Time's:

         o        financial condition;

         o        results of operations;

         o        current and anticipated cash requirements;

         o        plans for expansion;

         o existing or future debt obligations and any restrictions imposed by such obligations; and

other factors deemed relevant by the board of directors.

                                    DILUTION

         Leisure Time's net tangible book deficit as of December 31, 1998 was $(1,410,000), or approximately $(.30) per share.

         Net tangible book value per share represents Leisure Time's tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of the 1,100,000 shares of common stock offered hereby at an assumed initial public offering price of $12.00 per share, the net tangible book value of Leisure Time as of December 31, 1998, would have been $9,838,000 or $1.71 per share of common stock. This amount represents an immediate increase in net tangible book value of $2.01 per share of common stock to the existing holders of common stock and an immediate dilution of $10.29 per share of common stock to new investors. The following table illustrates this per share dilution:


         Assumed initial public offering price per share of common stock.....................              $12.00

                  Net tangible book deficit per share of common stock as of
                  December 31, 1998..........................................................  $(.30)

                  Increase in net tangible book deficit per share of common
                  stock attributable to new investors........................................    2.01

         Net tangible book value per share of common stock after the offering ...............                1.71
                                                                                                           ------

         Dilution in net tangible book value per share of common stock to new investors......              $10.29
                                                                                                           ======

         The following table sets forth as of December 31, 1998, the number of shares of common stock acquired, the total cash consideration paid and the average cash price per share of common stock paid to Leisure Time by Leisure Time's existing stockholders and by new investors at an assumed initial public offering price of $12.00 per share before deducting underwriting discounts and other estimated offering expenses payable by Leisure Time.

                                            SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ------------------------   AVERAGE PRICE
                                          NUMBER      PERCENT      AMOUNT         PERCENT     PER SHARE
                                         ---------    -------    -----------      -------   -------------
Existing stockholders..................  4,660,248     80.9%     $ 4,297,000        24.6%       $  .92
New investors..........................  1,100,000     19.1%      13,200,000        75.4%       $12.00
                                         ---------    -----      -----------      ------
     Total.............................  5,760,248    100.0%     $16,737,000       100.0%
                                         =========    =====      ===========      ======

         The foregoing table excludes:

         o 13,996 shares of common stock issued after December 31, 1998, upon the conversion of approximately $32,000 of debt;

         o 60,090 shares of common stock issued for approximately $169,000 after December 31, 1998, upon the exercise of warrants;

         o 3,000 shares of common stock and warrants issued after December 31, 1998, for $30,000;

         o 100,000 shares of common stock and an option issued after December 31, 1998, in connection with the acquisition of RP Capital;

         o 80,000 shares of common stock and warrants issued after December 31, 1998, in connection with the acquisition of Florida Casino Cruises;

         o 5,536,751 shares of common stock issuable on exercise of outstanding options and warrants and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants; and

         o 110,000 shares of common stock issuable on exercise of the representative's warrants.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Leisure Time as of December 31, 1998. Leisure Time's capitalization is presented:

         o        on an actual basis;

         o        on an as adjusted basis to reflect:

                  o Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and other estimated offering expenses.

                                                                                    DECEMBER 31, 1998
                                                                                  ----------------------
                                                                                   ACTUAL    AS ADJUSTED
                                                                                  -------    -----------
Long term debt (net of current portion) ......................................     $11,155     $11,155
                                                                                   =======     =======

Stockholders' equity:

     Preferred Stock, par value $0.001 per share; 5,000,000 shares authorized;
     no shares  issued or outstanding ........................................     $    --     $    --

     Common Stock, par value $0.001 per share; 45,000,000 shares authorized;
     4,660,248 shares issued and outstanding,  and 5,760,248 shares issued and outstanding, as adjusted
                                                                                         5           6

      Additional paid-in capital .............................................       4,292      15,539

      Retained earnings ......................................................       2,960       2,960
                                                                                   -------     -------

Total stockholders' equity ...................................................     $ 7,257     $18,505
                                                                                   =======     =======

Total capitalization .........................................................     $18,412     $29,660
                                                                                   =======     =======

         The foregoing table does not give effect to:

                  o 13,996 shares of common stock issued after December 31, 1998, upon the conversion of approximately $32,000 of debt;

                  o 60,090 shares of common stock issued for approximately $169,000 after December 31, 1998, upon the exercise of warrants;

                  o 3,000 shares of common stock and warrants issued after December 31, 1998, for $30,000;

                  o 100,000 shares of common stock and an option issued after December 31, 1998, in connection with the acquisition of RP Capital;

                  o 80,000 shares of common stock and warrants issued after December 31, 1998, in connection with the acquisition of Florida Casino Cruises;

                  o 5,536,751 shares of common stock issuable on exercise of outstanding options and warrants and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants; and

                  o 110,000 shares of common stock issuable on exercise of the representative's warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and are qualified by reference to the financial statements and notes beginning on page F-1. The unaudited data at and for the six months ended December 31, 1998 include, in the opinion of Leisure Time, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Leisure Time's financial position at that date and results of operations for that period. The results of operations for the six months ended December 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year or future periods.

         The pro forma information for the five years ended June 30, 1998, gives effect to the acquisitions of Leisure Time Technology effective July 1, 1993 and Florida Casino Cruises effective July 1, 1996. In giving effect to these acquisitions, the statement of operations was adjusted to recognize:

         o        a flat 37% effective tax rate;

         o additional amortization of goodwill over 10 years that was incurred in connection with the acquisition of Leisure Time Technology;

         o additional interest expense for the three years ended June 30, 1996 and reduced interest expense for the two fiscal years ended June 30, 1998 to give effect to additional principal payments made in prior years on debt incurred in the acquisition of Leisure Time Technology; and

         o additional depreciation expense for the Vegas Express in the two fiscal years ended June 30, 1998, attributable to the acquisition of Florida Casino Cruises. This vessel is depreciated using the straight line method over 15 years.


                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                       For the Year Ended June 30,
                              ----------------------------------------------------------------------------
                                       1994                      1995                       1996
                              -----------------------   ------------------------   -----------------------
                              Historical   Pro Forma    Historical   Pro Forma     Historical   Pro Forma
Revenue
   Manufacturing.........     $       -    $   15,494   $       -    $   22,393    $       -    $   28,292
   Gaming................             -            -            -            -             -            -
   Other.................             -            -            -            -             -            -
                              ----------   ----------   ----------   ----------    ----------   ----------
     Total revenue.......             -        15,494           -        22,393            -        28,292
                              ----------   ----------   ----------   ----------    ----------   ----------

Cost of goods sold
   Manufacturing.........             -         8,657           -        12,338            -        15,678
   Gaming................             -            -            -            -             -            -
   Other.................             -            -            -            -             -            -
                              ----------   ----------   ----------   ----------    ----------   ----------
     Total cost of goods              -         8,657           -        12,338            -        15,678
                              ----------   ----------   ----------   ----------    ----------   ----------
sold

Gross profit
   Manufacturing.........             -         6,837           -        10,055            -        12,614
   Gaming................             -            -            -            -             -            -
   Other.................             -            -            -            -             -            -
                              ----------   ----------   ----------   ----------    ----------   ----------
     Total gross profit..             -         6,837           -        10,055            -        12,614
                              ----------   ----------   ----------   ----------    ----------   ----------

Selling, general and
administrative expenses..            579        4,885          808        6,532         1,343       10,237
Research and development              -           778           -         1,134            -           800
costs
Stock based compensation.             -            -            -            -             -            -
Interest, net............             24          828          205          985            54          641
                              ----------   ----------   ----------   ----------    ----------   ----------
     Total operating                 603        6,441        1,013        8,651         1,397       11,678
                              ----------   ----------   ----------   ----------    ----------   ----------
expenses.................

Net income (loss) before
  unusual item and income
  taxes                             (603)         346       (1,013)       1,404        (1,397)         936

Unusual item - litigation             -            -            -            -             -            -

Net (loss) income before
  income tax benefit
  (expense)..............           (603)         346       (1,013)       1,404        (1,397)         936
Income tax benefit
  (expense)..............             -          (128)          -          (519)           -          (346)A
                              ----------   ----------   ----------   ----------    ----------   ----------

Net income (loss)........     $     (603)  $      218   $   (1,013)  $      885    $   (1,397)  $      590
                              ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share - basic..........     $     (.20)  $      .07   $     (.33)  $      .28    $     (.35)  $      .15
                              ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share -diluted.........     $     (.20)  $      .07   $     (.33)  $      .28    $     (.35)  $      .15
                              ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - basic....      2,993,206    2,993,206    3,109,273    3,109,273     4,010,650    4,010,650
                              ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - diluted..      2,993,206    2,993,206    3,109,273    3,109,273     4,010,650    4,010,650
                              ==========   ==========   ==========   ==========    ==========   ==========

                                                                                 For the Six Months Ended
                                        For the Year Ended June 30,                    December 31,
                             -------------------------------------------------    -----------------------
                                      1997                      1998                1997          1998
                             -----------------------   -----------------------    ----------   ----------
                             Historical    Proforma    Historical    Proforma
Revenue
   Manufacturing.........    $   29,838   $   32,532   $   28,643   $   28,643    $   19,405   $   25,632
   Gaming................            -         2,396           -            -             -         3,100
   Other.................            -            -            -            -             -           276
                             ----------   ----------   ----------   ----------    ----------   ----------
     Total revenue.......        29,838       34,928       28,643       28,643        19,405       29,008
                             ----------   ----------   ----------   ----------    ----------   ----------

Cost of goods sold
   Manufacturing.........        16,616       17,917       16,517       16,517        10,451       13,423
   Gaming................            -         1,143           -            -             -           326
   Other.................            -            -            -            -             -           277
                             ----------   ----------   ----------   ----------    ----------   ----------
     Total cost of goods         16,616       19,060       16,517       16,517        10,451       14,026
                             ----------   ----------   ----------   ----------    ----------   ----------
sold

Gross profit
   Manufacturing.........        13,222       14,615       12,126       12,126         8,954       12,209
   Gaming................            -         1,253           -            -             -         2,774
   Other.................            -            -            -            -             -            (1)
                             ----------   ----------   ----------   ----------    ----------   ----------
     Total gross profit..        13,222       15,868       12,126       12,126         8,954       14,982
                             ----------   ----------   ----------   ----------    ----------   ----------

Selling, general and
administrative expenses..         5,615       12,334        8,727        9,185         2,878        8,919
Research and development            469          601          642          642           305          391
costs
Stock based compensation.            -            -            -            -             -           760
Interest, net............           712          939          840          933           544          565
                             ----------   ----------   ----------   ----------    ----------   ----------
     Total operating              6,769       13,874       10,209       10,760         3,727       10,635
                             ----------   ----------   ----------   ----------    ----------   ----------
expenses.................

Net income (loss) before
  unusual item and income
  taxes                           6,426        1,994        1,917        1,366         5,227        4,347

Unusual item - litigation            -          (527)      (3,043)      (3,043)       (2,969)          -

Net (loss) income before
  income tax benefit
  (expense)..............         6,426        1,467       (1,126)      (1,677)        2,258        4,347
Income tax benefit
  (expense)..............        (1,738)        (542)         197          620          (887)      (1,609)
                             ----------   ----------   ----------   ----------    ----------   ----------

Net income (loss)........    $    4,688   $      925   $     (929)  $   (1,057)   $    1,371   $    2,738
                             ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share - basic..........    $     1.08   $      .21   $     (.21)  $     (.23)   $      .30   $      .59
                             ==========   ==========   ==========   ==========    ==========   ==========

Earnings (loss) per common
  share -diluted.........    $      .65   $      .16   $     (.21)  $     (.23)   $      .15   $      .27
                             ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - basic....     4,343,397    4,343,397    4,516,528    4,516,528     4,505,380    4,642,753
                             ==========   ==========   ==========   ==========    ==========   ==========

Weighted average number of
  common shares
  outstanding - diluted..     7,664,903    7,664,903    4,516,528    4,516,528     9,839,303   10,169,266
                             ==========   ==========   ==========   ==========    ==========   ==========

         The following table sets forth a summary of Leisure Time's balance sheet as of December 31, 1998.

The as adjusted column reflects:

         o Leisure Time's receipt of the estimated net proceeds from the sale of 1,100,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated underwriting expenses.


                                                                            DECEMBER 31, 1998
                                                                        ------------------------
                                                        JUNE 30, 1998     ACTUAL     AS ADJUSTED
                                                        -------------   --------     -----------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ...........................     $    888      $  3,543      $ 14,791
Working capital (deficit) ...........................       (3,891)       (2,158)        9,090
Total assets ........................................       22,413        29,405        40,653
Long-term liabilities ...............................        9,186        11,155        11,155
Total stockholders' equity ..........................        3,706         7,257        18,505
Total liabilities and stockholders' equity ..........       22,413        29,405        40,635

         The foregoing table does not give effect to:

         o 13,996 shares of common stock issued after December 31, 1998, upon the conversion of approximately $32,000 of debt;

         o 60,090 shares of common stock issued for approximately $169,000 after December 31, 1998, upon the exercise of warrants;

         o 3,000 shares of common stock and warrants issued after December 31, 1998, for $30,000;

         o 100,000 shares of common stock and an option issued after December 31, 1998, in connection with the acquisition of RP Capital;

         o 80,000 shares of common stock and warrants issued after December 31, 1998, in connection with the acquisition of Florida Casino Cruises;

         o 5,536,751 shares of common stock issuable on exercise of outstanding options and warrants and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants; and

         o 110,000 shares of common stock issuable on exercise of the representative's warrants.

                                                                                       SIX MONTHS
                                                   YEAR ENDED JUNE 30,              ENDED DECEMBER 31,
                                           ---------------------------------      --------------------
                                                                (IN THOUSANDS)
                                            1996          1997        1998         1997          1998
                                           -------      -------      -------      -------      -------
CONSOLIDATED STATEMENT OF CASH FLOWS
AND OTHER DATA:
Cash flow (used in) provided by
operating activities ....................  $  (629)     $ 7,379      $   683      $ 4,588      $ 5,844
Cash flow used by investing activities...     (292)      (6,862)      (1,188)      (2,602)      (4,029)
Cash flow provided by financing
activities ..............................      904          570          304          791          840
EBITDA (loss) ...........................   (1,329)       8,523        1,578        3,576        6,078

         "EBITDA" reflects net income or loss plus depreciation, amortization and net interest expense, income taxes and unusual items, if any. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow because it excludes the impact of movements in working capital items, non-cash charges and financing costs. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for other measures of performance.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the financial statements and notes thereto and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Leisure Time's actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under "risk factors" and elsewhere in this prospectus.

OVERVIEW

         Leisure Time's manufacturing operations and offshore gaming cruises are the two segments of Leisure Time's business that generated revenue during the six months ended December 31, 1998. The following chart provides revenue, cost of goods sold and gross profit information for these two segments and for corporate operations as a percentage of total revenue, cost of goods sold and gross profit for Leisure Time for the six months ended December 31, 1998.

                                                                            OFFSHORE               CORPORATE
ITEM                                             MANUFACTURING            GAMING CRUISES           AND OTHER
----                                             -------------            --------------           ----------
Revenue...............................                88%                      11%                     1%

Cost of goods sold....................                96                        3                      1

Gross profit..........................                81                       19                      -


MANUFACTURING

         Description. Leisure Time's largest business segment is the manufacture and sale of video gaming and pulltab machines. The Pot O Gold product line comprises Leisure Time's principal product line. Since September 1996, Leisure Time has sold the Pot O Gold product line of video gaming machines in 10 states in the United States and in Norway and Brazil. In 1998, Leisure Time completed its first video pulltab machine called the Pulltab Gold. A major component of the Pulltab Gold machine is the replaceable cartridge that contains encrypted electronic pulltabs. Each cartridge has a finite number of pulltabs and, when they are depleted, the cartridge must be returned to Leisure Time to be refilled. Additionally, Leisure Time is currently developing a video bingo machine that Leisure Time expects to introduce in the first quarter of 2000.

         Historically, Leisure Time has sold software to supplement revenue from its video machine manufacturing operations. Leisure Time plans to expand its software sales through sales of new games, chip upgrades and new operating boards. One time software sales relate to changes in the operating software that are necessary to comply with technological or regulatory changes, such as the year 2000 issue and South Carolina regulations. Leisure Time has completed the software revisions necessary for its video gaming machines to be year 2000 compliant and is selling the software to the current owners of the Pot O Gold product line of machines. South Carolina has required that all owners of video gaming machines comply with new requirements that each video gaming machine be electronically connected through a data communication device with a state centralized processing center by May 31, 1999. Leisure Time has developed a data communication device that will enable South Carolina operators of Leisure Time video gaming machines to comply with these provisions. To date, all expenses related to the development of software and software upgrades have been expensed as incurred.

         Analysis and Trends. For the six months ended December 31, 1998, Leisure Time's manufacturing segment accounted for 88% of Leisure Time's total revenue and 81% of gross profit. Approximately 91% of revenue and 85% of gross profit generated by the manufacturing segment resulted from sales of the Pot O Gold product line. The remaining 9% of revenue and 15% of gross profit generated by the manufacturing segment related to the sale of software. Leisure Time anticipates that its profit margin on the sale of video gaming machines in South Carolina will improve as a result of eliminating use of third party distributors in South Carolina in the fourth calendar quarter of 1998.

         Leisure Time plans to continue to expand its market for the Pot O Gold product line of video gaming machines through the development of new video gaming machines and game software, additional marketing and obtaining licenses in states in which it is not currently licensed. One such state is California. The Governor of California has publicly announced that he intends to negotiate gaming compacts with California-based Native American tribes by June 1999. If compacts are concluded, Leisure Time anticipates selling its Pot O Gold product line of video gaming machines in California in the third quarter of calendar 1999. Leisure Time believes that sales to the various Native American tribes in California could have a material positive effect on its revenue.

         Leisure Time anticipates increasing sales of its Pulltab Gold machines as more operators and regulators discover the benefits that video pulltab technology provides to charitable organizations that sponsor pulltab and bingo games. As the number of Pulltab Gold machines sold increases, so will the number of cartridges that will need to be refilled and replaced by Leisure Time. Leisure Time realizes a higher profit margin on cartridge sales than on machine sales. The frequency of cartridges that need to be refilled depends upon how quickly they are used. Leisure Time's experience to date is that the cartridge in each Pulltab Gold machine is replaced as often as every two weeks.

         Leisure Time anticipates generating revenue from the sales of its video bingo machines in the first quarter of 2000.

         Leisure Time acquired an equipment financing company in April 1999 to provide financing to persons who purchase Leisure Time's video gaming, pulltab and bingo machines. Financing in South Carolina had previously been provided by Leisure Time's distributors.

         As a result of regulations recently adopted in South Carolina, video gaming machine operators are required to purchase software that will enable their machines to gather data and communicate with a statewide central computer system. Operators that fail to comply with these regulations may have their games confiscated. Of the approximately 17,000 Pot O Gold product line of video gaming machines in South Carolina, Leisure Time believes that approximately 15,000 will require upgrading to include the data communication device developed by Leisure Time. Any such sales will have a materially positive effect on Leisure Time's total revenue over the next several months.

         Factors that could adversely impact Leisure Time's manufacturing revenue and associated income include:

         o decreasing demand for video machines in South Carolina and elsewhere;

         o failure of new jurisdictions to permit gaming or video games operated by charitable organizations;

         o increasing competition that could affect the number of video machines sold and decrease Leisure Time's gross margin; and

         o regulatory changes or the belief that regulatory changes could be implemented that limit gaming in jurisdictions where Leisure Time sells its machines.

OFFSHORE GAMING CRUISES

         Description. Leisure Time's other revenue generating segment for the six months ended December 31, 1998, was offshore gaming cruises. Leisure Time currently has two offshore gaming vessels. The first vessel, the Vegas Express, was chartered under a long term arrangement in March 1998 from an independent third party. Through June 1998, Leisure Time completed significant renovations to the vessel and in July 1998 the vessel commenced offshore gaming cruises from Gloucester, Massachusetts. Florida Casino Cruises owns the Vegas Express and was purchased by Leisure Time in May 1999. Leisure Time's second vessel is the Leisure Lady, which was purchased in January 1997 and since that time has undergone repairs and renovations. Leisure Time anticipates that the Leisure Lady will commence offshore gaming cruises from Hyannis, Massachusetts in late May or early June 1999. Leisure Time also owns the Biloxi Belle, a dockside gaming vessel located on the Mississippi River that is currently undergoing renovations.

         Analysis and Trends. For the six months ended December 31, 1998, Leisure Time's offshore gaming cruise segment accounted for 11% of Leisure Time's total revenue and 19% of gross profit. All of the revenue and gross profit were derived from the operations of the Vegas Express.

         Leisure Time anticipates that the passenger count on the Vegas Express will increase over the upcoming summer season because of a longer operating season and as a result of the public exposure that the Vegas Express has received since commencing operations in July 1998. It is planned that the Leisure Lady will commence offshore gaming cruises in late May or early June 1999. Leisure Time believes that at least five offshore gaming vessels are necessary to adequately service the New England area and to allow Leisure Time to achieve certain anticipated operating efficiencies. Leisure Time currently is investigating the possible acquisition of additional vessels for this and other areas. It is planned that the Biloxi Belle will commence dockside gaming during the third quarter of the fiscal year ending June 30, 2000.

         Factors that could adversely impact Leisure Time's results from operating offshore gaming cruises include:

         o a failure to recoup startup and continuing costs of operating one or more offshore gaming vessels;

         o        increased competition;

         o        adverse weather; and

         o        uninsured losses.

FISCAL 1999--ADDITION OF GAMING ROUTE OPERATIONS

         Description. Leisure Time's third segment of business is gaming route operations. Gaming route operations involve the installation, operation and servicing of video gaming machines under various types of revenue participation agreements. Leisure Time first realized revenue from this segment in February 1999, when Leisure Time acquired a small number of gaming route locations in South Carolina.

         Analysis and Trends. Through March 1999, Leisure Time has received nominal revenue from its gaming route operations. Leisure Time anticipates that significant revenue can be generated from gaming route operations if Leisure Time acquires or establishes a significant base of gaming route locations. Leisure Time anticipates building this base through the acquisition or establishment of gaming route operations beginning in South Carolina. Additional states that Leisure Time has identified as potential markets for gaming route operations include Louisiana, Montana and New Mexico. Leisure Time is investigating several gaming route operations for acquisition and has proposed the acquisition of one company that has gaming route operations in South Carolina. However, Leisure Time has not finalized any agreements, understandings or arrangements with respect to any acquisitions of additional gaming routes.

         Factors that could adversely impact Leisure Time's results from gaming route operations include:

             o changes in competitive or other conditions that cause location owners to seek an increased share of revenue under revenue sharing arrangements;

             o inability to acquire new routes or expand existing routes such that Leisure Time can realize operating efficiencies associated with larger route operations; and

             o a failure to realize sufficient revenue such that the cost of route acquisitions exceeds Leisure Time's expected return on invested capital.

HOSPITALITY

         Description. Leisure Time's fourth segment consists of a hotel overlooking Lake Erie in the Cleveland metropolitan area. Leisure Time is currently renovating the hotel.

         Analysis and Trends. When renovations of the hotel are complete, it is expected to have approximately 210 rooms, a conference center, enclosed swimming pool and other amenities. Leisure Time anticipates that the hotel will be open in early 2000. Leisure Time plans that a portion of the space in the hotel will be used by charitable organizations as a pulltab and bingo hall to operate Leisure Time's Pulltab Gold and bingo machines that Leisure Time plans to sell to the charitable organizations. It is intended by Leisure Time that this pulltab and bingo hall would serve as a showcase for Leisure Time to market its Pulltab Gold machines in Ohio.

         Factors related to the hotel that could adversely impact Leisure Time's operating results and financial condition include:

         o        a failure to recoup the significant investment in the hotel;

         o        a failure to obtain an experienced manager of the hotel; and

         o        losses incurred in operating the hotel.

REVENUE RECOGNITION

         Leisure Time's accounting policy is to recognize manufacturing revenue as the product is shipped.

         Offshore gaming cruise revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Gaming revenue also includes ticket sales and food and beverage revenue generated from each offshore gaming cruise. Gaming revenue does not include the retail amount of tickets and food and beverages provided gratuitously to customers.

         Revenue from gaming route operations is recognized at the time the play activity takes place and is based upon the terms of the individual revenue participation agreement.

         No revenue has been generated from the hotel and no revenue was generated from gaming route operations or from equipment financing until their acquisition by Leisure Time after December 31, 1998.

RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated the percentages of total revenue of those items included in Leisure Time's consolidated statements of operations.

                                                                           FOR THE SIX MONTHS
                                                   YEAR ENDED JUNE 30,      ENDED DECEMBER 31,
                                                  -------------------      -------------------
                                                    1997        1998        1997        1998
                                                    ----        ----        ----        ----
Total revenue .................................     100%        100%        100%        100%

Cost of goods sold ............................      56          58          54          48
                                                    ---         ---         ---         ---

Gross profit ..................................      44          42          46          52

Selling, general and administrative expenses...      19          30          15          31

Research and development costs ................       2           2           2           1

Interest expense, net .........................       2           3           3           2
                                                    ---         ---         ---         ---

Total operating expenses ......................      23          36          19          37
                                                    ---         ---         ---         ---

Income before unusual item and income
taxes .........................................      22           7          27          15

Unusual item--litigation ......................      --          11          15          --

Income tax benefit (expense) ..................       6          -1           5           6
                                                    ---         ---         ---         ---

Net income (loss) .............................      16%         -3%          7%          9%
                                                    ===         ===         ===         ===

         No information has been included for the fiscal year ended June 30, 1996 because Leisure Time had no sales for that fiscal year. The information for the fiscal year ended June 30, 1997 is for the period from September 13, 1996, the date Leisure Time acquired Leisure Time Technology, to June 30, 1997.

         The following chart provides information as to material changes in Leisure Time's historical statements of operations for the six months ended December 31, 1998 as compared to the six months ended December 31, 1997:

STATEMENTS OF                   INCREASE      PERCENTAGE
OPERATIONS ITEM                 (DECREASE)      CHANGE           REASON FOR CHANGE
---------------                ------------   ----------         -----------------
Manufacturing revenue          $6.2 Million      32%             Increased sales in South Carolina due to
                                                                 favorable resolution of uncertainties regarding
                                                                 the continued legality of gaming

Offshore gaming cruise         $3.1 Million      N/A             Commenced offshore gaming cruises in July 1998
revenue

STATEMENTS OF                   INCREASE      PERCENTAGE
OPERATIONS ITEM                 (DECREASE)      CHANGE           REASON FOR CHANGE
---------------                ------------   ----------         -----------------
Cost of manufacturing revenue  $3.0 Million      28%             Increased sales in South Carolina

Cost of offshore gaming        $0.3 Million      N/A             Direct costs incurred in connection with
cruise  revenue                                                  commencement of offshore gaming cruises in July
                                                                 1998

Selling, general and           $6.0 Million     209%             $4.5 million related to costs associated with
administrative expenses                                          the Vegas Express, including startup, payroll
                                                                 and establishing a reservation system; $1.0
                                                                 million related to increased manufacturing
                                                                 overhead, particularly rent; $0.5 million
                                                                 related to renovation of the Leisure Lady

Research and development       $0.1 Million      28%             Increased research and development related to
costs                                                            video pulltab machines and to video gaming
                                                                 machines for use in foreign countries

Stock based compensation       $0.7 Million     100%             No comparable amount in prior period

Interest expense, net          $0.02 Million      4%             Increased borrowings principally related to
                                                                 refinancing of Leisure Lady and acquisition of
                                                                 Biloxi Belle

Total operating expenses       $6.9 Million     185%

Unusual item--litigation      ($3.0 Million)   (100%)            Judgment recorded in fiscal 1998 with no
                                                                 comparable amount in fiscal 1999

Income taxes                   $0.7 Million      81%             Increase in income in fiscal six months
                                                                 correlates to increase in taxes payable

Net income                     $1.4 Million     100%

         The following chart provides information as to material changes in Leisure Time's historical statements of operations for the fiscal year ended June 30, 1998, as compared to the fiscal year ended June 30, 1997:

STATEMENTS OF                    INCREASE     PERCENTAGE
OPERATIONS ITEM                 (DECREASE)      CHANGE          REASON FOR CHANGE
---------------                 ---------     ----------        -----------------
Manufacturing revenue          ($1.2 Million)    (4%)            Decreased sales in South Carolina due to
                                                                 uncertainties regarding the continued legality
                                                                 of gaming

Cost of manufacturing revenue  ($0.1 Million)    (0.6%)          Decreased sales in South Carolina

Gross profit                   ($1.1 Million)    (8%)            Higher labor and material costs and higher
                                                                 facility costs as a result of a move of
                                                                 facilities

Selling, general and            $3.1 Million     55%             Increased activities, including an increase of
administrative expenses                                          $.7 million in salaries; $.5 million due to
                                                                 increased costs associated with the amortization
                                                                 for a full year of the covenant not to compete
                                                                 related to the purchase of Leisure Time
                                                                 Technology in September 1996; new corporate
                                                                 facilities which resulted in depreciation and
                                                                 amortization costs of $.5 million; costs of $.5
                                                                 million associated with the startup operations
                                                                 of the Vegas Express; a $.2 million increase in
                                                                 rent; and $.7 million due to increased marketing
                                                                 and investigation of other product lines


Research and development        $0.2 Million     37%             Increased research and development related to
costs                                                            video pulltab machines and to video gaming
                                                                 machines for use in foreign countries

Interest expense, net           $0.1 Million     18%             Increased borrowings primarily related to
                                                                 refinancing of Leisure Lady

Total operating expenses        $3.4 Million     51%

Unusual item--litigation        $3.0 Million     N/A             Judgment recorded in fiscal 1998

Income taxes                   ($1.9 Million)  (111%)            Effective tax rate of tax benefit in fiscal 1998
                                                                 is less than effective tax rate in fiscal 1997
                                                                 due to nondeductible goodwill amortization

Net income                     ($5.6 Million)  (120%)

         As discussed elsewhere in this prospectus, Leisure Time acquired Leisure Time Technology in September 1996. Prior to the acquisition, Leisure Time was in the development stage. A comparison of activity from fiscal 1997, which activity consisted of nine and one half months of manufacturing operations, to the activities of Leisure Time in fiscal 1996, the operations of which were developmental in nature, would not be meaningful and has not been included in this prospectus. The only significant costs incurred in fiscal 1996 represented selling, general and administrative expenses, which totaled $1.4 million. Of these expenses, $.7 million were associated with salaries of personnel investigating the possibility of establishing offshore gaming cruises and $.2 million were professional fees related to obtaining appropriate licenses and to attempted acquisitions of various gaming operations.

         The discussion below of pro forma combined results of operations for the three fiscal years ended June 30, 1998 gives effect to the acquisitions of Leisure Time Technology effective July 1, 1993 and Florida Casino Cruises effective July 1, 1996. The following chart provides information as to material changes in Leisure Time's pro forma combined statements of operations for the fiscal year ended June 30, 1998 as compared to the fiscal year ended June 30, 1997:

STATEMENTS OF                    INCREASE     PERCENTAGE
OPERATIONS ITEM                 (DECREASE)      CHANGE          REASON FOR CHANGE
---------------                 ----------    ----------        -----------------
Manufacturing revenue          ($3.9 Million)   (12%)            Decreased sales in South Carolina due to the
                                                                 uncertainties regarding the continued legality
                                                                 of gaming

Cost of manufacturing revenue  ($1.4 Million)    (8%)            Decreased sales in South Carolina and higher
                                                                 facility costs

Offshore gaming cruise         ($2.3 Million)  (100%)            Revenue decreased because the gaming vessel was
revenue                                                          in dry dock for renovation and repairs and was
                                                                 not in operation after July 1997

Cost of offshore gaming        ($1.1 Million)  (100%)            Discontinuation of offshore gaming cruises for
cruise revenue                                                   vessel renovation

Selling, general and           ($3.1 Million)   (26%)            $1.3 million related to deferred compensation in
administrative expenses                                          1997 not present in 1998; decreased costs of $.7
                                                                 million associated with the gaming cruise
                                                                 operations; decreased rent of $.6 million

Research and development        $0.04 Million     7%             Increased research and development related to
costs                                                            video pulltab machines and to video gaming
                                                                 machines for use in foreign countries

Interest expense, net           $0.006 Million  0.6%

Total operating expenses       ($3.1 Million)   (22%)

Unusual item--litigation        $2.5 Million    477%             Balance of judgment recorded in 1998

Income taxes                   ($1.2 Million)  (214%)            Reflects a pro forma 37% effective rate

Net income                     ($2.0 Million)  (214%)

         The following chart provides information as to material changes in Leisure Time's pro forma combined statements of operations for the fiscal year ended June 30, 1997 as compared to the fiscal year ended June 30, 1996:

STATEMENTS OF                    INCREASE       PERCENTAGE
OPERATIONS ITEM                 (DECREASE)        CHANGE         REASON FOR CHANGE
---------------                 ----------      ----------       -----------------
Manufacturing revenue          $4.2 Million        15%           Increased sales in South Carolina and to Native
                                                                 American tribes

Cost of manufacturing revenue  $2.2 Million        14%           Increased sales in South Carolina and to Native
                                                                 American tribes

Offshore gaming cruise
revenue                        $2.4 Million       100%           Increased revenue due to the pro forma
                                                                 acquisition of the Vegas Express

Cost of offshore gaming
cruise revenue                 $1.1 Million       100%           Costs increased due to the pro forma acquisition
                                                                 of the Vegas Express

Selling, general and           $2.1 Million        20%           Increase due to the pro forma acquisition of the
administrative expenses                                          Vegas Express

Research and development      ($0.2 Million)      (25%)          Reduced research and development effort due to
costs                                                            pending purchase of Leisure Time Technology

Interest expense, net          $0.3 Million        47%           Increased interest charges on debt incurred in
                                                                 connection with pro forma acquisitions

Total operating expenses       $2.2 Million        19%

Unusual item--litigation       $0.5 Million       100%            Accrual of estimate of loss related to litigation

Income taxes                   $0.2 Million        57%            Reflects a pro forma 37% effective tax rate

Net income                     $0.3 Million        57%

LIQUIDITY AND CAPITAL RESOURCES

         Since the acquisition of Leisure Time Technology in September 1996, Leisure Time has funded its operations primarily through revenue generated by the sale of video gaming machines. Leisure Time has acquired its assets, such as the Vegas Express and the Leisure Lady offshore gaming vessels and its hotel property, through long term debt and cash available from operations.

As of December 31, 1998, Leisure Time had a working capital deficit of approximately $2.2 million. This deficit is primarily due to an approximate $3.5 million judgment including interest that was rendered against Leisure Time in September 1998.

         The following information relates to Leisure Time's sources and uses of cash during the six months ended December 31, 1998.

         Leisure Time generated $5.8 million of cash from operations that resulted primarily from:

         o        net income of $3.2 million;

         o        $.9 million in depreciation; and

         o        a $1.5 million increase in accounts payable.

         Leisure Time utilized $4 million in cash in investing activities related primarily to the purchase of:

         o        the Biloxi Belle for $1.5 million;

         o        the hotel for approximately $1.0 million; and

         o        approximately $.6 million of equipment.

         Leisure Time received cash from financing activities that consisted of:

         o receipt of proceeds of approximately $5.3 million of long term debt.

         Leisure Time used this cash as follows:

         o approximately $2.8 million to refinance the debt on the Leisure Lady;

         o approximately $1.5 million to finance the purchase of the Biloxi Belle; and

         o approximately $1.0 million to finance the purchase of the hotel.

         Leisure Time paid approximately $4.4 million of the following debt:

         o        approximately $3.0 million to refinance the Vegas Express; and

         o        approximately $1.4 million to pay other debt at maturity.

         Leisure Time's current financial plan requires capital to be used during the next 12 months as follows:

         o approximately $1.0 million for manufacturing facilities for video gaming, pulltab and bingo machines;

         o approximately $2.0 million to acquire additional offshore gaming vessels;

         o approximately $4.0 million to acquire or establish additional gaming route operations;

         o        approximately $9.5 million to renovate the hotel; and

         o approximately $1.0 million as capital for the equipment financing business.

         Leisure Time believes that the proceeds from the offering together with cash flow and additional debt financing it may obtain will be sufficient for it to satisfy the above capital needs.

         Leisure Time expects to secure bank or other institutional financing to complete the planned hotel renovations. If Leisure Time is unsuccessful in obtaining this financing at all or at competitive rates, Leisure Time may elect to extend its renovation schedule or to sell the hotel.

         Subsequent to December 31, 1998, Leisure Time entered into an agreement with an unaffiliated financing company to guarantee loans made to third parties to purchase Leisure Time's video gaming machines. At April 30, 1999, such guarantees totaled $1.3 million. If Leisure Time is required to perform under such guarantees with respect to a material principal amount, its liquidity could be adversely affected.

INFLATION

         Although Leisure Time cannot accurately anticipate the effect of inflation on its operations, Leisure Time does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its financial condition or operating results.

YEAR 2000 COMPLIANCE

         Leisure Time is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when 1999 changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         All of Leisure Time's material internal computer systems are year 2000 compliant. Leisure Time is in the process of verifying whether or not its primary vendors are year 2000 compliant. Leisure Time has not yet completed its full assessment of the potential effect a failure of one or more of its primary vendors to be year 2000 compliant will have on Leisure Time's operations and management has not yet established a contingency plan in the event of any such failure. The year 2000 problem could also affect the computer systems of Leisure Time's customers, which in turn could adversely impact Leisure Time's revenue if such customers are unable to purchase Leisure Time's products due to their own year 2000 issues.

         South Carolina will soon require video gaming machines in South Carolina to communicate with South Carolina's central processing center. Leisure Time plans to sell a year 2000 compliant data communication device that will enable video gaming machines in South Carolina to communicate with the central processing center. If the balance of the communication system is not year 2000 compliant, Leisure Time's sales of video gaming machines and route operations in South Carolina may be interrupted. Any interruption would materially adversely affect Leisure Time's financial condition and operating results.

INTRODUCTION OF THE EURO

         On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies will remain legal tender in these countries until January 1, 2002. On that date the Euro is scheduled to replace the sovereign legal currencies of the member countries.

         Leisure Time plans to sell its video gaming machines in countries that have adopted the Euro. Leisure Time will evaluate the impact the implementation of the Euro will have on its business operations, but does not expect the Euro to have a material effect on its competitive position. Leisure Time can provide no assurance, however, that the implementation of the Euro will not have a material adverse effect on its financial condition and operating results. In addition, Leisure Time cannot accurately predict the impact the Euro will have on currency exchange rates or its currency exchange risk. Leisure Time has historically priced its foreign sales in dollars and, as a result, Leisure Time has had no material need to hedge any foreign currency exposure. If competitive conditions require Leisure Time to sell its products for the Euro or other currencies, it may engage in currency hedging to manage this exposure in the future if appropriate for it to do so.

FORWARD-LOOKING STATEMENTS

         Certain of the information discussed in this prospectus contains forward-looking statements that involve risks and uncertainties that might adversely affect Leisure Time's operating results in the future in a material way. Leisure Time's expectations or beliefs concerning future events include statements containing expressions such as "anticipates," "believes," "expects," "intends," or "plans." Leisure Time cautions that such statements included in this prospectus are subject to risks and other important factors, including, without limitation, the following: a decline in demand for Leisure Time's products or reduction in the growth rate of new and existing markets; the effect of changes in economic conditions; a decline in market acceptability; political and economic instability in developing international markets; prohibition of gaming in jurisdictions that now permit gaming or failure of additional jurisdictions to authorize gaming; a decline in the demand for replacement machines; a decline in player appeal for Leisure Time's gaming machines or an increase in the popularity of existing or new games of competitors; loss or retirement of key Leisure Time executives; approval of pending patent applications of parties unrelated to Leisure Time that restrict the ability of Leisure Time to compete effectively with products that are the subject of such pending patents or infringement upon existing patents; the effect of regulatory and governmental actions; unfavorable determination of suitability by gaming regulatory authorities with respect to Leisure Time's officers, directors or key employees; the limitation, conditioning or suspension of any material Leisure Time license; fluctuations in foreign exchange rates and tariffs and establishment of trade barriers; adverse changes in the creditworthiness of parties for whom Leisure Time has guaranteed debt; and adverse judgments in legal actions pending against Leisure Time.

ACCOUNTING STANDARDS NOT YET ADOPTED BY LEISURE TIME

         In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

         During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes new standards by which derivative financial instruments must be recognized in an entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement 133 is required to be adopted by Leisure Time in 2000.

         Leisure Time has not determined what additional disclosures, if any, may be required by the provisions of Statements 132, and 133 but does not expect adoption of these statements to have a material effect on its results of operations.

         During April 1998, Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is required to be adopted by Leisure Time in 1999. Upon adoption, Leisure Time does not anticipate SOP 98-5 will have a material impact on its financial statement presentation, financial position or results of operations.

                                    BUSINESS

         Leisure Time:

         o manufactures and distributes video gaming and video pulltab machines, related software and replacement cartridges for video pulltab machines;

         o owns and operates one and owns and plans to operate another offshore gaming vessel;

         o        owns and operates video gaming machines; and

         o owns and is renovating a hotel which Leisure Time plans will feature video pulltab and bingo machines owned and operated by charities.

INDUSTRY BACKGROUND

         U.S. GAMING MACHINE MARKET. Bear Stearns & Co. Inc. has estimated in its 1998 Global Gaming Almanac that there were approximately 417,000 gaming machines installed in the United States at the end of 1998. The estimates in the Almanac are based on industry data gathered by Bear Stearns. The industry data has recently been updated and will continue to be updated by Bear Stearns. However, Leisure Time does not intend to update the estimated Bear Stearns' information or provide other similar estimated information. In 1997, traditional slot machines accounted for approximately 64% of the total U.S. gaming machine market. Video gaming machines, like those manufactured and sold by Leisure Time, accounted for approximately 32% of the total U.S. gaming machine market. The following table represents Bear Stearns' estimate of the gaming machines installed in the U.S.:

=============================================================================================================================
                                         1996       1997       1998E       1999E      2000E      2001E      2002E       CAGR*
-----------------------------------------------------------------------------------------------------------------------------
INSTALLED BASE (BEGINNING OF PERIOD)    321,386    367,340    401,516     416,705    445,565    453,740    462,965
New Machines                             45,955     34,176     14,545      27,860      9,175      9,225     23,875
Replacement Machines                     30,204     31,222     25,068      34,889     38,511     40,093     43,438
INSTALLED BASE (END OF PERIOD)          367,340    401,516    416,705     444,565    453,740    462,965    486,840      12.4%
-----------------------------------------------------------------------------------------------------------------------------

* Compound annual growth rate.
  Source:  Bear Stearns & Co. Inc. estimates

         The following table represents Bear Stearns' forecast of the demand for new gaming machines in the U.S.:

==================================================================================================================================
                                     1996        1997        1998       1999E       2000E       2001E       2002E        CAGR*
----------------------------------------------------------------------------------------------------------------------------------
TOTAL MACHINE DEMAND                76,159      65,398      39,613      62,749      47,686      49,318      67,313
New Machines                        45,955      34,176      14,545      27,860       9,175       9,225      23,875        5.0%
% of Total                           60.3%       52.3%       36.7%       44.4%       19.2%       18.7%       35.5%
Replacement Machines                30,204      31,222      25,068      34,889      38,511      40,093      43,438        7.4%
% of Total                           39.7%       47.7%       63.3%       55.6%       80.8%       81.3%       64.5%
----------------------------------------------------------------------------------------------------------------------------------

* Compound annual growth rate.
  Source:  Bear Stearns & Co. Inc. estimates

         Leisure Time believes that traditional slot machines are currently losing market share to video gaming machines. Leisure Time believes that the increased demand for video gaming machines results from:

         o        legalization of gaming in new jurisdictions;

         o        casino expansion; and

         o        replacement of older machines.

         Demand for gaming equipment is influenced by the legalization of gaming in the U.S. The increased legalization and popularity of gaming as a component of the "leisure time" industry has presented growth opportunities for Leisure Time. In the last decade, the introduction of riverboat gaming in the Midwest U.S., the expansion of Native American casino gaming, the growth in state markets and government-sponsored gaming have expanded markets for video gaming machines. While Leisure Time anticipates future growth in the gaming industry, the rate of growth in the U.S. market has diminished since the substantial growth experienced in the early 1990's. The further expansion of gaming will continue to be the subject of public debate with legalization typically requiring a public referendum or other legislative action.

         Leisure Time believes that video gaming machines have a useful life cycle of approximately seven to ten years. Replacement cycle times are driven by market preferences and technical advancements and may shorten the typical life cycle. Leisure Time believes that replacement occurs as a result of technological advancements, new designs, graphic improvements and improved audio quality, the development of new games, general wear and tear from use and the evolving preferences of players. The replacement market has also expanded due to increased competition in the industry to provide customers more entertaining and sophisticated games than traditional slot machines.

         REPLACEMENT MARKET. Leisure Time's initial sales and marketing efforts were concentrated in South Carolina. As a result, most of its video gaming machine revenue is derived from South Carolina. According to the South Carolina Video Game Machine quarterly report for the 3rd and 4th quarters of 1997, there were approximately 30,000 video gaming machines in operation in the state. According to the same report, of these 30,000 video gaming machines, approximately 17,000 were video gaming machines manufactured by Leisure Time. This represents a better than 50% market share in video gaming machines for Leisure Time in South Carolina.

         Leisure Time believes that there is a market opportunity as operators in South Carolina and elsewhere consider replacing their existing video gaming machines. Leisure Time believes that operators will evaluate available video gaming and other machines and will, in certain cases, consider new types of machines with the objective of maximizing revenue. Bear Stearns & Co. Inc. estimates the demand for the replacement market in the U.S. was approximately 30,000 machines in 1996, and will grow to approximately 43,000 machines in 2002. Conversely, Bear Stearns estimates that the demand for new machines (from new properties and expansions) was approximately 46,000 machines in the U.S. in 1996, declining to approximately 24,000 machines in 2002. This suggests that the replacement market will represent a greater proportion of total gaming machine sales in the future. Demand for replacement products is dependent, in part, upon the willingness of owners or operators to incur the costs associated with replacing existing gaming machines with new machines.

         The existence of Leisure Time's video gaming machines that operators may decide to replace in South Carolina and elsewhere, coupled with the Bear Stearns' estimate that there are 417,000 installed gaming machines in the U.S., creates an opportunity for the sale by Leisure Time of new video gaming machines to replace currently installed machines.

STRATEGY

         Leisure Time's objectives are to be a leading provider of video gaming, pulltab and bingo products and related software and to expand its gaming operations to increase recurring revenue. Key strategies to achieve Leisure Time's objectives include:

         Increase Installed Base of Pot O Gold, Pulltab Gold and Bingo Product Lines

         Leisure Time intends to continue increasing its installed base of video gaming and pulltab products by:

         o continuing to market its Pot O Gold product line to newly established casinos and route operators both in existing markets and in jurisdictions in which gaming is legalized, including to Native American tribes;

         o expanding the sale of the Pot O Gold product line through marketing initiatives directed at the replacement market;

         o placing Pot O Gold, Pulltab Gold and bingo products in locations owned or operated on a revenue sharing basis by Leisure Time;

         o seeking to expand its market for Pulltab Gold and bingo products by promoting its video pulltab and video bingo machines for use by charitable organizations;

         o providing casino and route customers with equipment financing to facilitate increased sales; and

         o offering a wide variety of interactive touchscreen video games featuring new designs, graphic improvements, improved audio quality, sophisticated data communication capabilities, customized formats and features designed to increase player appeal.

         Leverage Growth in Installed Products to Increase Recurring Revenue From Software Sales

         To date, most of Leisure Time's revenue has been derived from the sale of video gaming machines. As its installed product base has grown, Leisure Time has experienced an increase in customers for, and sales of:

         o        newly developed game software;

         o        software enhancements for existing games; and

         o        cartridge replacements for video pulltab machines.

         Because software and cartridge sales have a lower associated cost of goods sold than Leisure Time's other products, Leisure Time believes growth in software and cartridge sales will have a favorable impact on Leisure Time's gross profit. In addition, growth in the installed base of machines offers Leisure Time the opportunity to spread software research and development costs over a wider base, thereby reducing development costs per machine or game sold. Leisure Time believes it can leverage its growing installed base of video gaming machines to expand software and cartridge sales to existing and new customers.

         Continue to Identify and Develop New Touchscreen Video Games and Game Enhancements

         Leisure Time intends to continue to pursue the development and introduction of new and enhanced video games designed to increase player appeal. The objectives of Leisure Time's continuing research and development activities are to:

         o develop new video games and game enhancements using common platforms, thereby enhancing manufacturing efficiencies and accelerating development times;

         o identify new games or enhancements with substantial player appeal;

         o enhance player entertainment using improved sound and graphics;

         o incorporate attractive bonus features and local game preference options;

         o increase operator appeal through reliability improvements and use of sophisticated security and data communication devices; and

         o        promote early identification of trends in patron preferences.

         Leisure Time believes that achievement of these objectives may result in increased revenue, creation of economies of scale and improved earning power for Leisure Time's video gaming, video pulltab and video bingo machines.

         Increase Revenue Through Addition of Gaming Vessels and Passengers

         Leisure Time expects to commence the operation of and to acquire additional offshore gaming vessels in the near future are expected to be based in ports near that of its currently operating offshore gaming vessel. By achieving density within adjacent markets sharing similar demographic profiles, Leisure Time will seek to:

         o        increase its rate of market penetration;

         o spread the costs of centralized services such as reservations, advertising and promotion and management and training over a larger base of vessels;

         o obtain volume pricing discounts for fuel, food and beverage and port services;

         o concentrate its marketing and promotional activities to develop loyalty among patrons and thereby increase revenue; and

         o expand the installed base of Leisure Time video gaming machines to broaden market awareness of its products.

         As Leisure Time expands its offshore gaming vessel operations, Leisure Time anticipates increasing its market presence, realizing certain economies of scale and utilizing its cumulative experience to achieve operating efficiencies. Subject to licensing, Leisure Time expects to initiate dockside gaming operations in Mississippi and may increase additional dockside installations as it gains operating experience in this market.

         Expand Gaming Machine Route Operations

         Leisure Time acquired its first gaming machine route in South Carolina in February 1999. Leisure Time expects to expand its gaming route operations through:

         o        acquisition of additional routes in South Carolina;

         o acquisition or establishment of routes in Louisiana, Montana, New Mexico and selected other states; and

         o addition of route locations in establishments not currently served by existing route operations.

         Leisure Time believes that creation of additional gaming route operations will offer benefits such as:

         o        recurring revenue;

         o increases in market share for the Pot O Gold product line, thereby facilitating additional software sales; and

         o opportunities for Leisure Time to increase video gaming product sales to the replacement market.

         Promote Acceptance and Use of Video Pulltab and Bingo Products

         Leisure Time intends to complete the renovation of its hotel overlooking Lake Erie in early 2000. Leisure Time anticipates having discussions with a small number of charitable organizations in the near future concerning the establishment and opening of a video pulltab and bingo hall in the hotel. It is planned that this hall will feature Leisure Time video pulltab and video bingo machines that will be sold to the charities by Leisure Time. Leisure Time's video pulltab machines offer, and Leisure Time's video bingo machines will offer, a number of benefits over traditional paper pulltabs and bingo games, including:

         o enhanced tracking and accountability through data collection devices incorporated in each machine;

         o extended hours of operation, thus increasing opportunities for revenue generation; and

         o improved earnings potential through enhancing the speed of play.

         Leisure Time will seek to use its hotel facility to demonstrate these benefits for charitable organizations active in these forms of fundraising, thereby:

         o        increasing its market presence;

         o        increasing revenue from machine sales; and

         o increasing recurring revenue from software and cartridge sales.

         Selectively Explore Domestic Acquisition and International Expansion Opportunities

         Leisure Time expects to pursue acquisitions of domestic companies engaged in:

         o development and sale of software designed for the gaming market;

         o        operation or ownership of offshore gaming vessels;

         o        gaming route operations; and

         o purchase, ownership or licensing of rights to proprietary games or enhancements.

         Leisure Time will selectively evaluate potential international expansion opportunities as they become available. Although Leisure Time has proposed the acquisition of a company that has gaming route operations, Leisure Time currently has no formal agreement for any acquisition. Leisure Time's acquisition strategy will continue to focus on enhancing video machine sales, promoting recurring revenue through increased software sales and gaming operations and offering leading technologies in the video gaming industry.

POT O GOLD PRODUCT LINE

         Leisure Time's principal video gaming machine is the Pot O Gold product line. This product line offers three video gaming machines, the Pot O Gold, Shamrock Poker and Keno Gold, which share a common platform. The common platform contains all of the components of a single video gaming machine with software and cosmetic variations. Leisure Time's common platform strategy allows:

         o        a streamlined manufacturing process with lower inventories;

         o the versatility to develop new games through software updates and cosmetic changes; and

         o a synergy between all of the games in the product line where the improvement of one game is useable to improve other games.

         Leisure Time's principal video gaming machine, the Pot O Gold, features a multi-game video package, including poker, blackjack, keno, slots and bingo, that can be chosen by the operator from a library of approximately 50 games. The Pot O Gold is designed to enable the player to have a desirable level of interactivity without excessively slowing play. Leisure Time believes that the Pot O Gold provides a balance of player interactivity and game sequence that results in desired entertainment quality and continuing player interest to maximize revenue for the operator. The Shamrock Poker and Keno Gold video gaming machines that are a part of the Pot O Gold product line are similar to the Pot O Gold with different games and cosmetics.

         The current technology in the Pot O Gold product line is designed to offer the operator game play configurations that Leisure Time believes are unmatched by other current video gaming machines. The Pot O Gold product line has the ability to display up to 12 games represented by icons on the video monitor. The player may choose any one game for individual play from this menu. Each game program may be set by the operator for up to six different percentages of the total amount bet that will be paid to the player. This enables the operator to select the desired percentage payout of each game for the targeted market.

         A standard feature of the Pot O Gold product line, usually an option offered at extra cost by other manufacturers, is a built-in LED display located above the video monitor which offers a "progressive jackpot." The "progressive jackpot" is a prize that a player may win by striking a combination of symbols or cards. The "progressive jackpot" is set at a base amount that varies according to the value of the coin or token denomination for which the machine is set. The base amount and the progressive rate of each game is easily configured by the operator.

         Leisure Time believes that the Pot O Gold product line is attractive to operators because of its:

         o large library of approximately 50 games from which the operator may choose;

         o ability to utilize different percentage payouts set by the operator;

         o        ability to display 12 games from which the player may choose;

         o        multi-colored LED display and progressive jackpot feature; and

         o        ability to provide an interactive experience for the player.

         Leisure Time believes that it has developed a successful formula that creates a higher level of entertainment and video game appeal that generates player loyalty and revenue for operators. Leisure Time carefully evolves its product designs to take advantage of the latest technology and materials with a modern look and play that still retains the critical elements of the Pot O Gold product line identity.

         Leisure Time has implemented a product quality construction and design improvements program and in the third quarter of 1999 plans to introduce its current Pot O Gold product line with:

         o        new graphic art on the machine glass;

         o        matching game theme overhead signs; and

         o new game software graphic presentations of the most popular games which will feature additional variations of game pay-table configurations to meet new market requirements.

Also, in the third or fourth quarter of 1999, Leisure Time plans to introduce its current Pot O Gold product line in upgraded and redesigned cabinets. The new cabinets will include newly designed upright cabinets in the traditional "round top," "square top" and "no top" versions and will feature two versions of the front door to suit route and casino markets. The new designs will be engineered to house the latest industry standard bill acceptors and other hardware to facilitate the interface and integration with casino and route operations.

         The Pot O Gold product line library of games has been developed to meet various market and jurisdictional requirements in the United States and internationally. Leisure Time is designing and developing new game software for its video gaming machines. The new games will be sold separately to owners of Leisure Time's video gaming machines.

         Leisure Time believes that the experience it has gained from its current markets will assist it in marketing the Pot O Gold product line in other jurisdictions.

         NEW POT O GOLD PLATFORM. Leisure Time is currently developing a new Pot O Gold platform. Leisure Time anticipates that the new Pot O Gold platform will be available in the first quarter of 2000. Leisure Time's Pot O Gold platform has historically been based upon various combinations of poker, blackjack, keno, slots and bingo style video games that are custom tailored for each gaming jurisdiction according to regulatory requirements and player preferences. The new video gaming machine will incorporate this and other desirable features of the current Pot O Gold platform. The new platform will also feature updated memory and software functions for the latest integrated banknote currencies, validation acceptors and industry standard required interfaces to all major on line data systems providers.

         Leisure Time's video gaming machine platform has provided Leisure Time with a powerful yet cost effective mechanism for serving the needs of many sectors of the gaming industry at one time. Leisure Time has realized a lower cost of manufacturing by selecting a single platform instead of the more traditional multi-platform. Leisure Time believes that this enables Leisure Time to achieve better profit margins and provides customers with product diversity. This same approach will be used in Leisure Time's new video game machine.



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

         Leisure Time plans to incorporate personal computer technology in its next generation video gaming machine platform because personal computer technology:

         o expedites the game development process by utilizing commercially available hardware and software development tools which are readily available from many different suppliers;

         o        is cheaper than custom technology;

         o        is familiar to operators and players alike; and

         o offers increased speed, video resolution and color depth and compact disk audio quality.

         Leisure Time believes that the newly redesigned video gaming machines will enable it to expand its market, including in traditional casinos and in jurisdictions where Leisure Time is or plans to be licensed. Most or all of the jurisdictions where Leisure Time has applied for licenses or plans to apply for licenses require that all gaming machines meet certain hardware and software configurations. These requirements are dictated by the computer system installed in the casino property that links all installed machines to collect data for security, financial and maintenance information.

PULLTAB GOLD PRODUCT LINE AND PLANNED VIDEO BINGO PRODUCT LINE

         PULLTAB GOLD PRODUCT LINE. Leisure Time has developed a product line of video machines that offer the popular game of pulltabs. The Pulltab Gold video machine is Leisure Time's first pulltab product. It was designed to address the growing concerns of pulltab operators and regulators. Frequently, paper pulltabs are used in environments that require integrity and accountability levels that cannot easily be achieved with paper pulltabs. Pulltabs are often sold by attendants or sales representatives that receive gratuities. Leisure Time believes that this invites corruption because the attendants or sales representatives coach patrons to purchase from a particular box or to avoid a box that has no large winners left. Some pulltab boxes purchased for resale can be manipulated to pay out less by removing some of the winners. The winners are often shipped from the factory bound separate from the losers. Ensuring that the proper funds are received for pulltabs sold is often another labor-intensive activity, increasing the overhead of the operation.

         Leisure Time's Pulltab Gold video gaming machine provides pulltab cartridges that cannot be manipulated and automates many of the tasks associated with paper pulltab operations. Leisure Time believes that the Pulltab Gold video gaming machine increases not only the integrity of the game, but also the profit potential for the operator. Leisure Time believes that regulators and operators alike are realizing that there are no solid arguments against the application of technology, such as that contained in the Pulltab Gold, to bring heightened security and play appeal to the game.



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

         The Pulltab Gold machine is comprised of one or more touchscreen-based video pulltab dispensers that are used by patrons to play the game of pulltabs. Each machine has a minimum of a bill acceptor for taking cash and a printer for either printing pulltabs or vouchers in high security situations. Instead of using printed pulltabs for determining gameplay outcomes, the Pulltab Gold system utilizes encrypted electronic pulltabs stored inside operator-replaceable cartridges. Each cartridge currently contains 40,000 pulltabs. Leisure Time believes that these cartridges add significantly to the simplicity and security of the Pulltab Gold machine. Cartridges are recyclable and are filled in random order at Leisure Time's manufacturing facility. No one knows the sequence of the various winners and losers. Encrypted data is used to discourage hackers from manipulating the cartridges. Leisure Time sells the replacement cartridges directly to Pulltab Gold operators.

         Each Pulltab Gold video machine can be configured to contain its own set of cartridges or a number of the Pulltab Gold machines can be linked into what is called a bank. Only one of the machines contains the cartridges and is considered the master machine. The other machines in the bank are called slaves and receive pulltabs from the master machine. This allows everyone playing the same game to play out of the same cartridge and to compete for the available prizes. Leisure Time believes that this is an important aspect of many pulltab operations, since it puts players in competition with each other, not with the pulltab operator.

         To help ensure a smooth operation, the cartridges in the master machine are organized as pairs. One cartridge is opened for use and when that cartridge is emptied the machine automatically opens the other in the pair. This allows the operator to replace the empty cartridge without disrupting play and without the players knowing that a new cartridge was opened.

         Since it is common for a pulltab operation to offer many different games, the Pulltab Gold machine can accommodate up to eight different games at one time, meaning that up to sixteen cartridges can be loaded into the master machine. For added flexibility, the choice of how many games and which games are available on each machine is separately configurable. Games installed in the master do not have to be enabled for play on the master. If desired, an eight-machine bank can be configured to have each machine playing only one game, with a different game on each machine. Conversely, all eight machines could have all eight games available. The bank size limit for cartridge-based machines is 32, but Leisure Time recommends that there be no more than 20 machines on a bank if the master machine is going to be available for play.

         There are approximately 30 graphics sets for the Pulltab Gold from which an operator may choose. Leisure Time can match any of these graphics sets to any of over 150 lot payables that have been created for various pulltab games. Leisure Time can also customize pulltab cartridges to a particular jurisdiction's regulatory requirements.

         VIDEO BINGO. Leisure Time is currently developing a video bingo machine. In 1997 Leisure Time believes that there were approximately 37,000 licensed bingo halls operating in 46 states and the District of Columbia. Most people learn to play bingo in church basements or at charity fund-raisers. Bingo is one of the oldest and most popular types of entertainment in the country and provides revenue for both suppliers and sponsors. Leisure Time believes that bingo is exciting because it involves risk, reward, and in many cases, big dollar prizes all housed in a unique social environment that people value. Current laws are changing to allow bigger prizes and faster games and technology is now capable of delivering those games.

         Traditional bingo is played on a paper bingo card. Players "mark" the card face with an ink dauber when the bingo number is called. Most skilled paper bingo players can manage up to 20 paper cards a time. As players are able to play more cards at one time, their odds of winning greatly improve.

         Leisure Time believes that video bingo combines the excitement of traditional paper bingo with the advanced multimedia and networking capabilities of the latest computers. With the aid of these computers, called player stations, video bingo players are capable of playing as many as 600 bingo cards simultaneously. Leisure Time believes that, because a significant majority of players who use video bingo player stations also purchase paper cards, the use of Leisure Time's video bingo player stations will generate additional revenue for bingo hall operators. Leisure Time is developing the following video bingo related products:

         o Frame Relay Network. In the second quarter of 1999, Leisure Time plans to implement a state-of-the-art telecommunications infrastructure that will be used as the backbone for Leisure Time's wide area networked, progressive jackpot video bingo games. With this network Leisure Time anticipates being able to monitor, service and upgrade its products from a single location. The frame relay network may also be used to deliver other services such as e-mail, Internet access, video-conferencing and voice communications.

         o Network Operations Center. In the third quarter of 1999, Leisure Time plans to have a network operations center that maintains Leisure Time's frame relay communications network. This network operations center will also monitor Leisure Time's wide area networked, progressive jackpot video bingo games.

         o Progressive Jackpot Bingo Game. In the third quarter of 1999, Leisure Time expects to have developed a nationwide, progressive jackpot bingo game. By linking player stations and progressive jackpot prize pools locally, regionally and nationally into a single bingo game, Leisure Time will be able to offer prizes surpassing those offered by single bingo halls and casinos. Leisure Time expects these progressive jackpots to enhance player attraction, generate increased revenues for the operator and promote long-term player participation.

         o Sit-Down Player Station. Leisure Time anticipates that its video bingo player station will be available in the third quarter of 1999. The standard sit-down player station will use 15" and 17" monitors that will be mounted on a table where players mark bingo cards. This will give players the ability to play traditional paper bingo concurrently with video bingo. Leisure Time also plans to develop a next-generation video bingo sit-down cabinet using three full-color, 18.1" touch-screen LCD panels that will be mounted side-by-side. With this design, Leisure Time will be able to offer 200% more viewable area than that of a conventional 19" sit-down cabinet. The casino operator will have control over the "attraction mode graphics". Instead of manually replacing static attraction graphics, the operator, using software, will be able to display full-motion advertisements on the LCD panels. Leisure Time believes that this design will offer durability, longevity, flexibility and esthetic appeal all in a footprint that is smaller than that of today's existing 19" sit-down cabinets.

         o Player Tracking/Cashless Gaming. In the fourth quarter of 1999, Leisure Time plans to have developed a player tracking system for its video bingo player stations. This system will store player account information, player tracking information and the player's personalized game preferences. A copy of the player's account information will be stored in a high-performance database that is updated in real time. Any time the player is logged into a player station, the database will automatically update the player's account information including credits, spendings, winnings and player points. This information will be available to the player from any player station. The database will be updated, through Leisure Time's high-speed frame relay network, to all participating casinos. This will allow the player to use the player's player card to play Leisure Time's video bingo games at any participating location. The casino operator will be able to use player tracking to monitor its player base and for marketing and promotions. This system will be the basis for implementing a cashless gaming environment.

         o Enhanced Player Services. In the fourth quarter of 1999, Leisure Time plans to offer enhanced services to the player. These services will enable the player to order food, drinks or merchandise directly from the player station, monitor the player's point information and make reservations for future gaming events. Other services may include Internet access, personalized e-mail accounts and e-commerce capabilities directly accessed from the player station. The player will be able to access the services offered and still continue to play without interruption.

         o Handheld Video Bingo Units. In the first quarter of 2000, Leisure Time plans to have developed a wireless, touch-screen handheld video bingo player station. This station will give the video bingo player the same advantage over the paper bingo player as the standard sit down station with the added benefits of portability and a smaller footprint. The station will be offered with either a monochrome LCD panel or a full color LCD panel. Leisure Time anticipates that various video bingo games will be able to be played from any location within a casino using the handheld unit.

         o Continuing Game Development. In the first quarter of 2000 Leisure Time plans to continue developing new interactive linked video bingo games with even larger progressive jackpots. These games will operate on Leisure Time's frame relay network and will be available for play 24 hours a day, 365 days a year. They will include such features as multi-game and multi-level buy-in, ever-increasing progressive jackpot prizes, player interaction and fast-paced game play. As facilitator of these linked games, Leisure Time has the opportunity to enter into revenue sharing arrangements with each facility operating these games. In addition to the revenue from the initial sale of games, Leisure Time will have the opportunity to generate revenue directly proportional to gameplay for the life of the game. Leisure Time also expects reduced development cost and time for these games due to the versatility of Leisure Time's universal gaming platform and Leisure Time's planned high-speed frame relay network backbone.

SOFTWARE SALES AND DEVELOPMENT

         Leisure Time believes that it will realize material revenue during the remainder of 1999 through the sale of a data communication device required to be installed into all video gaming machines in South Carolina and through the sale of year 2000 software upgrades for its installed video gaming machines.

         DATA COMMUNICATION DEVICE. The state of South Carolina has recently implemented regulations requiring all gaming devices to be connected with the state's central computer system. This regulation has required the development of a data communication device that will collect and forward accounting information to the system. Leisure Time has responded to this requirement with its latest product, the N-DAT 1000(TM). Leisure Time has worked closely with an independent testing laboratory for the gaming industry to ensure that development efforts closely follow regulatory requirements. The laboratory has begun to review and test the N-DAT 1000(TM) and Leisure Time expects approval by mid May 1999. Of the approximately 30,000 video gaming machines in South Carolina, approximately 17,000 are Pot-O-Gold product line machines. A data communication device is required for every five video gaming machines. Further, under the new regulation, each Pot O Gold will need new software that sets single payout percentages per machine. Leisure Time believes that due to its established customer base in the state, sales of the N-DAT 1000(TM) and new payout software will be a significant source of revenue.

         YEAR 2000 SOFTWARE. Leisure Time has developed and is selling software upgrades for its video gaming machines which enable the machines to operate past the year 2000. Leisure Time is making this year 2000 software upgrade available to the owners of its currently installed video gaming machines.

         SOFTWARE DEVELOPMENT. In addition to Leisure Time's sales of the data communication device and year 2000 software, Leisure Time anticipates receiving recurring revenue from the sale of software upgrades. Leisure Time believes that it has created games that are user friendly, entertaining and comfortable to play for extended periods of time and that instill in the player a desire to return to play again. Leisure Time plans to incorporate the aspects of its current software into its future generation of games.

         Leisure Time believes that the basis for competition in most gaming markets is driven by two primary elements: the costs of the gaming equipment and the potential profit to the location operator. Many of the games developed by Leisure Time are offered as software upgrades. These software upgrade packages allow the operator to change existing games and cabinet glass display artwork without changing the actual video gaming machine. For many operators, this process can extend the life of the video gaming machine. Leisure Time believes that as its base of installed video gaming machines increases, its market for software upgrades will also increase. Leisure Time's software upgrades have a greater gross margin than sales of its video gaming machines. Software engineering personnel are being added to help Leisure Time attain its goal of developing approximately six new games per year for existing video gaming machines. Leisure Time plans to continue developing new game software to support its current Pot O Gold product line platform for approximately 2 to 3 years. After that time, owners of the current platform will have to purchase a new board from Leisure Time to be able to use new game software developed by Leisure Time. Leisure Time plans to introduce the next generation of its Pot O Gold video gaming machine platform with new systems and games in the second quarter of 2000.

RESEARCH AND DEVELOPMENT EXPENSES

         During the fiscal years ended June 30, 1996, 1997 and 1998 and during the six months ended December 31, 1998, Leisure Time spent $0, $469,000, $642,000 and $391,000 on research and development, all of which was conducted and paid for by Leisure Time.

MANUFACTURING AND SERVICING

         Leisure Time's manufacturing facility is approximately 40,000 square feet. In a work week of four ten-hour days with 45 employees and a supervisory staff, Leisure Time is able to produce up to 400 video gaming machines. Leisure Time conducts both sub-assembly and final assembly operations. Leisure Time's manufacturing operation builds the components at the sub-assembly stage and, in turn, the sub-assemblies are placed in stations where they are incorporated into a final assembly or cabinet. As the cabinet moves along the production line from station to station, sub-assembled components, complete components or parts are built into the cabinet. The completed video gaming machine is then tested to ensure the software is functioning properly and all operating standards are met. After testing, the video gaming machine is packaged for shipment to the customer.

         As of March 31, 1999, Leisure Time had a backlog of orders of approximately $10,000,000 that Leisure Time believes is firm. Leisure Time anticipates that all of the backlog will be filled by June 30, 1999. Leisure Time believes that backlog may not be a meaningful indicator of revenue expected in future periods.

         As of December 31, 1998, Leisure Time had an inventory value of approximately $2.5 million that Leisure Time maintains to meet the delivery and repair requirements of its customers. Leisure Time's inventory increases in anticipation of orders and a significant amount of Leisure Time's current assets is invested in inventory and accounts receivable until payment is received from the sale of video machines.

         Leisure Time currently services the video gaming machines it sells. Leisure Time is considering expanding its service operations by becoming an authorized repair center for manufacturers of items such as bill acceptors and printers so that Leisure Time can service video gaming machines sold by others. Leisure Time has not yet been authorized as a repair center by any other manufacturer.

SALES AND MARKETING OF VIDEO MACHINES

         Leisure Time believes that the experience it has gained from the markets where its video gaming machines are currently located will assist its marketing personnel in developing new markets. In order to achieve these goals, Leisure Time believes in utilizing experienced gaming industry personnel for its sales and marketing efforts. These gaming personnel are able to interface, guide and advise the operator on methods that will contribute to profitability for the operator.

         Leisure Time has developed a customer base for its video gaming machines in South Carolina, on Native American reservations in several states, in Brazil and in Norway. Leisure Time plans to continue to expand its customer base in those areas and is evaluating the marketing of its video gaming machines in other states and countries.

         Leisure Time believes that in order to be successful in expanding the market for its video gaming machines into new states and jurisdictions, a good customer relationship needs to be established by a professional and experienced sales and service organization. Leisure Time is continuing to create such a sales and service organization to support market opportunities in the various geographical areas of the United States and in the international market. The sales organization utilizes a central reporting system linked to Leisure Time's headquarters that is complemented by sales policies, training, market analysis and operations meetings held on a regular basis.

         As of March 31, 1999, Leisure Time had nine employees engaged in sales and marketing. Leisure Time plans to add additional sales and marketing people in the near future.

         Leisure Time has appointed Sao Paulo Games Comercial LTDA as the exclusive distributor of the Pot O Gold product line in Brazil. Sao Paulo purchases the Pot O Gold machines at a fixed price for resale or for Sao Paulo's use. The agreement is in effect until December 31, 2000, if Sao Paulo purchases a minimum number of Pot O Gold machines each calendar quarter. If not, Leisure Time has the right to terminate the agreement. The agreement will be automatically renewed for two one-year terms unless either party determines not to renew the agreement.

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         In the Native American bingo/casino markets, laws are changing to allow for games with a higher level of player interaction that will generate more player interest. Leisure Time believes that these changes will provide an increase in video bingo revenue and a demand for more video bingo player stations. In some Native American bingo markets, operators are beginning to replace paper bingo games with video bingo games.

         Laws are changing in the charity bingo markets as well. These changes allow for wide area networked, progressive jackpot games and games with larger cash prizes. Leisure Time believes that these changes will facilitate an increase of the current player base and thus an increased demand for Leisure Time's video pulltabs and bingo gaming machines. Leisure Time markets and plans to market sit-down video pulltabs and bingo machines, wireless portable video bingo units and wide area networked, progressive jackpot units within the charity markets.

         Leisure Time's video bingo player stations will be marketed to Native American bingo/casino venues and charity bingo halls. Leisure Time can sell, lease or rent video bingo player stations to both markets. Leisure Time plans to enter into one to three year contracts under which it will receive a portion of the revenue generated by the player stations where permitted by applicable law or, to a lesser extent, a fixed rate per bingo session. Although capital intensive, Leisure Time believes that the "revenue share" agreement is typical within the bingo industry where permitted by applicable law and has been profitable for the vendor of the machines.

         Leisure Time has sold approximately 70 Pulltab Gold machines in Ohio. Leisure Time intends to increase its marketing efforts for Pulltab Gold machines in Ohio and in other jurisdictions where pulltab operations may be conducted.

         Leisure Time also plans to enter into distribution agreements and/or strategic alliances with qualified representatives where jurisdictional and/or particular market situations make it advantageous to do so. For example, Leisure Time is engaged in discussions with Paul-Son Gaming Supplies, Inc. relating to Leisure Time becoming the exclusive distributor of Paul-Son's gaming supplies in Europe. Leisure Time believes that Paul-Son is the largest manufacturer of gaming supplies in the United States. Also, Leisure Time is acting as a nonexclusive agent on a commission basis for the sale to a casino in Europe of casino signs, electronic progressive meters and animated technology manufactured by a European company.

         During the fiscal year ended June 30, 1998, Drews Distributing, Inc. and Collins Entertainment Corp. accounted for approximately 47% and 23% of Leisure Time's total sales. During the six months ended December 31, 1998, Drews Distributing, Inc., Collins Entertainment Corp. and Sao Paulo accounted for approximately 48%, 17% and 12% of Leisure Time's total sales. Leisure Time's distributor agreements with Drews Distributing, Inc. and Collins Entertainment Corp. terminated in November and December, 1998, respectively. Leisure Time is currently in litigation with both former distributors. See "--Litigation."

GAMING VESSELS

         OFFSHORE GAMING CRUISES. Leisure Time currently owns two offshore gaming vessels, the Vegas Express and the Leisure Lady, which are or will be in the "cruise-to-nowhere" business. Federal law allows gaming on a vessel once the vessel has left state waters. On the East Coast of the United States, state waters generally extend three miles from land. Each offshore gaming cruise vessel departs from its respective port and returns to the same port without any intervening stops, hence the name "cruise-to-nowhere."

         The "cruise-to-nowhere" industry began in the mid-1980s in Florida. Until 1992, only foreign flagged vessels could have gaming equipment on board. In 1992, United States flagged vessels were permitted to have gaming equipment on board. The new law provides that any state could "opt out" and make "cruises-to-nowhere" illegal in that particular state. To date, only California and Hawaii have done so.

         The Vegas Express operates out of Gloucester, Massachusetts, which is approximately 35 miles north of Boston, Massachusetts. The Vegas Express began operations in July 1998. It is anticipated that the Leisure Lady will begin operations out of Hyannis, Massachusetts in late May or early June 1999. In addition to offering full gaming casinos that include reel and video slot machines, blackjack, roulette, dice and poker, the cruises offer dining, dancing and entertainment. The cruises last from four to six hours.

         The Vegas Express is a United States flagged vessel. She is approximately 202 feet long and approximately 38 feet wide with a capacity for approximately 426 gaming passengers. In addition, she has approximately 277 positions in which to place gaming machines.

         The Leisure Lady is a United States flagged vessel. She is approximately 137 feet long and approximately 45 feet wide with a capacity for approximately 400 gaming passengers. She has approximately 257 positions in which to place gaming machines.

         The Vegas Express, weather permitting, conducts nine cruises each week during the winter months and two cruises each day during the summer months. The current price for a cruise on the Vegas Express is $39.00. The price for a cruise on the Leisure Lady will depend on the port, the market, the competition in the market, the day of the week, the time of day, the time of year and whether or not it is a holiday season. Leisure Time offers various discount passenger rates to groups, charterers of an entire vessel, and others and offers various special fares and complimentary fare programs for its rated casino patrons.

         The offshore gaming cruise business is subject to seasonal fluctuations as a result of adverse weather conditions. The revenue derived from offshore gaming cruises suffers as a direct result of inclement weather, decreasing both the number of cruises conducted and passenger counts. In addition, passenger counts are lower immediately before and immediately after inclement weather conditions.



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

         Other than local, occupational, liquor and food licensing and permitting, Leisure Time's offshore gaming cruise vessels are not subject to gaming regulation or licensing. Gaming cruise vessels are regulated by the United States Coast Guard and are periodically inspected for regulatory compliance. Both the Vegas Express and the Leisure Lady hold current certificates of inspection from the United States Coast Guard.

         MARKETING. Leisure Time focuses and will focus its marketing in areas primarily within a 100 mile radius of Gloucester and within a 100 mile radius of Hyannis. Leisure Time must attract passengers from both the local and tourist populations to offset to some degree the seasonal fluctuations that are known to occur in the Massachusetts tourist industry. Leisure Time focuses its efforts on local markets and on tourists visiting the local markets on vacation. Leisure Time markets its offshore gaming cruises through general advertising, direct mailings, travel agents and Leisure Time's own sales and reservation personnel.

         DOCKSIDE VESSEL. Leisure Time has acquired the Biloxi Belle, a dockside gaming vessel that is currently located on the Mississippi River. The Biloxi Belle is approximately 217 feet long and approximately 40 feet wide with a capacity for approximately 1,900 passengers. The Biloxi Belle has approximately 780 gaming positions. Leisure Time is currently renovating the Biloxi Belle and plans to have it in operation during the first quarter of 2000, provided Leisure Time becomes licensed in Mississippi. Leisure Time intends to locate the Biloxi Belle as a riverboat operation on the Mississippi River in Mississippi. The competition for the Biloxi Belle will include the many other riverboats and dockside gaming vessels and land-based casinos within a 200 mile radius from where the Biloxi Belle is finally located.

         RESERVATIONS SYSTEM. Leisure Time is developing a central reservations system that will link each port to a web site via the Internet. This system also will enable customers to make their own reservations "on line," monitor their "frequent traveler" information and purchase Leisure Time merchandise. Leisure Time believes this centralization will allow it to operate each vessel more efficiently, control passenger counts and enable guest services to utilize capacity in each vessel by offering more than one port, time and vessel to the customer. The system is also expected to allow Leisure Time to verify credit card information and inform passengers via e-mail of new promotions.

GAMING MACHINE ROUTE OPERATIONS

         In February 1999, Leisure Time acquired a gaming machine route operation in South Carolina. A gaming machine route operation involves the installation, operation and servicing of video gaming machines under revenue participation agreements with local retail establishments, such as taverns, restaurants, supermarkets, drug stores and convenience stores. Leisure Time's route operation currently has 12 locations containing approximately 47 video gaming machines in various parts of South Carolina. Leisure Time's agreements for its locations generally are in the form of revenue sharing agreements and give Leisure Time the exclusive right to install gaming machines at such locations. The agreements are generally terminable by either party on 30 days' written notice.



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         Leisure Time believes that gaming machine route operations will provide
Leisure Time with a long-term, stable revenue source. Accordingly, Leisure Time intends to acquire additional gaming machine route operations in South Carolina and to either establish or acquire gaming machine route operations in other states with the initial focus being on Louisiana, Montana and New Mexico. Although Leisure Time has proposed the acquisition of a company that currently operates gaming routes, Leisure Time has no formal agreements for the acquisition of any gaming machine route operations.

         MARKET. Leisure Time believes that the single biggest factor in determining the success of gaming machine routes is player demand. Based on reported revenue for the locations, Leisure Time's Pot 0 Gold video gaming machine product line has been the most popular video gaming machine route product line in South Carolina. Leisure Time believes that the Pot O Gold product line will continue to be the game of choice in South Carolina.

         Leisure Time attempts to attract and retain gaming machine route patrons through direct mailings which offer an attractive selection of video gaming machines. Prior to installing video gaming machines at a location, Leisure Time studies the market potential and customer base and determines the appropriate video gaming machine mix for the location. Most of the video gaming machines in Leisure Time's route operation have progressive jackpots.

         In marketing its services to location owners, Leisure Time emphasizes quality of service. Leisure Time operates and services its video gaming machines using its own employees, who routinely repair and maintain Leisure Time's video gaming machines in order to improve reliability and in-service time. Leisure Time believes that its video gaming machines and related equipment in its route locations are well maintained and in good working condition.

         In addition to physically servicing the gaming machines, employees of Leisure Time may also remove coins and bills from the machines, refill machines that have exhausted their supply of coins and provide payment of jackpots in excess of machine limits. The services provided by Leisure Time can vary based on the terms of its revenue sharing arrangements with location owners.

         POSSIBLE ACQUISITION. Leisure Time has proposed the acquisition of a company that has gaming route operations in South Carolina. The owner of the company has orally indicated to Leisure Time that he agrees with the proposal. If the acquisition is consummated as proposed, the owner would receive the following from Leisure Time:

         o at the closing, $2 million plus certain machine license renewal fees paid by the company;

         o        at the closing, 363,640 shares of Leisure Time's common stock;



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         o        an agreement by Leisure Time to repurchase the 363,640 shares if the owner is not able to sell them for at least $13.00 per share one year after the date of closing;

         o        an additional $2 million 90 days after the closing;

         o up to $75,000 in income taxes associated with the company's income prior to the closing; and

         o a three year consulting agreement that will pay the owner $7,500 per month plus a commission of 10% of the first $500,000 and 5% of any amount over $500,000 paid by the company for a gaming route.

         The company has approximately 65 locations containing approximately 333 video gaming machines.

         There are no assurances Leisure Time and the owner will enter into an agreement or that the acquisition will occur.

RELATED BUSINESSES

         HOTEL. In June 1998, Leisure Time acquired a hotel property in the Cleveland, Ohio area that Leisure Time plans to open in the first quarter of 2000. The hotel has been closed for approximately seven years and was formerly operated as a Howard Johnson Plaza hotel. Leisure Time is currently renovating the hotel and, when completed, it is planned that the hotel will have approximately 210 rooms, all with a view of Lake Erie, a full-service conference center, an enclosed swimming pool, a fitness center and a restaurant. Leisure Time has been granted approval from the Franchise Committee of Radisson Hotels International, Inc. to receive a license to operate the hotel under the Radisson Hotels franchise system. The approval is subject to the execution of Radisson's standard license agreement, no adverse change in Leisure Time's financial condition and the completion of the renovation of the hotel in accordance with plans to be approved by Radisson. Leisure Time is currently investigating an affiliation with a national restaurant chain that, if obtained, would result in the hotel restaurant being operated by an independent third party.

         Leisure Time has approximately 70 Pulltab Gold machines that it has sold in Ohio. Leisure Time plans that a portion of the space in the hotel will be used by charitable organizations to operate a video pulltab and bingo hall using Leisure Time's Pulltab Gold and video bingo machines. It is intended by Leisure Time that the hall would serve as a showcase for Leisure Time to market its Pulltab Gold and video bingo products.

         Leisure Time anticipates that approximately $9.5 million will be spent by Leisure Time in renovating the hotel. Leisure Time plans to finance most of the amount needed for this



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renovation with construction financing. The total cost per room to Leisure Time in renovating the hotel is approximately $50,000 per room, including real property acquisition costs.

         FINANCE COMPANY. Leisure Time began its financing operations in April 1999, when it acquired RP Capital. RP Capital was established in 1989 as a service oriented lessor of diversified types of equipment. RP Capital provides equipment financing to qualified applicants in the small to middle markets in Minnesota and in the surrounding five states. The primary objective of RP Capital is to provide financing services to purchasers of Leisure Time's video gaming, pulltab and bingo machines as well as to purchasers of other equipment.

         Leisure Time believes that having financing available for a vendor's products enhances the ability of a vendor to market the products. Leisure Time believes that the financing program will enhance its marketing efforts for its machines and provide a potential new profit center.

         RP Capital's marketing efforts historically have been directed at establishing vendor relationships and calling on equipment users primarily in the printing, construction and machine tool industries. As of April 23, 1999, RP Capital had three people engaged in marketing RP Capital's financing arrangements.

         RP Capital has acquired a lease accounting operating system to assure year 2000 compliance and manage the volume of information associated with originating and servicing of financing arrangements. RP Capital expects to upgrade and enhance its administrative and technical capabilities in order to provide professional service to its customers and accurate reporting for Leisure Time. RP Capital's marketing strategy is to increase its volume of lease originations by (i) maintaining a strong, experienced sales force, (ii) establishing a network of independent lease brokers, (iii) structuring relationships with small and medium-sized local accounting firms, and (iv) supplying lease programs to rural community banks that do not have internal leasing capabilities. Many of these community banks provide funding for RP Capital's current lease portfolio.

         RP Capital competes for equipment financing with brokers, major bank leasing companies and three other small lease companies in the Minneapolis-St. Paul area that are similar in size to RP Capital. Each of these companies is successful in that market.

         RP Capital had unaudited net income of approximately $74,000 and $19,000 on revenue of approximately $633,000 and $100,000 for the year ended December 31, 1998, and for the two months ended February 28, 1999, respectively.

COMPETITION

         VIDEO MACHINES. The video gaming machine market is highly competitive and is dominated by a small number of manufacturers. Leisure Time believes that the principal competitive factors in this market are the appeal of the machine to players, knowledge of customer requirements and player preferences, service, support and training, distribution, name and product recognition and price. The principal competitors in the video gaming machine



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market are IGT and WMS Industries, Inc. IGT may be viewed as a dominant competitor. Leisure Time estimates that IGT had a market share in video game machines of 70% and that WMS Industries had a market share of 15% in 1998. Additional competitors or potential competitors include Acres Gaming, Inc., Atronic Casino Technology, Inc., Anchor Games, Aristocrat Leisure Limited, Bally Gaming, a subsidiary of Alliance Gaming Corporation, Casino Data Systems, Innovative Gaming Corporation of America, Sigma Games, Inc. and Video Lottery Consultants, Inc. Companies in historically unrelated industries, such as Sega, have technological resources that could give them a competitive advantage in developing multimedia-based video gaming machines. There can be no assurance that other companies in the video gaming or multimedia market will not successfully enter the market for video gaming machines, nor can there be any assurance that the manufacturers of traditional slot machines will not develop products that are superior to, or that achieve greater market acceptance than, Leisure Time's video gaming machines.

         Leisure Time currently has two to three significant competitors in the pulltab video machine industry.

         Leisure Time currently has two significant competitors in the wide area networked, progressive jackpot bingo industry and three significant competitors in the video bingo industry.

         In general, Leisure Time's existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources than Leisure Time, as well as more established customer bases and distribution channels, which may afford them competitive advantages. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect Leisure Time's business, operating results and financial condition.

         GAMING ROUTE OPERATIONS. Leisure Time currently has very few locations from which it shares in the revenue from video gaming machines. All of these locations are within South Carolina. Competition from other locations having video gaming machines in South Carolina has increased and will likely increase in the future. Additional competition will reduce income from the locations from which Leisure Time currently, and in the future, may derive revenue. Leisure Time plans to acquire or establish additional gaming route operations. Leisure Time may be unable to acquire or establish additional gaming route operations on acceptable terms.

         OFFSHORE GAMING CRUISES. Competition for Leisure Time's offshore gaming cruises arises from all forms of entertainment available in the general area in which the cruises operate. At the present time, there are no other offshore gaming cruise operators in the Boston, Massachusetts area and there are no local land-based casinos. An influx of operators into Massachusetts will place a premium on new port locations that will make expansion more expensive and cause greater competition for customers. Once the Leisure Lady commences operations, Leisure Time will be subject to the same competitive factors within the area of operations. Any material increase in competition could have an adverse impact upon Leisure Time's operating results and financial condition.



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         Leisure Time intends to acquire additional vessels that Leisure Time can renovate and use as offshore gaming vessels. At this time, however, Leisure Time has no agreements for the acquisition of any such additional vessels.

REGULATION

         GENERAL GAMING REGULATION. The manufacture and distribution of gaming machines and the conduct of gaming operations is subject to extensive federal, state, local and foreign regulation by various gaming regulatory bodies. Although the laws and regulations of the various jurisdictions in which Leisure Time operates vary in their technical requirements and change from time to time, they are consistent in requiring extensive background investigations regarding the criminal, financial and personal integrity of the major stockholders, officers, employees, debt holders and principals of Leisure Time.

         In most jurisdictions, any beneficial owner of a certain percentage of Leisure Time's common stock and the officers, directors, holders of debt obligations, employees and persons with a material relationship to Leisure Time are subject to filing of applications with gaming authorities and to being investigated and found suitable. Any stockholder who is found unsuitable during the investigative process may be required to immediately dispose of his or her stock. Any officer, employee or principal of Leisure Time found unsuitable during the investigative process may be required to resign from Leisure Time. If a debt holder is found to be unsuitable, Leisure Time may be forced to retire or redeem the debt.

         Leisure Time and its key personnel have obtained all governmental licenses and approvals necessary for the manufacture, distribution and operation, where permitted, of its gaming machines in the jurisdictions in which it currently does business. Generally, these approvals must be renewed annually and are not transferable. However, there can be no assurance that such licenses and approvals will be given, retained or renewed in the future or that Leisure Time will obtain the licenses necessary to operate in new markets.

         FEDERAL REGULATION. The Federal Gambling Devices Act of 1962 makes it unlawful for a person to ship gaming machines, parts and software across state lines into states where gaming is not legal. The Gambling Devices Act also requires persons in the gaming business to register with the Attorney General of the United States. Leisure Time Technology and Leisure Time Cruise have complied with such registration requirements and are required to renew their registrations annually. In addition, various record keeping and equipment identification requirements are imposed by the Gambling Devices Act. Violation of the Gambling Devices Act may result in seizure and forfeiture of the equipment, as well as other penalties.

         NATIVE AMERICAN GAMING. Gaming on Native American reservations, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, the Indian Gaming Regulatory Act of 1988, which is administered by the National Indian Gaming Commission and the Secretary of the United States Department of the Interior, and also may be subject to the provisions of certain statutes relating to contracts with Native American



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tribes, which are administered by the Secretary. As a precondition to gaming using gaming machines, the Indian Gaming Regulatory Act requires that the tribe and the state have entered into a written agreement, referred to as a tribal-state compact, that specifically authorizes such gaming and that has been approved by the Secretary, with notice of such approval published in the Federal Register. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state or the tribe or both, some establish equipment standards that may limit or prohibit the placement of electronic gaming systems in Native American reservations and some impose background check requirements on the officers, directors and stockholders of gaming equipment suppliers. Under the Indian Gaming Regulatory Act, tribes are required to regulate all gaming under ordinances approved by the National Indian Gaming Commission. Such ordinances may impose standards and technical requirements on gaming hardware and software and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors and stockholders.

         BINGO. Bingo is legal in 46 states and the District of Columbia (the exceptions are Arkansas, Hawaii, Tennessee and Utah). Nonprofit or charity organizations sponsor bingo games for fund raising purposes, while Native American tribes, casinos and government-sponsored entities operate bingo games for profit. Video bingo systems are permitted for use by charitable organizations in 26 states. Under the Indian Gaming Regulatory Act, video bingo may be played on Native American reservations in the 46 states where bingo is legal. Leisure Time believes video bingo is currently played on Native American reservations in 28 states.

         PULLTABS. Leisure Time currently sells the Pulltab Gold machine only in Ohio where video pulltab machines may be sold to and operated by charitable organizations. Leisure Time believes that the law relating to the legality of the sale and use of video pulltabs in many jurisdictions is unclear. Before Leisure Time sells its Pulltab Gold machines in additional jurisdictions, Leisure Time will review the applicable law to determine whether or not video pulltabs may be legally sold in the jurisdictions.

         APPLICATION OF FUTURE OR ADDITIONAL REGULATORY REQUIREMENTS. In the future, Leisure Time Technology intends to seek the necessary registrations, licenses, approvals and findings of suitability, referred to as licenses, for Leisure Time Technology, its products and its personnel in other states and foreign jurisdictions in which Leisure Time Technology identifies significant sales potential for its products. However, there can be no assurance that such licenses will be obtained and will not be revoked, suspended or conditioned or that Leisure Time Technology will be able to obtain the necessary approvals for its future products as they are developed in a timely manner, or at all. If a license is required by a regulatory authority and Leisure Time Technology fails to seek or does not receive the necessary license, Leisure Time Technology may be prohibited from selling its products in the respective jurisdiction or may be required to sell its products through other licensed entities at a reduced profit to Leisure Time Technology.

         In 1997, Congress created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The enabling legislation provides that the commission will be


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required to issue a report by June 18, 1999 containing its findings and conclusions, together with recommendations for legislation and administrative actions. Leisure Time understands that the commission has voted, in a five to four vote, to recommend a moratorium in the growth of legalized gambling and to encourage state and local governments to form their own gambling study commissions. Any such recommendations, if enacted into law, could adversely affect the gaming industry and have a material adverse effect on Leisure Time Technology and on Leisure Time's business, financial condition and operating results.

         SPECIFIC STATE LAWS AND REGULATIONS. Leisure Time Technology is licensed to sell video gaming machines in Kansas, Michigan, Minnesota, New Mexico (Native American reservations), New York, North Carolina and Wisconsin. Although not required to be licensed to sell video gaming machines in South Carolina, Leisure Time Technology's video gaming machines are in compliance with all regulations relating to video gaming machines that have been adopted in South Carolina. Leisure Time Technology has applied to become licensed to sell video gaming machines in Mississippi, Montana and Ontario, Canada. Leisure Time intends to apply to become licensed to sell video gaming machines in Arizona, New Mexico (for charities and fraternal organizations) and Nevada.

         Once licensed in Mississippi, Leisure Time may not make a public offering of its securities without the approval of the Mississippi Gaming Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Mississippi or to retire or extend obligations incurred for such purposes.

         SOUTH CAROLINA REGULATION OF VIDEO GAMING MACHINES. In 1993, South Carolina passed the Video Games Machine Act which provides a statutory and regulatory framework for the operation of video poker under certain limitations. These limitations include a limit of five machines in a single place or premises; the prohibition of advertising for the playing of these games; the prohibition of the offering or giving of anything free to encourage people to play the games; the prohibition of the playing of games on Sunday; and the prohibition of paying off for the playing of the machines to anyone under 21 years of age.

         All video gaming machines in South Carolina are required to connect to the Department of Revenue central computer monitoring system by May 31, 1999, or face the possibility of fines and confiscation of the video gaming machines. By May 31, 1999, operators must have minimum pay out of 80% and each video gaming machine must have only one payout percentage. Video gaming machines that are not able to be connected to a computer monitoring system may not be licensed.

         A license fee of $4,000 per video gaming machine must be paid every two years in South Carolina. The license is sold on a biannual basis.

         BRAZIL REGULATORY MATTERS. Only video gaming machines that have bingo or keno are legal in Brazil. Each video gaming machine must be tested and qualified prior to use in Brazil. The Pot O Gold Super Pick Keno game has been tested and qualified for use in Brazil.



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         NORWAY REGULATORY MATTERS. Leisure Time Technology is required to have its hardware and software approved by the Norwegian Department of Justice before Leisure Time Technology's video gaming machines can be sold in Norway. To date, the hardware and software for three of Leisure Time Technology's video gaming machines have been approved for sale in Norway.

         OHIO REGULATION OF VIDEO PULLTAB MACHINES. Leisure Time is not required to be licensed to sell the Pulltab Gold machines in Ohio. The Pulltab Gold machines in Ohio must be operated by a charity that is a 501(c)(3) organization as defined in the Internal Revenue Code of 1986. The Attorney General of Ohio takes the position that the charity must be a religious, educational, veteran's, fraternal, service, nonprofit medical, volunteer rescue service, volunteer fire fighter's, senior citizen's, youth athletic, amateur athletic, or youth athletic park organization. Further, the charity must receive all proceeds, except for prizes paid out, from the operation of the machines.

         ONTARIO REGULATORY MATTERS. The manufacture, sale and distribution of gaming devices for use or play in the Canadian Province of Ontario are subject to the administrative rules of the Ontario Gaming Commission. Such activities are subject to licensing and regulatory control of the Ontario Commission. The Ontario gaming regulations are very similar to state gaming regulations previously described.

         REGULATION OF OFFSHORE GAMING CRUISES. In 1992, the Federal Government enacted an amendment to the Ship Gambling Act. This amendment was designed to make the laws pertaining to gaming activities on United States flagged cruise vessels and foreign flagged vessels essentially the same. Prior to being amended, the Ship Gambling Act forbid gaming on United States flagged vessels but allowed foreign flagged vessels to carry gaming equipment into United States ports. The 1992 amendment gave United States flagged vessels the same right, preempting state laws. However, states may elect to "opt out" of the Ship Gambling Act and prevent "cruise-to-nowhere" operations.

         In March 1996, a bill was introduced into the Florida State House of Representatives to ban all "cruises-to-nowhere" originating from Florida. This bill was not reported out of committee. However, there can be no assurances that at some time in the future a bill "opting out" will not be introduced by Florida or another state's legislating body.

         A bill has been introduced into the current session of Congress entitled the "Cruises-to-Nowhere Act of 1999" which would change existing federal maritime law. This bill, if passed and signed into law, would make "cruises-to-nowhere" illegal unless an individual state enacts a law to permit such activity. This bill could have a material negative impact on Leisure Time's "cruises-to-nowhere" operations if Massachusetts or nearby states did not enact laws permitting these cruises.

         The Ship Gambling Act prohibits any citizen, resident of the United States or any other person within the jurisdiction of the United States from establishing, operating or owning an interest in a gambling ship on the high seas or otherwise within the jurisdiction of the United



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States. The Ship Gambling Act defines a gambling ship as "a vessel used principally for the operation of one or more gambling establishments." Any person who violates the Ship Gambling Act is subject to a fine of up to $10,000 or imprisonment of not more than two years and the vessels used in violation of the Ship Gambling Act could be forfeited to the United States government. There are no formal or informal regulations or legal or administrative opinions as to the application of the Ship Gambling Act to business operations such as those conducted by Leisure Time's gaming cruise vessels.

         If Leisure Time's offshore gaming cruises were found by a court to violate the Ship Gambling Act, the vessels owned and/or chartered by Leisure Time could be forfeited to the United States without compensation, or Leisure Time would be required to change its operations. A material change in Leisure Time operations, such as the removal of gaming equipment from vessels, could result in a material decrease in revenue.

PROPRIETARY RIGHTS

         Leisure Time's success depends in part on its proprietary technology. Leisure Time relies on a combination of:

         o        copyrights;

         o        trade secret and trademark law;

         o        nondisclosure agreements; and

         o        technical safeguards

to protect its software, documentation and other written materials.

         As a part of its confidentiality procedure, Leisure Time generally enters into nondisclosure agreements with its employees and consultants and limits access to its software, documentation and other written materials.

         Despite Leisure Time's efforts to protect its proprietary rights, unauthorized third parties may be able to copy its products or to reverse engineer or obtain and use information that Leisure Time regards as proprietary. Leisure Time cannot provide assurances that competitors will not independently develop technology that is substantially equivalent or superior to Leisure Time's technology. Policing unauthorized use of Leisure Time's products is difficult. Leisure Time is unable to determine the extent to which software piracy of its products exists. Software piracy may be a continuing and persistent problem.

         Leisure Time has no patents and has one patent application pending for a type of keno game that is not currently being offered by Leisure Time. In addition, Leisure Time plans to file an additional patent application in the near future. Leisure Time may not be issued any patents



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and any patents issued may not provide Leisure Time with coverage that will be useful to protect Leisure Time against infringement by others.

         Leisure Time has obtained trademark registration from the United States Patent and Trademark Office for the names of certain video gaming machine games. The registrations terminate at various times in 2008. Leisure Time has also applied to the United States Patent and Trademark Office to register the names Leisure Time Casinos & Resorts, Leisure Time Gaming, Leisure Time Technology and Leisure Time Cruise.

         Leisure Time believes that, due to the rapid pace of innovation within its industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technological leadership position within the industry than are the various legal protections.

HISTORY OF LEISURE TIME'S ACQUISITIONS

         ACQUISITION OF LEISURE TIME TECHNOLOGY. In September 1996, Leisure Time acquired Leisure Time Technology (which was then known as U.S. Games, Inc.) in a transaction in which a wholly-owned subsidiary of Leisure Time merged into Leisure Time Technology. The total consideration that was to be paid by Leisure Time was approximately $1.7 million in cash at closing, contingent payments which totaled $2.5 million and $4.1 million in notes payable. The agreements pertaining to the contingent payments had a provision which entitled Leisure Time to an early payment discount. Leisure Time exercised the provision and paid a total of $2.9 million during the year ended June 30, 1997, to extinguish any further obligations remaining under the contingent payment agreements.

         As a part of the transaction, Leisure Time also entered into $1.6 million of deferred compensation contracts with certain individuals. These contracts provided for the payment of defined amounts, generally for a period of up to six years, commencing on a monthly basis in November 1996. As of December 31, 1998, Leisure Time had paid a total of $1.1 million pursuant to the deferred compensation agreements.

         Also, in connection with the acquisition, Leisure Time entered into a noncompete agreement with the former stockholder of Leisure Time Technology. The agreement is payable through September 2006 in 10 annual installments of $730,000 which includes interest imputed at 6.64%. As of December 31, 1998, Leisure Time had paid a total of $1.5 million pursuant to the noncompete agreement.

         In order to generate a portion of the cash necessary for the acquisition, Leisure Time borrowed $1.6 million pursuant to two different series of 11% convertible promissory notes. The first series of notes aggregating $210,000 was convertible into units consisting of one share of common stock and a warrant to purchase one share of common stock at a conversion rate of $2.50 per share. Through March 31, 1999, these notes were converted into 76,978 shares of common stock and warrants to purchase 76,978 shares of common stock at $2.50 per share. The second series of notes aggregating $1.4 million was convertible into units, at a price of $1.25 per



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unit, consisting of one share of common stock and a warrant to purchase shares of Leisure Time's common stock at prices of $1.75 and 120% of the offering price of an initial public offering of common stock by Leisure Time. The second series of notes contained an anti-dilution provision that required the issuance of additional warrants upon certain circumstances after shares and shares issuable on exercise of outstanding options and warrants exceeded a total of 10,000,000 shares of common stock exclusive of the 120% warrants. After a default in payment on the original principal amount of the second series of notes, $1.2 million of the notes in default were called for acceleration and Leisure Time paid the remaining interest and principal due in January, 1999.

         ACQUISITION OF VESSELS. Leisure Time owns the Leisure Lady and the Biloxi Belle. The Leisure Lady was acquired by Leisure Time in February 1997 for a total consideration of approximately $2.6 million in cash and 150,000 shares of Leisure Time's common stock. The Biloxi Belle was acquired in December 1998 for approximately $1.5 million in cash.

         In May 1999, Leisure Time purchased the outstanding stock of the corporation that owns the Vegas Express. The total consideration was $2.1 million in cash, 80,000 shares of common stock and three year warrants to purchase 80,000 shares of common stock at $10.00 per share. Leisure Time and the previous owner also agreed that the previous owner would pay 50% of any of the disclosed liabilities of the corporation that exceed $1.45 million. Prior to the acquisition of the Vegas Express, Leisure Time had a bareboat charter agreement for the use of the Vegas Express. The agreement commenced on April 22, 1998 and was extended through April 21, 1999. Charter payments were $100,000 per month until January 1999, at which time they decreased to $50,000 per month. In addition to the charter payments, beginning in January 1999, Leisure Time paid the owner of the Vegas Express a set fee per passenger per month in excess of 12,000 passengers. In addition to the monthly charter payments payable under the bareboat charter agreement, Leisure Time advanced approximately $50,000 to the owner of the Vegas Express in December 1998. Leisure Time had a third mortgage of approximately $1.7 million on the Vegas Express which was released when Leisure Time acquired the corporation. Leisure Time also entered into a three month consulting agreement with the sole stockholder of the owner of the Vegas Express pursuant to which Leisure Time paid the sole stockholder $55,000 per month for the months of February and March 1999.

         ACQUISITION OF GAMING ROUTE OPERATION. In February 1999, Leisure Time acquired a gaming route consisting of 12 locations containing 47 video gaming machines in South Carolina from Phillip C. Caldwell, the Vice President and Chief Operating Officer of Leisure Time Gaming. Mr. Caldwell had acquired these locations and video gaming machines in October 1998, for $70,000. Leisure Time paid Mr. Caldwell $39,000 for the gaming route operation by forgiving debt owed by Mr. Caldwell to Leisure Time.

         Leisure Time has received unaudited revenue of approximately $35,000 and $7,000 from its gaming route operations for the months of February and March 1999.

         ACQUISITION OF HOTEL. Leisure Time acquired the hotel property for approximately $1,020,000, of which approximately $500,000 has been paid. The balance was paid by the



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

execution of a promissory note in the amount of $545,000 that bears interest at 10% per annum and is due in September 2003.

         ACQUISITION OF FINANCE COMPANY. In April 1999, Leisure Time acquired all of the outstanding stock of RP Capital from David M. Pote in exchange for 100,000 shares of Leisure Time's common stock and an option to purchase 100,000 shares of common stock at $6.00 per share. The option vests as to 20,000 shares on each of the first through fifth anniversaries of the grant date and expires ten years after each respective vesting date. The option terminates as to any unvested portion if Mr. Pote ceases to be either a director, officer or employee of Leisure Time or one if its subsidiaries. In addition, Leisure Time provided additional funding to RP Capital and RP Capital paid Mr. Pote approximately $153,000 due on a loan from Mr. Pote to RP Capital. RP Capital and Mr. Pote entered into a three-year employment agreement in April 1999 under which Mr. Pote serves as the Senior Vice President of RP Capital. Mr. Pote receives a base salary of $125,000 per year plus benefits. The employment agreement contains a non-competition clause prohibiting Mr. Pote from competing with Leisure Time during the term of the employment agreement and for a period of six months thereafter.

FACILITIES

         The following chart provides information pertaining to the facilities currently leased by Leisure Time:


                                                 APPROXIMATE
LOCATION           USE                          SQUARE FOOTAGE     MONTHLY RENTAL      LEASE EXPIRATION
--------           ---                          --------------     --------------      ----------------
Norcross, GA       Executive offices and            57,000            $20,663                1/2005
                   manufacturing facility

Norcross, GA       Offices                           7,200            $ 3,900                4/2000

Tulsa, OK          Offices and research and          2,500            $ 3,125                2/2002
                   development

Spartanburg, SC    Offices and warehouse             9,000            $ 3,600               12/1999

Gloucester, MA     Dock and parking                   N/A             $10,300               12/2000

Hyannis, MA        Restaurant and apartments         5,000            $16,667                4/2000
                   Marina                             N/A             plus passenger
                                                                      fees

Hyannis, MA        Office                            1,860            $ 2,248                4/2000

                                              APPROXIMATE
LOCATION           USE                       SQUARE FOOTAGE    MONTHLY RENTAL      LEASE EXPIRATION
--------           ---                       --------------    --------------      ----------------
Hyannis, MA        Employee housing              5,000        $  2,500               4/2000

Dania, FL          Dock, ticket booth and          N/A         $  6,500 plus          5/2000
                   boarding area                               rent based upon
                                                               number of
                                                               passengers

Edina, MN          Office                         1,533        $  2,107               5/2002

Avon, OH           Office                         1,250        $  1,500           Month to month
New Orleans, LA    Condominium/office             4,200        $  2,500              10/2002

         Leisure Time also owns a hotel property in Cleveland, Ohio, that is encumbered by a mortgage of approximately $545,000.

EMPLOYEES

         As of March 31, 1999, Leisure Time employed 234 persons, 181 of whom were employed on a full time basis. The approximate number of employees in each operation follows:

         o        48 in manufacturing;

         o        17 in engineering and research and development;

         o        115 in offshore gaming;

         o        7 in gaming routes;

         o        15 in renovating the hotel;

         o        1 in equipment financing; and

         o        9 in sales and marketing.

The balance are management employees and staff that are involved in executive management and administration of Leisure Time. There are no union or collective bargaining agreements between Leisure Time and its employees and employee relations are considered by Leisure Time to be excellent.

                                   LITIGATION

         On October 30, 1996, Drews Distributing, Inc. filed a complaint against Leisure Time Technology, Inc. in the United States District Court for the District of South Carolina (Case No.: 7 96 3307 13) in which Drews alleged, among other things, that Leisure Time Technology breached the Exclusive Distribution Agreement dated November 27, 1995, that was entered into between Leisure Time Technology (which was then known as U.S. Games, Inc.) and Drews. After a trial to the Court, the Court found that Leisure Time Technology breached the agreement by selling the Pot O Gold video game machines to others in South Carolina. The Court held that, as a direct and proximate result of such breach, Drews suffered actual damages in the amount of approximately $3.1 million. Leisure Time Technology appealed the decision to the United States Court of Appeals for the Fourth Circuit (Record No. 97-2391) which affirmed the judgment. Leisure Time Technology has filed a petition for rehearing by the Fourth Circuit.

         On October 19, 1998, James J. Oden, the former Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of Leisure Time Technology filed a complaint against Leisure Time and Leisure Time Technology in the United States District Court for the Northern District of Georgia (Civil Action File No. 1 98-CV-3033) alleging that Leisure Time and Leisure Time Technology had breached an alleged employment agreement with Mr. Oden because Leisure Time granted incentive stock options to Mr. Oden for 200,000 shares exercisable at $2.50 per share rather than nonqualified stock options for 200,000 shares exercisable at $1.00 per share. Further, Mr. Oden alleges that the stock options he should have received should have been exercisable without being conditioned upon a particular schedule and should not have expired upon the termination of his employment. Mr. Oden alleges that he has been damaged in an undetermined amount. Leisure Time and Leisure Time Technology have filed an answer denying Mr. Oden's claims and intend to vigorously defend the lawsuit.

         On June 10, 1998, Collins Entertainment Corp. filed a complaint against Leisure Time Technology in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, State of South Carolina. Collins alleges, among other things, that Leisure Time Technology breached the Sales Distribution Agreement dated May 13, 1992 that was entered into between Leisure Time Technology (which was then known as U.S. Games, Inc.) and Collins by not supplying Collins with Pot O Gold machines for resale in South Carolina. Collins further alleges that Leisure Time Technology used unfair and/or deceptive means of restraining trade in violation of the South Carolina Unfair Trade Practices Act by limiting the supply of Pot O Gold machines in South Carolina. Collins requests that it be granted damages in an amount to be determined at trial and that the damages be trebled. In interrogatory responses, Collins alleges that its actual damages are approximately $1.3 million. Collins also requested that it be granted a temporary restraining order and preliminary injunction against Leisure Time Technology.

         Leisure Time Technology had the Collins action removed to the United States District Court for the District of South Carolina, Anderson Division (Civil Action No.: 3-98-1887-17). In September 1998, the Court denied Collins' request for a temporary restraining order and preliminary injunction. Leisure Time Technology has filed an Answer and Counterclaim in which Leisure Time Technology denies various allegations, asserts various affirmative defenses and counterclaims that Collins sold new Pot O Gold games as used games thereby constituting an unfair and deceptive act in trade or commerce in South Carolina in violation of the South Carolina Unfair Trade Practices Act. Leisure Time further alleges that Collins' actions in selling Pot O Gold games in violation of the terms of the Agreement resulted in a judgment being entered against Leisure Time in favor of Drews in the amount of approximately $3.1 million and constituted tortious interference with contract. Leisure Time requests that it be granted damages to be determined at trial and that the damages be trebled.

         On March 24, 1999, the Court struck various of Leisure Time Technology's answers as being res judicata or collaterally estopped because of the 1996 Drews litigation and dismissed Leisure Time Technology's counterclaims mentioned above. Leisure Time Technology has filed a motion for reconsideration or in the alternative, for immediate appeal.

         On December 14, 1998, Leisure Time Technology filed a lawsuit against Drews in the Superior Court of Gwinnett County, State of Georgia (Civil Action
No.: 98-A-97614) in which Leisure Time Technology alleges that Drews breached the Exclusive Distribution Agreement dated November 27, 1995, by failing to pay Leisure Time Technology $2.7 million for a portion of the memory board upgrade kits for Pot O Gold machines that Drews had ordered from Leisure Time Technology and by failing to pay Leisure Time Technology $5 million for a portion of the Pot O Gold machines Drews had ordered from Leisure Time Technology. Leisure Time Technology also alleges that Drews misappropriated "trade secrets" of Leisure Time Technology. Leisure Time Technology requests that Leisure Time Technology be granted damages to be proved at trial, interest and attorneys' fees, specific performance and an order enjoining the misappropriation.

         Drews has filed an answer and counterclaim in this action in which Drews alleges that Leisure Time Technology has continued to breach the agreement, that Leisure Time Technology's breach was accompanied by a fraudulent act and that Leisure Time Technology committed fraudulent nondisclosure of material facts in connection with the agreement. Drews is claiming actual damages in an amount to be proved at trial for the loss of sales, for the diminution of the price of games sold by Drews due to a loss of exclusivity, for the refusal of Leisure Time Technology to sell games at the contract price and due to the sales by Collins and other in violation of the agreement. Drews is also requesting punitive damages. Drews' counterclaims are similar to the claims by Drews in the case in which Drews recovered a judgment in the amount of approximately $3.1 million. In that case, the Court made no finding of any fraudulent acts by Leisure Time Technology.

                                   MANAGEMENT

         The directors, executive officers, other officers and key employees of Leisure Time and its subsidiaries are as follows:

DIRECTORS AND
EXECUTIVE OFFICERS
OF LEISURE TIME                    AGE     POSITION
------------------                 ---     --------
Alan N. Johnson                     58     Chairman of the Board, President and Chief Executive Officer

Elden W. Rance                      61     Executive Vice President, Chief Financial Officer, Treasurer,
                                           Assistant Secretary and Director

R. Thomas Klingel                   52     Executive Vice President of Engineering, Research and Development and
                                           Director

Gerald J. Boyle                     67     Vice President, Secretary and Director

Richard D. Sly                      64     Assistant Secretary and Director

Lester E. Bullock                   45     Director


OTHER OFFICERS
AND KEY EMPLOYEES                  AGE     POSITION
-----------------                  ---     --------
Phillip C. Caldwell                 36     Vice President and Chief Operating Officer of Leisure Time Gaming

Anne M. Ellison                     41     Vice President of Human Resources of Leisure Time

Joseph C. Grunda                    47     Vice President of Licensing and Compliance/ General Counsel of Leisure
                                           Time

Keko Mottes                         48     Vice President of Sales and Marketing of Leisure Time

Mary J. Olszewski                   41     Controller of Leisure Time

John J. Pasierb                     52     Vice President of Engineering and Research and Development of Leisure
                                           Time

David M. Pote                       55     Senior Vice President of RP Capital

John W. Salter                      44     Vice President of Operations of Leisure Time Technology

Gary W. Watkins                     45     President and Director of Solutia Gaming Systems

         Leisure Time is amending its Articles of Incorporation so that the directors will be elected for a three-year term, with approximately one-third of the board of directors standing for election each year. Each director holds office until the expiration of the director's term, until the director's successor has been duly elected and qualified or until the earlier of their resignation, removal or death. All of Leisure Time's officers and key employees, except Richard D. Sly, spend substantially all of their time on Leisure Time's business and affairs.

         ALAN N. JOHNSON has been the Chairman of the Board and President of Leisure Time since 1993 and the Chief Executive Officer of Leisure Time since 1997. Mr. Johnson is also a director and an officer of Leisure Time's operating subsidiaries. Mr. Johnson studied transportation law at Fenn College, Engineering at Case Western Reserve and hazardous materials removal and control at Georgia Institute of Technology.

         ELDEN W. RANCE has been the Executive Vice President, Chief Financial Officer, Treasurer and a director of Leisure Time since 1998 and an Assistant Secretary of Leisure Time since 1999. Mr. Rance is also a director and an officer of Leisure Time's operating subsidiaries. From 1988 to 1998, Mr. Rance was employed as the President of Rance & Associates, a financial consulting firm that specialized in expert evaluations for banking litigation, finance acquisition and reorganizations. From 1989 to 1994, Mr. Rance was the Chairman and Chief Executive Officer of RP Capital Corporation, a full service regional leasing company that Leisure Time acquired in April 1999. Mr. Rance graduated from the Graduate School of Commercial Lending of the University of Oklahoma and the Graduate School of Banking of the University of Colorado.

         R. THOMAS KLINGEL has been the Executive Vice President of Engineering, Research and Development since 1999 and a director of Leisure Time since 1997. From 1997 to 1999, Mr. Klingel was Executive Vice President of Marketing, Sales, Compliance and Licensing of Leisure Time. From 1992 to 1996, Mr. Klingel was Executive Vice President of U.S. Games, Inc. which is now Leisure Time Technology, Inc. Mr. Klingel attended Western Michigan University and received a master of business administration degree in management and international studies from Georgia State University.

         GERALD J. BOYLE has been the Vice President and the Secretary of Leisure Time since 1997 and a director of Leisure Time since 1994. From 1987 to the present, Mr. Boyle has been an independent accountant with a concentration in consulting for small emerging companies. Mr. Boyle graduated with a bachelor of commerce degree in accounting from Sir George William University.

         RICHARD D. SLY has been an Assistant Secretary of Leisure Time since 1997 and a director of Leisure Time since 1993. Mr. Sly was a Vice President of Leisure Time from 1993 to 1997 and the Secretary of Leisure Time from 1993 to 1997. Mr. Sly has been employed by Richard Sly Architect, Inc., an architectural firm owned by him, since 1970. Mr. Sly graduated with a bachelor of architecture degree from Ohio State University. In addition to providing architectural services for the hotel for which Mr. Sly is compensated separately, Mr. Sly provides services as a part time employee of Leisure Time.

         LESTER E. BULLOCK has been a director of Leisure Time since 1998 and has been a Vice President and the Chief Operating Officer of Leisure Time Cruise Corporation since 1998. From 1994 to 1998, Mr. Bullock was the President and Chief Executive Officer and a director of Europa Cruise Corporation, a day cruise operator. From 1992 to 1994, Mr. Bullock was the General Manager and then the Vice President of Operations of Europa Cruise Corporation. Mr. Bullock received a bachelor of science degree in business administration from Arizona State University.

         PHILLIP C. CALDWELL has been the Vice President and Chief Operating Officer of Leisure Time Gaming, Inc. and an employee of Leisure Time since 1998. From 1995 to 1998, Mr. Caldwell was the Vice President and COO of Thunderbird Carolina Inc., a distributor of gaming machines. From 1982 to 1995, he was the Vice President of Operations of Drews Distributing Company, a distributor of gaming machines. Mr. Caldwell attended Richmond Technical Center and Spartanburg Technical College.

         ANNE M. ELLISON has been the Vice President of Human Resources of Leisure Time since 1998. From 1997 to 1998, Ms. Ellison was the Human Resources Manager for Intellisourse, an outsourcing service provider. From 1988 to 1997, Ms. Ellison was the Human Resources Manager for Oglethorpe Power, a private electric utility. Ms. Ellison graduated from Georgia State University with a bachelor of science in office administration.

         JOSEPH C. GRUNDA has been the Vice President of Licensing and Compliance/General Counsel of Leisure Time since 1999. From 1981 to 1999, Mr. Grunda was a partner in the law firm of Grunda & Grunda. Mr. Grunda graduated from the College of Wooster with a bachelor of arts degree and from Ohio Northern University with a doctor of jurisprudence degree.

         KEKO MOTTES has been the Vice President of Sales and Marketing of Leisure Time since 1999. From 1998 to 1999, Mr. Mottes was the Vice President of International Sales and New Market Development of Leisure Time Technology, Inc. From 1987 to 1998, Mr. Mottes was the Director of International Sales at Bally Gaming, Inc., a gaming machine manufacturer. Mr. Mottes attended The High Technical Institute of San Michele, Italy and also holds a Slot and Coin-Operated Electro Technician Certification from Bally Continental, Ltd. in Belgium.

         MARY J. OLSZEWSKI has been the Corporate Controller of Leisure Time since 1998 and was the Controller of Leisure Time Technology from 1994 to 1998. Ms. Olszewski graduated from Michigan Technological University with a bachelor of science in business administration.

         JOHN J. PASIERB has been the Vice President of Engineering and Research and Development of Leisure Time since 1999. From 1998 to 1999, Mr. Pasierb was the Vice President of Engineering and Research and Development of Leisure Time Technology. From 1994 to 1998, Mr. Pasierb was the President of Acclaim Coin-Operated Amusement, a wholly-owned subsidiary of Acclaim Entertainment. From 1992 to 1994, Mr. Pasierb was Vice President of Engineering of American Laser Games. Mr. Pasierb graduated with a master of science degree in engineering from Western Michigan University.

         DAVID M. POTE has been the Senior Vice President of RP Capital Corporation since 1999. Mr. Pote was the President, a director and the majority owner of RP Capital Corporation for over the past five years.

         JOHN W. SALTER has been the Vice President of Operations of Leisure Time Technology since 1999. From 1997 to 1998, when he became employed by Leisure Time Technology, Mr. Salter was the plant manager for ACCO, NA, a manufacturer of office storage boxes. Prior to 1996, Mr. Salter was an operations manager for the Simmons Company, a mattress manufacturer. Mr. Salter graduated with a bachelor of science degree in administrative management from Clemson University.

         GARY W. WATKINS has been the President and a director of Solutia Gaming Systems, Inc. since 1998. From 1996 to 1998, Mr. Watkins was the President of Worldlink Gaming, Inc., a Class II electronic game developer. From 1994 to 1996, Mr. Watkins was the Vice President of Research and Development of Multimedia Games, Inc., a Class II electronic game developer. Mr. Watkins graduated with a degree in business management from the University of Tulsa.

COMMITTEES OF THE BOARD OF DIRECTORS

         Leisure Time plans to add at least two non-employee directors. The board of directors will then create and maintain a compensation committee and an audit committee. The compensation committee and the audit committee will be composed of at least the two non-employee directors. The primary functions of the compensation committee will be to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of Leisure Time's officers and to administer the grants under Leisure Time's stock option plan. The functions of the audit committee will be to review the scope of the audit procedures employed by Leisure Time's independent auditors, to review with the independent auditors Leisure Time's accounting practices and policies and recommend to whom reports should be submitted within Leisure Time, to review with the independent auditors their final audit reports, to review with Leisure Time's internal and independent auditors Leisure Time's overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

COMPENSATION OF DIRECTORS

         Leisure Time does not currently pay its directors any cash compensation for their services as directors. Leisure Time expects to compensate directors in the future with cash and options to purchase Leisure Time's common stock. Directors are reimbursed for expenses incurred in connection with meetings of the board of directors or committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to this offering, Leisure Time had no compensation committee and all of the directors of Leisure Time who were officers of Leisure Time during the fiscal year ended June 30, 1998, participated in deliberations of Leisure Time's board of directors concerning executive officer compensation.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid by Leisure Time for services rendered in all capacities to Leisure Time and its subsidiaries for the fiscal years ended June 30, 1998, 1997, and 1996 to those persons who were (i) the chief executive officer of Leisure Time during the fiscal year ended June 30, 1998, and (ii) the other most highly compensated executive officers of Leisure Time whose annual salary and bonus paid by Leisure Time exceeded $100,000 for the fiscal year ended June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                      YEAR          ANNUAL COMPENSATION       ------------------
NAME AND PRINCIPAL POSITIONS                          ENDED       ------------------------        SECURITIES
AT JUNE 30, 1998                                     JUNE 30,      SALARY          BONUS      UNDERLYING OPTIONS
----------------------------                         --------     --------        --------    ------------------
Alan N. Johnson                                       1998        $357,544        $  3,847              --
Chairman of the Board, President and Chief            1997         483,881              --         206,400
Executive Officer                                     1996          94,180              --          41,556

R. Thomas Klingel                                     1998        $177,024        $  2,597              --
Executive Vice President of Marketing, Sales,         1997         370,865              --         204,300
Compliance and Licensing                              1996         155,950          25,713              --

Gerald J. Boyle                                       1998        $157,500        $    -0-              --
Vice President and Secretary                          1997         145,317              --              --
                                                      1996          53,950              --         110,292

Anthony J. Siciliano                                  1998        $117,519        $    -0-              --
Executive Vice President until March, 1998            1997          75,000              --              --
                                                      1996                              --         115,000

James J. Oden                                         1998        $186,948        $  3,462              --
Vice President, Chief Operating Officer, Chief        1997         256,157              --         205,800
Financial Officer, Treasurer and Secretary of         1996          29,200              --              --
Leisure Time Technology, Inc. until June 1998

         Leisure Time provides Alan N. Johnson and R. Thomas Klingel with automobiles and pays related insurance and maintenance therefor. Leisure Time also provided James J. Oden with an automobile and paid the insurance and maintenance thereon until his position as an executive officer with Leisure Time terminated. The total amounts paid by Leisure Time for the automobiles, insurance and maintenance for the fiscal years ended June 30, 1997 and 1996 for each individual did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to each individual.

         The options granted to Messrs. Johnson, Boyle and Siciliano during the fiscal year ended June 30, 1996, were granted in April 1997 at the time that they contributed $103,890, $275,730 and $287,500, respectively, of salaries accrued from January 1993 to December 31, 1996 to the capital of Leisure Time. Each of the options is exercisable at $2.50 per share until April 1, 2007.

                                                            FISCAL YEAR END OPTION VALUES
                                           --------------------------------------------------------------
                                             NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                          OPTIONS AT FISCAL YEAR END              AT FISCAL YEAR END
NAME                                       EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
----                                      --------------------------      ------------------------------
Alan N. Johnson                            1,060,456     /      0         $ 11,291,162      /$         0
R. Thomas Klingel                             84,300     /120,000         $    799,560      /$ 1,140,000
Gerald J. Boyle                               50,292     /      0         $    477,774      /$         0
Anthony J. Siciliano                          75,000     /      0         $    712,500      /$         0
James J. Oden                                 85,800     /120,000         $    813,000      /$ 1,140,000


         The value of options is based on an assumed initial public offering price of $12.00 per share of the common stock less the exercise prices of the options.

         No options to purchase Leisure Time's common stock were exercised by Messrs. Johnson, Klingel, Boyle, Siciliano or Oden during Leisure Time's fiscal year ended June 30, 1998.

OPTION GRANTS IN THE LAST FISCAL YEAR

         No options were granted by Leisure Time to Alan N. Johnson, R. Thomas Klingel, Gerald J. Boyle, Anthony J. Siciliano or James J. Oden during Leisure Time's fiscal year ended June 30, 1998.

EMPLOYMENT AGREEMENTS

         Alan N. Johnson has an employment agreement with Leisure Time that terminates on June 30, 2003. Elden W. Rance, R. Thomas Klingel, Gerald J. Boyle and Richard D. Sly have employment agreements with Leisure Time that terminate on June 30, 2001. Under the employment agreements, the current annual base salaries of Alan N. Johnson, Elden W. Rance, R. Thomas Klingel, Gerald J. Boyle and Richard D. Sly are $600,000, $300,000, $150,000, $165,000 and $41,250, respectively. Each of the employment agreements is renewed automatically after its termination date for succeeding one year periods unless Leisure Time or the employee gives written notice of nonrenewal at least 180 days prior to the expiration of any such renewal date. Each of the employment agreements contains provisions that the employee will not disclose confidential information and will not compete with Leisure Time for various periods after termination or expiration of their employment agreements.

         Each of the employment agreements contains a provision that, at any time after a "change in control" of Leisure Time, the employee has the option to cause Leisure Time to repurchase all or any portion of the common stock of Leisure Time then owned by the employee at the higher of (i) the book value thereof as of the last day of the month prior to the date of notice, or (ii) the last sale price of a share of Leisure Time's common stock or the last price at which the common stock was sold by Leisure Time or by a stockholder of Leisure Time to any person (other than the employee). Also, upon a change of control of Leisure Time, each employee is automatically granted options to purchase the same number of shares of Leisure Time's common stock as are issuable upon exercise of options to purchase Leisure Time's common stock then owned by the employee. Such new options will have a ten year exercise period and an exercise price of $0.01 per share.

         A "change in control" is deemed to have occurred if:

         o at any time any one person, or more than one person acting as a group, acquires beneficial ownership of the voting securities of Leisure Time that together with the voting securities beneficially owned by such person or group, constitute more than 20% of the total voting power of Leisure Time's outstanding voting securities;

         o the appointment or election of a majority of the members of Leisure Time's board of directors who are appointed or elected during any 24 month period but are not endorsed in writing by a majority of those members of Leisure Time's board of directors who were directors prior to the date of the appointment or election of the first such new directors comprising a majority of the board of directors; or

         o one person or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Leisure Time that have a total fair market value equal to or greater than one-third of the total fair market value of all of Leisure Time's assets immediately before the acquisition or acquisitions.

         Joseph C. Grunda has an employment agreement with Leisure Time that terminates on February 28, 2002. Keko Mottes and John J. Pasierb have employment agreements with Leisure Time that terminate on January 31, 2002. John W. Salter has an employment agreement with

Leisure Time that terminates on December 7, 2001. David M. Pote, Jr. has an employment agreement with Leisure Time that terminates on April 1, 2002. Each of these employment agreements contains provisions that the employee will not disclose confidential information and will not compete with Leisure Time for various periods after termination or expiration of their employment agreements.

CONSULTING AGREEMENT

         Effective March 31, 1998, Leisure Time entered into a consulting agreement with Anthony J. Siciliano, the former Executive Vice President and a former director of Leisure Time. Pursuant to the consulting agreement, Mr. Siciliano is required to provide a maximum of ten hours of management consulting per week for Leisure Time and its subsidiaries. Mr. Siciliano is paid an amount of $5,000 per month, together with the amount he pays to maintain his current health insurance, and any out-of-pocket expenses incurred by him in performing his consulting duties. The consulting agreement automatically terminates on December 31, 2008.

STOCK OPTION PLAN

         Leisure Time has an incentive and nonstatutory stock option plan that authorizes Leisure Time to grant incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The stock option plan currently relates to a total of 1,000,000 shares of common stock. The board of directors has approved increasing to 4,500,000 the shares available under the plan. The increase is subject to the approval of the stockholders. Leisure Time has agreed with the representative that all options granted under the plan after the date of this prospectus until options to purchase a total of 3,000,000 shares have been granted will be granted at no less than fair market value. Thereafter and until the next meeting of Leisure Time's stockholders, any options granted relating to the next 1,500,000 shares only may be granted at no less than the greater of the fair market value of the common stock on the date of grant or 120% of the public offering price of the common stock.

         Options to purchase 2,197,300 shares of common stock have been granted under the plan and are outstanding. The options are exercisable at between $2.50 and $10.00 per share, vest over various periods of time and terminate between 2003 and 2008. Of the outstanding options granted under the stock option plan, executive officers of Leisure Time have been granted options to purchase 773,200 shares of common stock and other employees have been granted options to purchase 1,424,100 shares of common stock. The outstanding options have a weighted average exercise price of approximately $6.71 per share.

         The stock option plan is administered by Leisure Time's board of directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the stock option plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee. The board of directors currently administers the stock option plan.

         Leisure Time has also granted nonqualified options to purchase 2,487,348 shares of Leisure Time's common stock outside of the stock option plan. Of these options, executive officers of Leisure Time have been granted options to purchase 1,147,348 shares of common stock that are exercisable at between $1.00 to $2.50 per share, are fully vested and terminate between 2005 and 2013. These options have a weighted average exercise price of approximately $1.44 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Pursuant to the provisions of the Colorado Business Corporation Act, Leisure Time has adopted provisions in its articles of incorporation which provide that its directors will not be personally liable to Leisure Time or its stockholders for monetary damages for a breach of fiduciary duty as a director, except that the provisions will not eliminate or limit the directors' liability as a result of:

         o a breach of the director's duty of loyalty to Leisure Time or its stockholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o voting for or assenting to a distribution, which, after giving effect to the distribution, would result in (a) Leisure Time not being able to pay its debts as they become due in the usual course of business, or (b) Leisure Time's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of Leisure Time; or

         o any transaction from which the director directly or indirectly derives any improper personal benefit.

         Leisure Time's articles of incorporation state that Leisure Time shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of Leisure Time against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person served in any of such capacities or because the person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Leisure Time's request. The articles of incorporation also permit Leisure Time to purchase and maintain insurance providing such indemnification. Leisure Time's bylaws also provide for indemnification of such persons and for the advancement of expenses to such persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of Leisure Time pursuant to the foregoing provisions, or otherwise, Leisure Time has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

         Effective November 1, 1997, Leisure Time entered into a lease with Alan
N. Johnson relating to a condominium/office for Leisure Time located in the New Orleans, Louisiana area. The lease expires on October 31, 2002, and Leisure Time pays Alan N. Johnson rent of $2,500 per month plus all association fees related to the condominium/office. Prior to November 1, 1997, Leisure Time had been reimbursing Mr. Johnson $1,600 per month for the lease payments and association fees he paid for another condominium/office located in the New Orleans, Louisiana area.

         Leisure Time leases approximately 1,250 square feet of office space on a month to month basis from Alan N. Johnson in Avon, Ohio, where the offices of Alan N. Johnson and Gerald J. Boyle are located. Leisure Time pays $1,500 per month for the office space pursuant to a lease that will terminate in March 2000.

         Leisure Time leases 11 automobiles from J-Way Leasing, Ltd., a company owned by Alan N. Johnson. The leases are for either 36 months or 48 months and have various dates of expiration. Leisure Time reimburses J-Way Leasing, Ltd. for the down payments J-Way Leasing, Ltd. pays on each of the automobiles and pays J-Way Leasing, Ltd. a monthly payment equivalent to the monthly payments that J-Way Leasing, Ltd. pays for each automobile. Leisure Time did not pay any amount to J-Way Leasing, Ltd. during the fiscal year ended June 30, 1998. The total amount paid by Leisure Time to J-Way Leasing, Ltd. for the six months ended December 31, 1998, was $63,000.

         In June 1998, Leisure Time became a party to a purchase agreement and amendment in place of Alan N. Johnson to purchase Leisure Time's hotel property located in the Cleveland, Ohio, area. In connection with the transaction, Leisure Time reimbursed Alan N. Johnson $40,000 for the deposits he had made in connection with the purchase agreement and amendment. At the time the hotel property was purchased by Leisure Time, Alan N. Johnson was required to guarantee the obligations of Leisure Time to the seller. Mr. Johnson received no compensation for guaranteeing such obligations.

         In September 1997, Leisure Time advanced $300,000 to Alan N. Johnson. After the advance, Alan N. Johnson owed Leisure Time a total of $371,000 which included the $300,000 advance, a note for $55,000 and $16,000 of expenses owed by Mr. Johnson to Leisure Time. In 1998, Leisure Time credited against the $371,000:

         o $40,000 of rentals that were owed to Alan N. Johnson for the condominium/office in New Orleans, Louisiana that Leisure Time leases from Alan N. Johnson;

         o a deposit of $18,000 that Alan N. Johnson had paid on behalf of Leisure Time to a potential acquisition candidate of Leisure Time;

         o $40,000 that Alan N. Johnson had deposited in connection with the purchase of Leisure Time's hotel in the Cleveland, Ohio area;

         o $135,000 that Alan N. Johnson had paid on an invoice of Leisure Time;

         o        $84,000 that offset accrued wages payable to Alan N. Johnson;

         o        $35,000 that offset rent that was payable to Alan N. Johnson;

         o $6,000 that was paid as advances toward car rentals payable to J-Way Leasing, Ltd.; and

         o        $13,000 for accrued interest payable to Alan N. Johnson.

         In October 1998, Leisure Time Cruise Corporation borrowed $3 million from Foothill Capital Corporation. The loan is secured by the assets of Leisure Time Cruise Corporation, including the Leisure Lady, and is guaranteed by Leisure Time Technology, Leisure Time and Alan N. Johnson. Mr. Johnson received no compensation for guaranteeing the loan.

         Mr. Johnson has also guaranteed a $1 million line of credit that Leisure Time has with Merrill Lynch Business Financial Services, Inc. The line of credit is secured by substantially all of the assets of Leisure Time and is guaranteed by Leisure Time Technology, Leisure Time Cruise Corporation and Alan
N. Johnson. Mr. Johnson received no compensation for guaranteeing the line of credit.

         In May 1999, Leisure Express Cruise, LLC and Florida Casino Cruises, Inc. borrowed a total of $5 million from Foothill Capital Corporation. The loans are secured by the assets of Leisure Express Cruise, LLC and Florida Casino Cruises, Inc., including the Vegas Express, and are guaranteed by Leisure Time, Leisure Time Technology, Leisure Time Cruise Corporation and Alan N. Johnson. Mr. Johnson received no compensation for guaranteeing the loans.

         Alan N. Johnson owns 51% of Leisure Time Europe Ltd. which was formed in February 1998 and acts as the distributor of Leisure Time's video gaming machines to charities in Norway. Leisure Time sells the video gaming machines to Leisure Time Europe, which adds a markup to the price and resells the video gaming machines to the charities. The markup ranges from $400 to $1,200 per video gaming machine depending on the number of video gaming machines sold to the particular charity. Leisure Time Europe also services the video gaming machines. From its inception through March 31, 1999, Leisure Time Europe has realized a gross amount of approximately $$40,000 from markups on the video gaming machines sold in Norway. The remaining 49% of Leisure Time Europe is owned by unaffiliated parties.

         Commencing in July 1998, Leisure Time began to use the services of Richard Sly Architect, Inc. to perform architectural services in connection with Leisure Time's hotel property. Richard D. Sly is the Assistant Secretary and a director of Leisure Time and owns Richard Sly Architect, Inc. Richard Sly Architect, Inc. charges Leisure Time its standard fees for architectural services rendered. The total amount paid by Leisure Time to Richard Sly Architect, Inc. during the six months ended December 31, 1998 was approximately $24,000.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

           The following table sets forth certain information regarding beneficial ownership of Leisure Time's common stock, as of the date of this prospectus, and as adjusted to reflect the sale of 1,100,000 shares of common stock offered by this prospectus, by:

         o each person who is known by Leisure Time to own beneficially more than 5% of Leisure Time's outstanding shares of common stock;

         o        each of Leisure Time's executive officers and directors; and

         o all executive officers and directors of Leisure Time as a group.

         Shares of common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire the shares of common stock within 60 days are treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person has sole voting and investment power with respect to the shares of common stock shown.

                                             SHARES OF COMMON STOCK BENEFICIALLY
                                                 OWNED PRIOR TO THE OFFERING
                                            ------------------------------------
NAME AND ADDRESS                                                                     PERCENTAGE OWNED
OF BENEFICIAL OWNER                           NUMBER            PERCENT OF CLASS     AFTER THE OFFERING
-------------------                         ---------           ----------------     ------------------
Alan N. Johnson                             3,202,456                 53.8%                 45.4%
Elden W. Rance                                562,500                 10.3                   8.6
R. Thomas Klingel                             124,300                  2.3                   2.0
Gerald J. Boyle                               350,292                  7.1                   5.8
Richard D. Sly                                325,500                  6.7                   5.4
Lester E. Bullock                              20,000                   *                      *
Directors and Executive Officers as a
group (6 persons)                           4,585,048                 67.9                  58.4
Anthony J. Siciliano                          357,500                  7.2                   5.9
James J. Oden                                     100                   *%                    *%

         *Less than 1%.

         In the foregoing table the common stock beneficially owned by:

         o Alan N. Johnson includes 1,060,456 shares of common stock underlying presently exercisable options. Alan N. Johnson's address is 1284 Miller Road, Avon, Ohio 44011.

         o Elden W. Rance represents 562,500 shares of common stock underlying a presently exercisable option. Elden W. Rance's address is 4258 Communications Drive, Norcross, Georgia 30093.

         o R. Thomas Klingel represents 124,300 shares of common stock underlying presently exercisable options.

         o Gerald J. Boyle includes 50,292 shares of common stock underlying a presently exercisable option. Gerald J. Boyle's address is 1284 Miller Road, Avon, Ohio 44011.

         o Richard D. Sly includes 43,000 shares of common stock underlying a presently exercisable option. Richard D. Sly's address is 13920 West Lake Road, Vermillion, Ohio 44089.

         o Lester E. Bullock represents 20,000 shares of common stock underlying a presently exercisable option.

         o The directors and executive officers includes the shares set forth above.

         o Anthony J. Siciliano includes 75,000 shares of common stock underlying a presently exercisable option and includes 141,250 shares owned by Mr. Siciliano's wife, Mary E. Siciliano. Mr. Siciliano's address is 18 Neil Drive, Smithtown, New York 11787.

                            DESCRIPTION OF SECURITIES

         The following summary description of Leisure Time's capital stock is not complete and is qualified in its entirety by reference to Leisure Time's articles of incorporation, as amended, and bylaws.

         Leisure Time's authorized capital stock consists of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock, which Leisure Time may issue in one or more series as determined by the board of directors. There are currently 4,918,334 shares of common stock issued and outstanding that are held of record by 152 stockholders.

COMMON STOCK

         Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.

         Holders of outstanding shares of common stock are entitled to those dividends declared by the board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of Leisure Time, holders are entitled to receive ratably the net assets of Leisure Time available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of Leisure Time may be issued in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

         Leisure Time's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding common stock of Leisure Time and make removal of the board of directors more difficult. No series of preferred stock has been designated, no shares of preferred stock are currently issued and outstanding and Leisure Time has no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

         Leisure Time's articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Leisure Time. The board of directors of Leisure Time is authorized, without action of its stockholders, to issue authorized but undesignated and unissued preferred stock and authorized but unissued common stock. The existence of authorized but undesignated and unissued preferred stock and authorized but unissued common stock might enable Leisure Time to discourage or make it more difficult to obtain control of Leisure Time by means of a merger, tender offer, proxy contest or otherwise. The documents provide further that:

         o directors may be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

         o to alter or repeal the staggered board provision or other measures in the articles of incorporation relating to the matters listed in this paragraph, the affirmative vote of the holders of not less than two-thirds of the votes cast by the holders of all stock entitled to vote in the election of directors is required;

         o        directors may not be removed without cause; and

         o directors may be removed for cause only by holders of not less than two-thirds of the common stock.

         Leisure Time has employment agreements with certain of its executive officers under which the officers may require Leisure Time to repurchase their common stock upon the occurrence of a change in control of Leisure Time. In addition, Leisure Time will issue low priced options to replace the officers' current options upon the occurrence of a change in control of Leisure Time. If enforceable, these provisions will likely inhibit a third party from acquiring Leisure Time without the consent of these executive officers.

TRANSFER AGENT AND REGISTRAR

         Leisure Time has retained American Securities Transfer & Trust, Inc. to serve as the transfer agent and registrar for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, Leisure Time will have 5,998,334 shares of common stock outstanding. If the underwriters' over-allotment option is exercised in full, 6,163,334 shares of common stock will be outstanding. Of these shares, the 1,100,000 shares of common stock sold in this offering (and any shares sold by Leisure Time upon exercise of the underwriters' over-allotment option) will be freely transferable by persons other than "affiliates" of Leisure Time without restriction or registration under the Securities Act of 1933.

         The remaining 4,918,334 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. Of such shares, 4,538,744 shares become eligible for sale under Rule 144 commencing 90 days after the date of this prospectus. Pursuant to the terms of the underwriting agreement, the representatives have required that the shares of common stock owned by officers, directors and the current stockholders may not be sold until at least 180 days after the date of this prospectus without the prior written consent of the representatives. After 180 days, the current stockholders of Leisure Time, who are not officers or directors, have the right to sell up to 20% of the shares of common stock owned by them, up to a maximum aggregate amount of 150,000 shares. All contractual restrictions on sales of Leisure Time's common stock lapse 12 months after the date of this prospectus. In the absence of agreements with the representatives, the outstanding restricted common stock could be sold in accordance with Rule 144.

         In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about Leisure Time. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

         In addition to the shares of common stock that are currently outstanding, a total of 5,536,751 shares of common stock have been reserved for issuance upon exercise of outstanding options and warrants to purchase shares of common stock at exercise prices of between $1.00 and $10.00 per share and upon conversion of outstanding convertible notes into common stock and warrants and upon the exercise of the warrants. Within approximately 90 days after the date of this prospectus, Leisure Time plans to file a registration statement on Form S-8 to register the shares of common stock that have been reserved for issuance upon exercise of certain of the outstanding options. Once registered, the shares of common stock issued upon exercise of such options will be freely tradeable without restriction under the Securities Act of 1933 except for shares held by an "affiliate" of Leisure Time, which shares will remain subject to certain restrictions.

         Upon conclusion of this offering, Leisure Time will also issue the representative warrants to purchase 110,000 shares of common stock at $_____ per share.

         Leisure Time is unable to estimate the number of shares that may be sold in the future by the holders of Leisure Time's common stock or holders of options or warrants that are outstanding or the effect, if any, that sales of shares of common stock by such persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by such persons could adversely affect prevailing market prices.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as the underwriters' representative, have severally agreed to purchase from Leisure Time the shares of common stock set forth opposite their names and will purchase the shares of common stock at the price to public less underwriting discount set forth on the cover page of this prospectus.

                                                                             NUMBER
             UNDERWRITER                                                    OF SHARES
             -----------                                                    ---------
             Schneider Securities, Inc.................................

                                                                            --------
             Total.....................................................     1,100,000
                                                                            =========

         The underwriting agreement provides that the underwriters' obligations are subject to certain conditions precedent and that the underwriters are committed to purchase all shares of common stock offered in this prospectus (other than those covered by the over-allotment option described below) if the underwriters purchase any shares of common stock.

         The representative has advised Leisure Time that the underwriters propose to offer the shares of common stock directly to the public at the price to public set forth on the cover page of this prospectus, and that they may allow to certain dealers that are members of the National Association of Securities Dealers, Inc., concessions not in excess of $____. After the initial public distribution of the common stock is completed, the price of the common stock may change as a result of market conditions. No change in such terms will change the amount of proceeds to be received by Leisure Time as set forth on the cover page of this prospectus. The representative has further advised Leisure Time that the underwriters do not intend to confirm sales to any accounts over which any of them exercises discretionary authority.

         Leisure Time has agreed to pay the representative a nonaccountable expense allowance of 3% of the aggregate public offering price of the shares of common stock offered by this prospectus, including shares of common stock sold on exercise of the over-allotment option. Leisure Time has paid $50,000 against the non-accountable expense allowance to the representative. Leisure Time has also agreed to pay all expenses in connection with qualifying the shares of common stock offered hereby for sale under the laws of such states as the representative may designate.

         Leisure Time has granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 165,000 additional shares of common stock at the same price as the initial shares of common stock offered. The underwriters may purchase the shares of common stock solely to cover over-allotments, if any, in connection with the sale of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and proceeds to Leisure Time will be $________ , $_________ and $_________, respectively.

         The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions.

         Neither Leisure Time nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Leisure Time nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The representative has required that the shares of common stock owned by officers, directors and the current stockholders may not be sold until at least 180 days after the date of this prospectus without the prior written consent of the representative. After such 180 day period, the current stockholders of Leisure Time, who are not officers or directors, have the right to sell up to 20% of the shares of common stock owned by them, up to a maximum aggregate amount of 150,000 shares. Officers or directors may not sell any of the common stock they own without the prior written consent of the representative until 12 months after the date of this prospectus. Collectively, these periods in which the common stock of Leisure Time cannot be offered, sold or otherwise disposed of, are referred to in this prospectus as the "lock-up period." The representative has no present intention to waive or shorten the lock-up period.

         In connection with this offering, Leisure Time will sell to the representative for a total purchase price of $100, the representative's warrants for the purchase of common stock entitling the representative or its assigns to purchase 110,000 shares of common stock at an exercise price of 120% of the public offering price listed on the cover of this prospectus for five years from the date of this prospectus. The representative's warrants will contain customary anti-dilution provisions and provide for the cashless exercise of the representative's warrants utilizing securities of Leisure Time, which may include the implicit value of the representative's warrants being surrendered. Leisure Time will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers, employees or partners. Thereafter, the representative's warrants and underlying shares of common stock will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. Subject to certain limitations and exclusions, Leisure Time has agreed, at the request of the representative, to register the shares of common stock issuable upon exercise of the representative's warrants under the Securities Act of 1933.

         Leisure Time and the representative have entered into an agreement which provides that for a period of three years from the date of this prospectus, all public sales of Leisure Time's common stock owned by stockholders of Leisure Time prior to the date of this prospectus shall be effected through or with the representative on an exclusive basis, provided that the representative offers the best price reasonably available.

         For a period of five years after the date hereof, the representative has the right to have an observer attend meetings of Leisure Time's board of directors and receive the compensation (excluding grants of options) and expenses paid to Leisure Time's directors.

         Prior to this offering, there has not been a public market for Leisure Time's common stock. The public offering price of the common stock has been determined by arms-length negotiation between Leisure Time and the representative. There is no direct relation between the offering price of the common stock and the assets, book value or net worth of Leisure Time. Among the factors considered by Leisure Time and the representative in pricing the common stock were the results of operations, the current financial condition and future prospects of Leisure Time, the experience of management, the amount of ownership to be retained by present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to Leisure Time.

         In connection with this offering, Leisure Time and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, and if such indemnification is unavailable or insufficient, Leisure Time and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

                                  LEGAL MATTERS

         The validity of the common stock being offered by this prospectus has been passed upon for Leisure Time by Smith McCullough, P.C., Denver, Colorado. Thomas S. Smith, a stockholder and director of Smith McCullough, P.C., beneficially owns 50,000 shares of Leisure Time's common stock and an option to purchase 125,000 shares of Leisure Time's common stock. Certain legal matters will be passed upon for the representative by Berliner Zisser Walter & Gallegos, P.C.

                                     EXPERTS

         The consolidated balance sheets of Leisure Time Casinos & Resorts, Inc. and subsidiaries at June 30, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996, 1997 and 1998 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) at June 30, 1996 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996 and 1997 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of Florida Casino Cruises, Inc. at December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1998 included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

         With respect to the unaudited interim consolidated financial information for the six months ended December 31, 1997 and 1998, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

         The pro forma combined statements of income (loss) for the years ended June 30, 1994, 1995, 1996, 1997 and 1998 and the pro forma combined balance sheet as of December 31, 1998 have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or purport to give any other form of assurance on them.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                      Page
                                                                                                                     ------
LEISURE TIME CASINOS & RESORTS, INC. AND SUBSIDIARIES

Independent Auditors' Report.........................................................................................F - 3

Consolidated Financial Statements

        Consolidated Balance Sheets................................................................................. F - 4

        Consolidated Statements of Operations........................................................................F - 5

        Consolidated Statement of Stockholders' Equity...............................................................F - 6

        Consolidated Statements of Cash Flows .......................................................................F - 7

Notes to Consolidated Financial Statements...........................................................................F - 9

LEISURE TIME TECHNOLOGY, INC. (F/K/A U.S. GAMES, INC.)

Independent Auditors' Report.........................................................................................F - 39

Financial Statements

      Balance Sheets.................................................................................................F - 40

      Statements of Operations.......................................................................................F - 41

      Statement of Stockholder's Equity..............................................................................F - 42

      Statements of Cash Flows.......................................................................................F - 43

Notes to Financial Statements........................................................................................F - 44


FLORIDA CASINO CRUISES, INC.

Independent Auditors' Report.........................................................................................F - 55

Financial Statements

       Balance Sheets................................................................................................F - 56

       Statements of Operations......................................................................................F - 57

       Statement of Stockholder's Equity.............................................................................F - 58

       Statements of Cash Flows......................................................................................F - 59

Notes to Financial Statements........................................................................................F - 60

UNAUDITED PRO FORMA INFORMATION

Unaudited Pro Forma Combined Statement of Income (Loss) For the
 Year Ended June 30, 1994............................................................................................F - 67

Unaudited Pro Forma Combined Statement of Income (Loss) For the
 Year Ended June 30, 1995............................................................................................F - 68

Unaudited Pro Forma Combined Statement of Income (Loss) For the
 Year Ended June 30, 1996............................................................................................F - 69

Unaudited Pro Forma Combined Statement of Income (Loss) For the
 Year Ended June 30, 1997............................................................................................F - 70

Unaudited Pro Forma Combined Statement of Income (Loss) For the
 Year Ended June 30, 1998............................................................................................F - 71

Unaudited Pro Forma Combined Balance Sheet As of the Year
 Ended December 31, 1998.............................................................................................F - 72

Notes to Unaudited Pro Forma Combined Financial Statements...........................................................F - 73

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Leisure Time Casinos &
 Resorts, Inc. and Subsidiaries
Norcross, Georgia


We have audited the accompanying consolidated balance sheets of Leisure Time Casinos & Resorts, Inc. and Subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leisure Time Casinos & Resorts, Inc. and Subsidiaries at June 30, 1997 and 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.




                                        Ehrhardt Keefe Steiner & Hottman P.C.
August 19, 1998
Denver, Colorado

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


                                                                                          June 30,
                                                                                ---------------------------  December 31,
                                                                                   1997             1998         1998
                                                                                ------------   ------------  -------------
                                                                                                              (Unaudited)

                                                   ASSETS
Current assets
    Cash and cash equivalents                                                   $      1,089   $        888   $      3,543
    Current portion of notes receivable (Note 5)                                        --               26             47
    Trade accounts receivable, less allowance of $31                                     868          1,747          2,576
    Receivable - other                                                                  --              250              3
    Inventories, net (Note 2)                                                          2,873          2,445          2,481
    Prepaid expenses and other                                                           124            207            124
    Deferred tax asset - current (Note 8)                                                 88             67             61
    Officer advances (Note 5)                                                             55           --             --
                                                                                ------------   ------------   ------------
             Total current assets                                                      5,097          5,630          8,835
                                                                                ------------   ------------   ------------

Property and equipment, net (Notes 3 and 6)                                            3,837          4,216          7,280
                                                                                ------------   ------------   ------------

Long-term portion of notes receivable (Note 5)                                          --               53             80
Deferred tax asset - long term (Note 8)                                                 --              571            881
Goodwill, net of accumulated amortization of $535 and $1,145 at June 30, 1997
  and 1998, respectively, and $1,450 (unaudited) at December 31, 1998                  5,563          4,953          4,648

Other assets, net (Note 3)                                                             5,026          6,990          7,681
                                                                                ------------   ------------   ------------

Total assets                                                                    $     19,523   $     22,413   $     29,405
                                                                                ============   ============   ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long-term notes payable (Note 6)                         $      1,766   $      2,127   $      1,587
    Current portion of capital leases (Note 5)                                            18             39             54
    Current portion of other long-term liabilities (Note 7)                              509            539            188
    Note payable - officer (Note 5)                                                        3           --             --
    Accounts payable                                                                     961          1,510          3,016
    Accrued expenses (Note 4)                                                          1,392          4,844          3,842
    Income taxes payable                                                                 504            462          2,306
                                                                                ------------   ------------   ------------
             Total current liabilities                                                 5,153          9,521         10,993
                                                                                ------------   ------------   ------------

Long-term liabilities
    Long-term portion of notes payable (Note 6)                                        4,092          4,243          6,197
    Long-term portion of capital leases (Note 5)                                          41             53            281
    Deferred income taxes payable (Note 8)                                               507           --             --
    Other long-term liabilities (Note 7)                                               5,457          4,890          4,677
                                                                                ------------   ------------   ------------
             Total long-term liabilities                                              10,097          9,186         11,155
                                                                                ------------   ------------   ------------

Total liabilities                                                                     15,250         18,707         22,148
                                                                                ------------   ------------   ------------

Commitments and contingencies (Notes 5, 6, 7, 9, 10, 12 and 16)

Stockholders' equity (Note 13)
    Preferred stock, no par value; 5,000,000 shares authorized; none issued             --             --             --
    Common stock, $.001 par value; 45,000,000 shares authorized; 4,505,380
     (June 30, 1997), 4,639,154 (June 30, 1998) and 4,660,248 (December 31,
     1998 (unaudited)) issued and outstanding                                              4              5              5
    Additional paid-in capital                                                         3,118          3,479          4,292
    Retained earnings                                                                  1,151            222          2,960
                                                                                ------------   ------------   ------------
             Total stockholders' equity                                                4,273          3,706          7,257
                                                                                ------------   ------------   ------------

Total liabilities and stockholders' equity                                      $     19,523   $     22,413   $     29,405
                                                                                ============   ============   ============





                        See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


                                                                                                       For the Six Months Ended
                                                                 For the Years Ended June 30,                  December 31,
                                                      --------------------------------------------    ----------------------------
                                                          1996            1997            1998            1997            1998
                                                      ------------    ------------    ------------    ------------    ------------
                                                                                                               (Unaudited)
Revenue

      Manufacturing                                   $       --      $     29,838    $     28,643    $     19,405    $     25,632
      Gaming                                                  --              --              --              --             3,100
      Other                                                   --              --              --              --               276
                                                      ------------    ------------    ------------    ------------    ------------
          Total revenue                                       --            29,838          28,643          19,405          29,008
                                                      ------------    ------------    ------------    ------------    ------------

Cost of goods sold
      Manufacturing                                           --            16,616          16,517          10,451          13,423
      Gaming                                                  --              --              --              --               326
      Other                                                   --              --              --              --               277
                                                      ------------    ------------    ------------    ------------    ------------
          Total cost of goods sold                            --            16,616          16,517          10,451          14,026
                                                      ------------    ------------    ------------    ------------    ------------

Gross profit
      Manufacturing                                           --            13,222          12,126           8,954          12,209
      Gaming                                                  --              --              --              --             2,774
      Other                                                   --              --              --              --                (1)
                                                      ------------    ------------    ------------    ------------    ------------
          Total gross profit                                  --            13,222          12,126           8,954          14,982
                                                      ------------    ------------    ------------    ------------    ------------

Selling, general and administrative expenses (Note 14)       1,343           5,615           8,727           2,878           8,919
Research and development costs                                --               469             642             305             391
Stock based compensation (Note 12)                            --              --              --              --               760
Interest expense, net                                           54             712             840             544             565
                                                      ------------    ------------    ------------    ------------    ------------
          Total operating expenses                           1,397           6,796          10,209           3,727          10,635
                                                      ------------    ------------    ------------    ------------    ------------
Net income (loss) before unusual item and income taxes      (1,397)          6,426           1,917           5,227           4,347

Unusual item - litigation  (Note 10)                          --              --            (3,043)         (2,969)           --
                                                      ------------    ------------    ------------    ------------    ------------
Net income (loss) before income tax benefit (expense)       (1,397)          6,426          (1,126)          2,258           4,347
Income tax benefit (expense) (Note 8)                         --            (1,738)            197            (887)         (1,609)
                                                      ------------    ------------    ------------    ------------    ------------
Net income (loss)                                     $     (1,397)   $      4,688    $       (929)   $      1,371    $      2,738
                                                      ============    ============    ============    ============    ============
Earnings (loss) per common share - basic              $       (.35)   $       1.08    $       (.21)   $        .30    $        .59
                                                      ============    ============    ============    ============    ============
Earnings (loss) per common share -diluted             $       (.35)   $        .65    $       (.21)   $        .15    $        .27
                                                      ============    ============    ============    ============    ============
Weighted average number of common shares
 outstanding - basic                                     4,010,650       4,343,397       4,516,528       4,505,380       4,642,753
                                                      ============    ============    ============    ============    ============
Weighted average number of common shares
 outstanding - diluted                                   4,010,650       7,664,903       4,516,528       9,839,303      10,169,266
                                                      ============    ============    ============    ============    ============


                 See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


                                                                                                  Accumulated
                                                         Common Stock             Additional       Deficit/
                                                ------------------------------     Paid-in         Retained
                                                   Shares           Amount         Capital         Earnings          Total
                                                -------------    -------------   -------------   -------------    -------------
Balance - June 30, 1995                             3,738,208    $           4   $         479   $      (1,940)   $      (1,457)

Common stock issued for cash at $1.00 a share
  (July 1995 to September 1995)                       100,000             --               100            --                100

Common stock issued for cash at $1.50 a share
  (September 1995)                                     38,000             --                57            --                 57

Common stock issued for cash at $2.25 a share
  (July 1995 to November 1995)                         32,000             --                72            --                 72

Common stock issued for cash at $2.50 a share
  (August 1995 to June 1996)                          256,400             --               641            --                641

Net loss for the year                                    --               --              --            (1,397)          (1,397)
                                                -------------    -------------   -------------   -------------    -------------

Balance - June 30, 1996                             4,164,608                4           1,349          (3,337)          (1,984)

Common stock issued upon conversion of debt
  and as extensions on notes payable at rates
  ranging from $1.00 - $2.80 per share
  (Note 13)                                            85,292             --               176            --                176

Common stock issued for cash at rates ranging
  from $.50 - $2.50 a share (Note 13)                 167,400             --               163            --                163

Stock issued for services valued at $2.50 a
  share (Note 13)                                      38,080             --                95            --                 95

Repurchase of common stock at $2.00 a share
  (Note 13)                                          (100,000)            --              --              (200)            (200)

Issuance of options and warrants with imputed
  values of $.45 - $.78 per share (Note 12)              --               --                85            --                 85

Shares issued for acquisition of vessel
  valued at $2.50 a share (Note 10)                   150,000             --               375            --                375

Forgiveness of accrued officer wages payable
  (Note 13)                                              --               --               875            --                875

Net income for the year ended June 30, 1997              --               --              --             4,688            4,688
                                                -------------    -------------   -------------   -------------    -------------

Balance - June 30, 1997                             4,505,380                4           3,118           1,151            4,273

Common stock issued for cash at $2.80 a share
  (Note 13)                                            33,900                1              94            --                 95

Conversion of debt at $2.80 a share (Note 13)          57,886             --               162            --                162

Conversion of debt at $2.50 a share (Note 13)          41,988             --               105            --                105

Net loss for the year ended June 30, 1998                --               --              --              (929)            (929)
                                                -------------    -------------   -------------   -------------    -------------

Balance - June 30, 1998                             4,639,154                5           3,479             222            3,706

Common stock issued upon exercise of options
  (Note 13) (unaudited)                                   100             --              --              --               --

Conversion of debt at $2.50 a share (Note 13)
  (unaudited)                                          20,994             --                53            --                 53

Issuance of options with a value of $4.00 per
  share (Note 12) (unaudited)                            --               --               760            --                760

Net income for the six months ended
December 31, 1998 (unaudited)                            --               --              --             2,738            2,738
                                                -------------    -------------   -------------   -------------    -------------

Balance at December 31, 1998 (unaudited)            4,660,248    $           5   $       4,292   $       2,960            7,257
                                                =============    =============   =============   =============    =============




                        See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES



                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


                                                                                           For the Six Months Ended
                                                     For the Years Ended June 30,                 December 31,
                                              -----------------------------------------    --------------------------
                                                 1996           1997           1998           1997           1998
                                              -----------    -----------    -----------    -----------    -----------
                                                                                                   (Unaudited)
Cash flows from operating activities
   Net income (loss)                          $    (1,397)   $     4,688    $      (929)   $     1,371    $     2,738
                                              -----------    -----------    -----------    -----------    -----------
   Adjustments to reconcile net income
    (loss) to cash provided by operating
    activities
      Write off of acquisition costs                   32           --             --             --             --
      Net loss on disposal of assets                 --               49             96           --             --
      Note issued for interest payment               --               33           --             --             --
      Issuance of stock options                      --               85           --             --              760
      Deferred taxes                                 --            1,046         (1,057)        (1,018)          (304)
      Common stock issued for note
       extensions                                    --               31           --             --             --
      Common stock issued for services               --               95           --             --             --
      Depreciation and amortization                    14          1,385          1,864            774            884
      Changes in certain assets and
       liabilities -
         Accounts receivable                         --             (496)          (879)           625           (582)
         Inventories                                 --           (1,082)           389           (391)           (35)
         Prepaids and other assets                   --              348         (2,732)          (221)            83
         Employee advances                            (18)            18             (4)          --             --
         Officer advances                             (37)          --               55              4           --
         Accounts payable                             246            256            549           (404)         1,506
         Accrued expenses                             531            419          3,452          2,581         (1,003)
         Income taxes payable                        --              504            (42)         1,267          1,844
         Notes receivable                            --             --              (79)          --              (47)
                                              -----------    -----------    -----------    -----------    -----------
                                                      768          2,691          1,612          3,217          3,106
                                              -----------    -----------    -----------    -----------    -----------
             Net cash (used by) provided by
              operating activities                   (629)         7,379            683          4,588          5,844
                                              -----------    -----------    -----------    -----------    -----------

Cash flows from investing activities
   Acquisition of business net of cash
    acquired                                         --           (1,329)          --             --             --
   Purchase of equipment                              (23)          (120)        (1,188)          (570)          (580)
   Purchase of vessel                                --           (2,873)          --             --           (1,500)
   Purchase of hotel                                 --             --             --             --           (1,020)
   Acquisition costs paid                            (162)          --             --             --             --
   Deposits paid                                     (107)           (45)          --           (2,032)          (929)
   Contingent payments                               --           (2,495)          --             --             --
                                              -----------    -----------    -----------    -----------    -----------
             Net cash used by investing
              activities                             (292)        (6,862)        (1,188)        (2,602)        (4,029)
                                              -----------    -----------    -----------    -----------    -----------

Cash flows from financing activities
   Proceeds from issuance of common stock             870            164             94           --             --
   Repurchase of common stock                        --             (200)          --             --             --
   Proceeds from long-term debt                        40          1,700          3,000          3,000          5,327
   Loan fees                                         --             --             --             --              (29)
   Payment on long-term debt                           (6)        (1,017)        (2,758)        (2,201)        (4,425)
   Payments on capital leases                        --             --              (29)            (5)           (33)
   Payments on note payable - officer                --              (77)            (3)            (3)          --
                                              -----------    -----------    -----------    -----------    -----------
             Net cash provided by financing
              activities                              904            570            304            791            840
                                              -----------    -----------    -----------    -----------    -----------

Net increase (decrease) in cash                       (17)         1,087           (201)         2,777          2,655

Cash and cash equivalents- beginning of
  year or period                                       19              2          1,089          1,089            888
                                              -----------    -----------    -----------    -----------    -----------

Cash and cash equivalents- end of year or
  period                                      $         2    $     1,089    $       888    $     3,866    $     3,543
                                              ===========    ===========    ===========    ===========    ===========

Continued on next page.

                 See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


Continued from previous page.

Schedule of non-cash investing and financing activities:
      During the year ended June 30, 1996, the Company acquired $19 of certain property by obtaining a loan from the selling company. The asset is included in vehicles.

      During the year ended June 30, 1997, the Company incurred various noncash transactions related to the acquisition completed in September 1996.

      During the year ended June 30, 1997, the Company issued stock toward the purchase of a vessel ($375) and related to the conversion of debt ($145) (Note 13). Additionally, the Company issued notes payable to reduce current liabilities in the amount of $56 and incurred long-term debt to finance the acquisition of vehicles for $82.

      During the year ended June 30, 1997, officers of the Company forgave $875 of accrued wages related to prior years.

      During the years ended June 30, 1997 and 1998, and the period ended
       December 31, 1998, the Company acquired fixed assets by incurring capital lease obligations in the amount of $67, $63 and $277 (unaudited), respectively.

      During the year ended June 30, 1998, the Company recorded a $250 receivable for an insurance claim on damaged property with a net book value of $250.

      During the year ended June 30, 1998, and the period ended December 31, 1998, the Company converted $267 and $53 (unaudited), respectively, of debt to equity by issuing capital stock to the debt holders.

Supplemental disclosure of cash flow information:
      Cash paid for interest for the years ended June 30, 1996, 1997 and 1998 and for the six months ended December 31, 1997 and 1998 was approximately $28, $551, $1,084, $533 (unaudited) and $497 (unaudited), respectively.

      Cash paid for income taxes for the years ended June 30, 1996, 1997 and 1998 and for the six months ended December 31, 1997 and 1998 was $1,311, $189, $982, $0 (unaudited) and $69 (unaudited), respectively.


                 See notes to consolidated financial statements.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Leisure Time Casinos & Resorts, Inc. ("Casinos") was incorporated on February 4, 1993, and was a development stage enterprise until September 1996.

In September 1996, Casinos acquired U.S. Games, Inc. Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) ("Technology") is incorporated in Georgia and develops, manufactures and sells video gaming machines. Technology is licensed to sell video gaming machines in Kansas, Michigan, Minnesota, New Mexico (for gaming on Native American reservations), New York, North Carolina, Wisconsin and is in compliance with South Carolina regulations regarding the sale of gaming machines. The Company has applied to become licensed in Mississippi, Montana and Ontario, Canada and intends to apply to become licensed in Arizona, New Mexico (for charities and fraternal organizations) and Nevada.

Leisure Time Cruise Corporation ("Cruises") was incorporated on October 17, 1997, in the state of Colorado and conducts offshore gaming cruises on the "Vegas Express" gaming vessel. In July 1998, Cruises began operating cruise to nowhere gaming excursions (Notes 9 and 10). In April 1999, Leisure Express Cruise, LLC, a Colorado limited liability company, acquired Florida Casino Cruises, Inc., the corporation that owns the Vegas Express. Leisure Belle Cruise, LLC is a Colorado limited liability company that owns and is refurbishing a gaming vessel. Leisure Lady Cruise, LLC is Colorado limited liability company and currently has no operations.

Leisure Time Hospitality, Inc. is incorporated in Ohio and owns a hotel property that is being redeveloped in the Cleveland metropolitan area.

Leisure Time Gaming, Inc. is incorporated in South Carolina and began operating a gaming route through a subsidiary during March 1999.

Leisure Time International, Ltd. is incorporated in Barbados and currently operates as a Foreign International Sales Corp. (FISC).

Casinos acquired RP Capital, Inc. in April 1999.

Solutia Gaming Systems, Inc. is incorporated in Oklahoma and is developing new gaming machines.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interim Information

The accompanying unaudited consolidated financial statements as of December 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements.

In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of consolidated operations for the six month periods ended December 31, 1997 and 1998, (b) the consolidated financial position at December 31, 1998, (c) the consolidated statements of cash flows for the six month periods ended December 31, 1997 and 1998 and (d) the consolidated changes in stockholders' equity for the six month period ended December 31, 1998 have been made.

The results for the six month period ended December 31, 1998 are not necessarily indicative of the results for the entire fiscal year ending June 30, 1999.

Principals of Consolidation

The consolidated financial statements include the accounts of Casinos and its wholly owned subsidiaries, collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, receivables, prepaid expenses, accounts payable and accrued expenses approximate the fair values as of June 30, 1997 and 1998 and December 31, 1998 (unaudited) because of the relatively short maturity of these instruments.

The carrying amounts of notes payable and debt outstanding also approximate their fair values as of June 30, 1997 and 1998 and December 31, 1998 (unaudited) because interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories are stated at the lower of cost or market and consist primarily of raw material, parts manufactured by others, work in process and finished goods. Work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Cost is determined using the first-in, first-out method for all inventories.

Property and Equipment

Property and equipment are stated at cost. Depreciation on equipment, vehicles and furniture is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Product Software Development Costs

The Company capitalizes product software development costs when product technological feasibility is established and concluding when the product is ready for its intended use. Software development costs are amortized on the straight-line method over an expected useful life of three years. As of December 31, 1998, the Company had not incurred any significant software development costs, as such no amounts had been capitalized.

Organizational Costs

Organizational costs and other start-up related expenditures are expensed as incurred.

Non-Compete Agreement

The Company has a non-compete agreement with the former stockholder of Technology. The amount shown on the balance sheet represents the present value of amounts to be paid. The cost is being amortized using the straight-line method over 10 years, the life of the agreement.

Goodwill

Goodwill, resulting from the acquisition of Technology, is being amortized using the straight-line method over 10 years.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Long-Lived Assets

The Company assesses valuation of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of. The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Revenue Recognition

Manufacturing and other revenue is recognized as the product is shipped.

Gaming revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Gaming revenue also includes ticket sales and food and beverage revenue generated from each cruise. Gaming revenue does not include the retail amount of tickets or food and beverages provided gratuitously to customers.

Research and Development

All research and development costs are expensed as incurred.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares, which for the years ended June 30, 1996, 1997 and 1998, and the periods ended December 31, 1997 and 1998, consisted solely of convertible debt, stock options and warrants outstanding (Notes 12 and 15).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company does, however, on occasion exceed the Federal Deposit Insurance Corporation federally insured limits and the Securities Investors Protection Corporation insured limits and exceeded these amounts by approximately $1,691 and $1,251 at June 30, 1997 and 1998 and $2,213 at December 31, 1998 (unaudited), respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for the years ended June 30, 1996, 1997 and 1998, were $37, $173 and $69, respectively, and for the periods ended December 31, 1997 and 1998 were $56 (unaudited) and $360 (unaudited), respectively.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("Statement 132"), which revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets and eliminated certain disclosures previously required by SFAS Nos. 87, 88 and 106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement 133 establishes new standards by which derivative financial instruments must be recognized in any entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement 133 is required to be adopted by the Company in 2000. Management, however, does not expect the impact from this statement to have a material impact on the financial statement presentation, financial position or results of operations.

The Company has not determined what additional disclosures, if any, may be required by the provisions of Statement 132 and 133 but does not expect adoption of these statements to have a material effect on its results of operations.

During April 1998, Statement of Position 98-5, "Reporting in the Costs of Start-Up Activities" was issued. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is required to be adopted by the Company in 1999. Upon adoption, the Company does not anticipate this will have a material impact on the financial statement presentation, financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the June 30, 1996, 1997 and 1998 financial statements in order to conform to the December 31, 1997 (unaudited) and 1998 (unaudited) presentation.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 2 - INVENTORIES

Inventories consist of the following:

                                                                             June 30,
                                                               -------------------------------------       December 31,
                                                                    1997                  1998                 1998
                                                               ----------------     ----------------     ----------------
                                                                                                           (Unaudited)
         Raw materials and parts made by others                $          1,827     $          2,181     $          1,985
         Work-in-process                                                    110                   -                   153
         Finished goods                                                   1,046                  374                  453
                                                               ----------------     ----------------     ----------------
                  Total                                                   2,983                2,555                2,591
         Inventory reserve                                                 (110)                (110)                (110)
                                                               ----------------     ----------------     ----------------

                                                               $          2,873     $          2,445     $          2,481
                                                               ================     ================     ================


NOTE 3 - PROPERTY AND EQUIPMENT AND OTHER ASSETS

Property and equipment consist of the following:

                                                                              June 30,
                                                               -------------------------------------       December 31,
                                                                     1997                  1998                1998
                                                               ----------------     ----------------     ----------------
                                                                                                           (Unaudited)
Property and equipment

    Vehicles                                                   $            120     $            182     $            291
    Hotel property and land                                                  -                    -                 1,020
    Construction in progress                                                 -                    -                    77
    Vessels                                                               3,457                3,901                5,597
    Office furniture and equipment                                          170                   82                  137
    Machinery and equipment                                                 603                  507                  888
    Leasehold improvements                                                   41                  268                  307
                                                               ----------------     ----------------     ----------------
                                                                          4,391                4,940                8,317
    Less accumulated depreciation                                          (554)                (724)              (1,037)
                                                               ----------------     ----------------     ----------------

                                                               $          3,837     $          4,216     $          7,280
                                                               ================     ================     ================

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)





NOTE 3 - PROPERTY AND EQUIPMENT AND OTHER ASSETS (CONTINUED)

                                                                                     June 30,
                                                                       -------------------------------------       December 31,
                                                                             1997                 1998                 1998
                                                                       ----------------     ----------------     ----------------
                                                                                                                    (Unaudited)
Other assets consist of the following:

    Deposits and other                                                 $             52     $          1,961     $          3,537
    Purchased software                                                              173                   -                    -
    Non-compete agreement, net of accumulated
     amortization of $413 and $935 at June 30, 1997
     and 1998, respectively, and $1,195 (unaudited)
     at December 31, 1998 (Note 7)                                                4,801                4,279                4,019
    Compensating balance (Note 6)                                                     -                  750                  125
                                                                       ----------------     ----------------     ----------------

                                                                       $          5,026     $          6,990     $          7,681
                                                                       ================     ================     ================



NOTE 4 - ACCRUED EXPENSES

                                                                                     June 30,
                                                                       -------------------------------------       December 31,
                                                                              1997               1998                   1998
                                                                       ----------------     ----------------     ----------------
                                                                                                                   (Unaudited)

    Litigation (Note 10)                                               $            421     $          3,200     $          3,200
    Advanced deposits                                                                -                   666                   -
    Accrued interest                                                                394                  270                   95
    Accrued wages, benefits and payroll taxes                                       365                  596                  210
    Accrued rent                                                                     76                   -                    -
    Miscellaneous taxes                                                              70                   88                  150
    Other accruals                                                                   66                   24                  187
                                                                       ----------------     ----------------     ----------------

                                                                       $          1,392     $          4,844     $          3,842
                                                                       ================     ================     ================

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 5 - RELATED PARTY

                                                                                     June 30,
                                                                     ---------------------------------------      December 31,
                                                                           1997                 1998                  1998
                                                                       ----------------     ----------------     ---------------
                                                                                                                   (Unaudited)
Note  payable - officer.  Fully  repaid  during the year
ended June 30, 1998.                                                   $              3     $             -      $             -
                                                                       ================     ================     ===============

Officer Advances

Officer  advances.  Fully  repaid  during  the year
  ended June 30, 1998.                                                 $             55     $             -      $             -
                                                                       ================     ================     ===============

Notes Receivable

Notes receivable - related parties, interest from 8%
  to 9% per annum with monthly payments from $2 to $3
  commencing from July and October 1998 through
  September 2000 and July 2001 when all remaining
  balances are payable in full; without collateral;
  including accrued interest of $2 at June 30, 1998
  and $0 (unaudited) at December 31, 1998.
                                                                       $             -      $             77     $            117

Note receivable - related party                                                      -                     2                   10
                                                                       ----------------     ----------------     ----------------
                                                                                     -                    79                  127
  Less current portion                                                               -                   (26)                 (47)
                                                                       ----------------     ----------------     ----------------
  Long-term portion                                                    $             -      $             53     $             80
                                                                       ================     ================     ================


                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 5 - RELATED PARTY (CONTINUED)

Capital Leases

The Company leases vehicles under capital leases with a related company. The future minimum lease payments due under capital leases are as follows:


         Year Ending June 30,
                   1999                                                      $           39
                   2000                                                                  33
                   2001                                                                  24
                   2002                                                                   4
                                                                             --------------
                                                                                        100
                   Less amount representing interest                                     (8)
                   Present value of future net minimum lease payments under  --------------
                     capital leases                                                      92
                   Less current portion                                                 (39)
                                                                             --------------
                                                                             $           53
                                                                             ==============

As of June 30, 1997 and 1998, the net book value of equipment under capital leases was $58 and $87, respectively.

Other Transactions

The Company leases a condominium/office from the Company's president. The lease expires on October 31, 2002 and requires rental payments of $25 per month net/net/net plus all association fees related to the condominium/office.

The Company leases office space on a month-to-month basis in Ohio from the Company's president at a rate of $15 per month. Rent expense for the years ended June 30, 1997 and 1998, were $18 and $18, respectively. Accrued rent related to this lease was $76 and $0 at June 30, 1997 and 1998, respectively.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 5 - RELATED PARTY (CONTINUED)

Other Transactions (continued)

The Company leases 11 automobiles from J-Way Leasing, Ltd., a company owned by the Company's president. The leases are for 36 months to 48 months and have various dates of expiration through November 2001. The Company reimburses J-Way Leasing, Ltd. for the down payments J-Way Leasing, Ltd. pays on each of the automobiles and pays J-Way Leasing, Ltd. a monthly payment equivalent to the monthly payments (plus 5%) that J-Way Leasing, Ltd. pays for each automobile. No amounts were paid by the Company to J-Way Leasing, Ltd. for the years ended June 30, 1996, 1997, 1998 but for the six months ended December 31, 1998, $65 was paid.

In September 1997, the Company advanced $300 to the Company's president. After the advance, he owed the Company a total of $371 which included the $300 advance, a note for $55 and $16 of expenses owed by him to the Company. During the year ended June 30, 1998, the Company credited against the $371 (i) $40 of rentals that were owed to the president for the condominium/office, (ii) a deposit of $18 that he had made on behalf of the Company to a potential acquisition candidate of the Company, (iii) $40 that he had deposited in connection with the purchase of the Company's hotel in the Cleveland, Ohio area,
(iv) $135 that he had paid on an invoice of the Company, (v) $84 that offset accrued wages payable to the president, (vi) $34 that offset rent that was payable to him, (vii) $7 that was paid as advances toward car rentals payable to J-Way Leasing, Ltd., and (viii) $13 for accrued interest payable to the president.

In October 1998, Cruises borrowed $3,000 from Foothill Capital Corporation. The loan is secured by the assets of Cruises, including the Leisure Lady, and is guaranteed by Technology, Casinos and the Company's president, none of which received any compensation for guaranteeing the loan.

The Company's president has also guaranteed a $1,000 line-of-credit that the Company has with a finance company. The line-of-credit is secured by substantially all of the assets of Leisure Time and is guaranteed by Technology, Cruises and the Company's president, none of which received any compensation for guaranteeing the line-of-credit.

The Company's president owns 51% of Leisure Time Europe Ltd. which was formed in February 1998 and acts as the distributor of Technology's video gaming machines to charities in Norway. Technology sells the video gaming machines to Leisure Time Europe which resells the video gaming machines to the charities. Leisure Time Europe also services the video gaming machines. The remaining 49% is owned by unaffiliated third parties.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 6 - LONG-TERM DEBT

                                                                                     June 30,
                                                                        -----------------------------------      December 31,
                                                                            1997                   1998              1998
                                                                        ------------           ------------     ---------------
                                                                                                                   (Unaudited)
Notes  payable - individuals and law firms. Paid in
  full during the year ended June 30, 1998.                             $       392            $         -       $        -

10% note  payable - stockholder. Paid in full during
  the period ended December 31, 1998                                             40                     40                -

7.80% to 9.99% notes payable - monthly payments
  including interest totaling $3, due from January
  2000 through November 2001, collateralized by
  automobiles.
                                                                                 36                     27               23

11% convertible promissory notes payable to individuals,
  principal and interest payable in 24 equal monthly payments commencing June and September 1997; due May and September
  1999. Notes are convertible into units, at $1.25 and $2.50 per unit, consisting of one share of common stock and warrants allowing the holder to purchase shares of the Company's stock at prices of
  $1.75, $2.50 and 120% of the offering price of an initial public offering by the Company. A majority of these notes contain an anti-dilutive provision that requires the issuance of additional warrants upon conversion under certain circumstances after shares, options and warrants exceed 10,000,000 shares of common stock outstanding exclusive of the 120% warrants. $383 of the December
  31, 1998 outstanding balance was paid in full in January 1999.              1,526                    869              485

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)





NOTE 6 - LONG-TERM DEBT (CONTINUED)

                                                                                        June 30,
                                                                           ------------------------------------     December 31,
                                                                                1997                 1998               1998
                                                                           ---------------      ---------------    --------------
                                                                                                                     (Unaudited)
6.64% promissory notes payable to individuals in
  connection with the purchase of U.S. Games, monthly
  payments computed based on a percentage of the previous
  month's gross sales. Payment is applied against accrued
  interest first and then as a reduction of unpaid principal.
  Annual payments must at least equal the accrued and unpaid interest on the remaining outstanding principal balance. The
  Company's obligation is satisfied on the earliest to occur; (i)
  the date all accrued and unpaid interest and principal are paid,
  (ii) or October 10, 2002.                                                          3,864                2,874            2,072

Note payable to a finance company. Paid in full
  during the period ended December 31, 1998.                                             -                2,560                -

Note payable to a finance company, the first six monthly
  installments are for accrued and unpaid interest only. The next forty-eight monthly installments of $37 include principal and interest at a fixed rate of 8.90%, unpaid principal and interest due June 2003. Collateralized by a first preferred mortgage on a vessel, a first priority security interest in all non-gaming equipment and other property used in connection with the operation of the vessel, all earnings, insurances and requisition compensation of the vessel
  and a $125 compensating balance at December 31, 1998.                                  -                    -            1,500

Note payable to a finance company with variable interest at a rate equal to one (1.0) percentage point above the reference rate (9%
combined rate at December 31, 1998). Principal and interest under this note is due and payable in sixty installments of $50 commencing
December 1, 1998 and continuing until November 1, 2003 when all remaining principal and interest are due. Collateralized by certain
equipment.                                                                               -                    -            2,900

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)





NOTE 6 - LONG-TERM DEBT (CONTINUED)

                                                                                         June 30,
                                                                           -------------------------------------      December 31,
                                                                                 1997                 1998                1998
                                                                           ----------------     ----------------    ---------------
                                                                                                                      (Unaudited)
Note payable to a finance company, payable in monthly
  installments of $1 including interest at a fixed rate of
  11.73%, due May 2001. Collateralized by a security interest in
  certain equipment.                                                                -                    -                    36

Note payable to a finance company, payable in monthly installments of $5 including interest at a fixed rate of 10.25%, due July 2003.
  Collateralized by a security interest in certain equipment.                       -                    -                   223

Note payable to a company collateralized by a mortgage deed on a hotel with interest at the rate of 10% per annum. The interest rate is adjusted quarterly beginning September 15, 1999 to four and 75/100 percentage points (4.75%) above the weekly average yield on US Treasury securities adjusted to a constant of one year as made available by the
  Federal Reserve Board. This note is payable in one payment of $100 plus interest on September 15, 1999 and quarterly payments of principal and interest beginning December 15, 1999 and amortized over a four
  (4) year period ending on September 15, 2003. However, subject to the options set forth, the Company may pay this note in full by paying
  $500 to the holder on or before March 14, 1999. In the event the option set forth above is not exercised, the Company may pay this note in full by paying $525 plus interest on the principal sum due on or before
  September 14, 1999. The Company must also pay such additional charges
  as are set forth in a certain mortgage deed.                                            -                    -                545
                                                                           ----------------     ----------------    ---------------
                                                                                      5,858                6,370              7,784
Less current portion                                                                 (1,766)              (2,127)            (1,587)
                                                                           ----------------     ----------------    ---------------
Total long-term debt                                                       $          4,092     $          4,243     $        6,197
                                                                           ================     ================     ==============

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 7 - LONG-TERM LIABILITIES

Deferred Compensation Contracts

The Company has entered into $1,644 (undiscounted) of deferred compensation contracts with certain individuals related to the acquisition of Technology. These contracts provide for the payment of defined amounts, generally for up to a period of six years on a monthly basis. The amounts are computed by taking a percentage of the previous month's gross sales. The present value of the future amounts estimated to be payable is being accrued for financial reporting purposes at an imputed interest rate of 6.64%, and originally amounted to $1,354 (discounted). As of December 31, 1998 (unaudited), approximately $1,142 of deferred compensation payments have been made. Of these payments, $909 has been recorded as a reduction to the liability. The remaining $233 has been recorded as interest expense.

Noncompete Agreement

In connection with the acquisition of Technology, the Company entered into a noncompete agreement with the former stockholder of Technology in the amount of $7,300 (undiscounted). The agreement is payable through September 2006 in 10 annual installments of $730 which include interest imputed at 6.64%. The present value of the future amounts to be payable is accrued for financial reporting purposes at the imputed interest rate of 6.64% and originally amounted to $5,214. The corresponding asset is being amortized over the life of the agreement, which is 10 years.

A summary of long-term liabilities at June 30, 1997 and 1998 and December 31, 1998 is as follows:

                                                                                  June 30,
                                        -------------------------------------------------------------------------------------------
                                                            1997                                            1998
                                        --------------------------------------------    -------------------------------------------
                                                          Current        Long-term                        Current       Long-term
                                            Total         Portion         Portion           Total         Portion        Portion
                                        ------------    ------------    ------------    ------------    ------------   ------------
Deferred compensation contracts         $        752    $        125    $        627    $        599    $        130   $        469
Noncompete agreement                           5,214             384           4,830           4,830             409          4,421
                                        ------------    ------------    ------------    ------------    ------------   ------------

                                        $      5,966    $        509    $      5,457    $      5,429    $        539   $      4,890
                                        ============    ============    ============    ============    ============   ============



                                               December 31, 1998 (unaudited)
                                        --------------------------------------------
                                                          Current        Long-term
                                            Total         Portion         Portion
                                        ------------    ------------    ------------
Deferred compensation contracts         $        444    $        188    $        256
Noncompete agreement                           4,421              -            4,421
                                        ------------    ------------    ------------

                                        $      4,865    $        188    $      4,677
                                        ============    ============    ============


                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 7 - LONG-TERM LIABILITIES (CONTINUED)

Noncompete Agreement (continued)

The annual aggregate maturities of long-term debt and long-term liabilities at June 30, 1998, are as follows:

                                                       Long-Term               Long-Term
         Year Ending June 30,                           Debt                 Liabilities                Total
         --------------------                       --------------          --------------          --------------
                   1999                             $        2,127          $          539          $        2,666
                   2000                                      1,450                     573                   2,023
                   2001                                      1,505                     612                   2,117
                   2002                                      1,038                     652                   1,690
                   2003                                        250                     560                     810
                   Thereafter                                   -                    2,493                   2,493
                                                    --------------          --------------          --------------

                                                    $        6,370          $        5,429          $       11,799
                                                    ==============          ==============          ==============


NOTE 8 - INCOME TAXES

The Company files a consolidated tax return that includes the operations of Technology and Cruises.

Income tax expense (benefit) consists of:

                                                     Year Ended                                   Six Months Ended
                                                      June 30,                                      December 31,
                                ----------------------------------------------------      ---------------------------------
                                     1996               1997               1998               1997               1998
                                --------------     --------------     --------------      --------------     --------------
                                                                                                     (Unaudited)
   Current
      U.S. Federal              $           -      $          517     $          821      $        1,771     $        1,779
      State and local                       -                 176                 80                 134                134
                                --------------     --------------     --------------      --------------     --------------
                                            -                 693                901               1,905              1,913
                                --------------     --------------     --------------      --------------     --------------
   Deferred
      U.S. Federal                        (484)               927               (974)               (903)              (288)
      State and local                      (26)               118               (124)               (115)               (16)
      Valuation allowance                  510                 -                  -                   -                  -
                                --------------     --------------     --------------      --------------     -------------
                                            -               1,045             (1,098)             (1,018)              (304)
                                --------------     --------------     --------------      --------------     --------------

                                $           -      $        1,738     $         (197)     $          887     $        1,609
                                ==============     ==============     ==============      ==============     ==============

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 8 - INCOME TAXES (CONTINUED)

Rate Reconciliation

The reconciliation of income tax expense (benefit) by applying the Federal statutory tax rates to the Company's effective income tax rate is as follows:

                                                               June 30,                                   December 31,
                                        --------------------------------------------------        -----------------------------
                                            1996               1997              1998                 1997              1998
                                        -----------        ------------       ------------        ------------       -----------
                                                                                                            (Unaudited)
Federal statutory rate                        (34.0)%             34.0%             (34.0)%              34.0%              34.0%
State income taxes, net of federal
  income tax benefit
                                                  -                1.8                4.7                 3.9                1.7
Nondeductible expenses including
  nondeductible goodwill
                                                 .5                1.5               12.9                 3.2                1.4
Deferred expenses including
  litigation and stock based
  compensation
                                               (3.0)             (10.2)              (1.1)               (1.8)               (.1)
Valuation allowance                            36.5                  -                  -                   -                  -
                                        -----------       ------------        ------------        ------------       -----------

                                                  - %             27.1%              (17.5)%              39.3%             37.0%
                                        ===========       ============        ============        ============       ===========

The net current deferred tax asset and the net long-term deferred tax (liability) asset in the accompanying consolidated balance sheets consists of the following:

                                                                         June 30,
                                                          -------------------------------------      December 31,
                                                               1997                 1998                 1998
                                                          ----------------     ----------------     ----------------
                                                                                                       (Unaudited)
   Current deferred taxes

     Current deferred tax asset                           $             88     $             67     $             61
     Current deferred tax liability                                      -                    -                    -
                                                          ----------------     ----------------     ----------------
     Net current deferred tax asset                                     88                   67                   61

   Long-term deferred taxes
     Long-term deferred tax asset                                      415                1,398                1,655
     Long-term deferred tax liability                                 (922)                (827)                (774)
                                                          ----------------     ----------------     ----------------
     Net long-term deferred tax (liability) asset                     (507)                 571                  881
                                                          ----------------     ----------------     ----------------

                                                          $           (419)    $            638     $            942
                                                          ================     ================     ================

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 8 - INCOME TAXES (CONTINUED)

Rate Reconciliation (continued)

The principal temporary differences that result in the above deferred tax assets and liabilities are differences in the methods for calculating depreciation, amortization and certain expenses accrued for financial reporting purposes not deductible for tax purposes until paid.


NOTE 9 - LEASES

The Company has a noncancellable operating lease for its office space in Norcross, Georgia that expires January 2005 and requires monthly payments of $21. Rental expenses for this operating lease were approximately $254 and $252 during the years ended June 30, 1997 and 1998, respectively.

The Company had a Bareboat Charter Agreement for the use of the Vegas Express. The original agreement commenced on April 22, 1998 and was to expire in April 1999, as amended. Charter payments were $100 per month until January 22, 1999 at which time they became $50 per month. Additionally, beginning on January 22, 1999, the Company paid the owner of the Vegas Express $3.00 per passenger per month in excess of 12,000 passengers. Lease expenses for this Charter were approximately $0, $0 and $100 during the years ended June 30, 1996, 1997 and 1998, respectively, and $0 and $600 (unaudited) for the six months ended December 31, 1997 and 1998, respectively. The Company purchased the corporation that owned the boat in May 1999. (See accompanying pro forma financial statement.)

In addition, the Company has operating leases that expire through May 2002 for various office equipment, office facilities, dock and parking. These leases require monthly payments totaling $28.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 9 - LEASES (CONTINUED)

Future minimum lease payments pursuant to these leases are approximately as follows:

                                                                                                Related
                                                                            Non-Related          Party
                  Year Ending June 30,                                         Party            (Note 5)             Total
                  --------------------                                   ----------------   ----------------     --------------

                         1999                                              $        1,104     $           30     $        1,134
                         2000                                                         487                 30                517
                         2001                                                         356                 30                386
                         2002                                                         263                 30                293
                         2003                                                         264                 10                274
                         Thereafter                                                   431                 -                 431
                                                                           --------------     --------------     --------------

                                                                           $        2,905     $          130     $        3,035
                                                                           ==============     ==============     ==============


NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company had an agreement with the first distributor which allowed the Company to sell machines to a second company for their own use. There is a disagreement between the Company and the first distributor as to whether or not the agreement set up an exclusive relationship. During the year ended June 30, 1997, the first distributor filed suit against the Company alleging breach of contract. During the year ended June 30, 1998, the United States District Court of South Carolina awarded a $3,065 judgement in favor of the first distributor. As such, the Company has increased the corresponding accrual to that amount plus interest by recording a charge to income in the amount of $2,779. In April 1999, the judgement was affirmed on appeal. The Company has filed a petition for a rehearing.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

On October 19, 1998, the former Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary ("Individual") of Technology filed a complaint against the Company in the United States District Court for the Northern District of Georgia alleging that the Company had breached an alleged employment agreement with the Individual because the Company granted incentive stock options to the Individual for 200,000 shares exercisable at $2.50 per share rather than nonqualified stock options for 200,000 shares exercisable at $1.00 per share. Further, the Individual alleges that the stock options he should have received should have been exercisable without being conditioned upon a particular schedule and should not have expired upon the termination of his employment. The Individual alleges that he has been damaged in an undetermined amount. The Company has filed an answer denying the claims and intends to vigorously defend the lawsuit.

On June 10, 1998, the second distributor filed a complaint against the Company in the Court of Common Pleas for the Fifth Judicial Circuit, Richland County, State of South Carolina in which the second distributor alleges, among other things, that the Company breached a sales distribution agreement by not supplying the second distributor with Pot O Gold machines for resale in South Carolina and further the Company used unfair and/or deceptive means of restraining trade in violation of the South Carolina Unfair Trade Practices Act by limiting the supply of Pot O Gold machines in South Carolina. The second distributer requests that it be granted damages in an amount to be determined at trial and that the damages be trebled. At the same time it requested that it be granted a temporary restraining order and preliminary injunction against the Company.

The Company had the lawsuit removed to the United States District Court for the District Court of South Carolina, Anderson Division. On September 2, 1998, the Court denied the second request for temporary restraining order and preliminary injunction. The Company has filed an Answer and Counterclaim in which it denies various allegations, asserts various affirmative defenses and counterclaims that the Company sold new Pot O Gold games as used games thereby constituting an unfair and deceptive act in trade or commerce in South Carolina in violation of the Unfair Trade Practices Act and that the second distributer's actions in selling Pot O Gold games in violation of the terms of the Agreement resulted in a judgment being entered against the Company in favor of the first distributor in the amount of $3,065. The Company requests that it be granted damages to be determined at trial and that the damages be trebled.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

On December 14, 1998, the Company filed a lawsuit against the first distributor in the Superior Court of Gwinnett County, State of Georgia in which the Company alleges that the first distributor breached Exclusive Distribution Agreement dated November 27, 1995, by failing to pay the Company $2,667 for a portion of the memory board upgrade kits for Pot O Gold machines that the first distributor had ordered from the Company and by failing to pay the Company $5,040 for a portion of the Pot O Gold machines the first distributor had ordered from the Company. The Company also alleges that the first distributor misappropriated "trade secrets" of the Company and requests that it be granted damages to be proved at trial, interest and attorneys' fees, specific performance and an order enjoining the misappropriation.

Purchase Agreements

In May 1999, the Company purchased Florida Casino Cruises, Inc, ("Owner") the corporation that owns the Vegas Express. Total consideration given in exchange for all the issued and outstanding shares of the Owner's common stock was $2,100, 80,000 shares of the Company's common stock valued at $ 10 per share and warrants to purchase an additional 80,000 shares of the Company's common stock at a price of $ 10 per share with an imputed value of $117. These warrants expire in three years. Additionally, the Company will assume responsibility for any disclosed and undisclosed accounts payable relating to the vessel up to $1,450 plus 50% of any amounts in excess of $1,450 and the assumption of a bank mortgage in the amount of $ 1,300. As of June 30, 1998 and December 31, 1998, the Company had advanced $1,700 to the Owner which is represented by a third mortgage on the vessel. In addition to the monthly charter payments payable under the Bareboat Charter agreement, the Company has made payments totaling $156 to a former stockholder of the Owner. In addition, the Company made the monthly payment for July 1998 related to the second mortgage on the vessel in the amount of $45.

Guarantees

In 1999 the Company entered into a series of agreements with a third party financing source to guarantee loans made to unaffiliated purchasers of gaming machines from the Company. $1,300 of loans have been guaranteed under these agreements at April 30, 1999.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Purchase Agreements (continued)

In June 1998, the Company entered into a purchase agreement to purchase a hotel for total consideration of approximately $1,020. As of June 30, 1998, the Company had $85 on deposit towards the purchase price. The remainder is to be payable as follows; $50 due July and August 1998, $290 due September 1998 and the balance by the execution of a promissory note in the amount of $545 bearing interest at 10% balance due in five years from the closing date.

Employment Agreements

The Company has entered into a five year employment agreement with the Company's president. The agreement contains an anti-dilutive provision that requires the issuance of additional options upon a change in control, as defined in the agreement. Additionally, upon a change in control, the officer has the option to cause the Company to repurchase all or any portion of the common stock owned by the officer at a price as defined in the agreement. This agreement is automatically renewed after the termination date for succeeding one year periods unless the Company or the officer gives written notice of nonrenewal.

The Company has also entered into three year employment agreements with the Company's chief financial officer, compliance and licensing director, secretary and assistant secretary. The agreements contain an anti-dilutive provision that requires the issuance of additional options upon a change in control, as defined in the agreement. Additionally, upon a change in control, the officers have the option to cause the Company to repurchase all or any portion of the common stock then owned by each officer at a price as defined in the agreement. These agreements are automatically renewed after the termination date for succeeding one year periods unless the Company or the officer gives written notice of nonrenewal.

Nine other employees have employment agreements with the Company or its subsidiaries that expire at various times through February 2002.

Consulting Agreement

Effective March 1998, the Company entered into a consulting agreement with the former executive vice president ("Individual") of the Company. Pursuant to the consulting agreement, the Individual is required to provide a maximum of ten hours of management consulting per week for the Company and its subsidiaries. He is to be paid $5 per month, plus an amount to maintain his current health insurance, and out-of-pocket expenses incurred by him in performing his consulting duties. This consulting agreement automatically terminates on December 31, 2008.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 11 - BUSINESS AND CREDIT CONCENTRATIONS

For the year ended June 30, 1997, two customers accounted for approximately 18% and 60% of the Company's total sales. As of June 30, 1997, the Company had approximately $75, or 8%, of total trade accounts receivable due from these two customers.

For the year ended June 30, 1998, two customers accounted for approximately 23% and 47% of the Company's total sales. As of June 30, 1998, the Company had approximately $39, or 2%, of total trade accounts receivable due from these two customers.

For the period ended December 31, 1998 (unaudited), Collins Companies, Drews Distributing, Inc. and Sao Paulo Games Commercial LTDA accounted for approximately 17%, 48% and 12%, respectively, of the Company's total sales. As of December 31, 1998, the Company had approximately $753, or 33% of total trade accounts receivable due from these three customers.


NOTE 12 - STOCK OPTIONS AND WARRANTS

Stock Option Plan

The Company has a 1997 Incentive and Nonstatutory Stock Option Plan ("Plan") which authorizes the Company to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan allows for a total of 1,000,000 shares of Common Stock to be granted. The Board of Directors has amended the Plan to increase the number of shares to 4,500,000. The amendment is subject to stockholder approval. The Plan is administered by the Company's Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No incentive option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each incentive option is exercisable during the lifetime of the optionee only by such optionee.

Stock Option Activity

During the year ended June 30, 1997, the Company issued 1,100,684 stock options exercisable at prices ranging from $1.00 to $2.80 per share, which represented fair market value at the respective dates of grant. These options expire from April 2002 through June 2007. No expense has been recognized for issuances to employees. However, for 130,000 options issued to non-employees, $59 of expense has been recognized at imputed values ranging from $.45 to $.48 per option, which approximated fair market value at the time of issuance prior to the acquisition of U.S. Games.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)


NOTE 12 - STOCK OPTIONS AND WARRANTS (CONTINUED)

Stock Option Activity (continued)

During the year ended June 30, 1998, the Company issued 562,500 stock options exercisable at $6.00 per share, which represented fair market value at the date of grant. These options expire June 2008.

In November 1998 (unaudited), the Company issued 600,000 employee stock options exercisable at $6.00 per share, which approximated market value. These options expire through December 2007.

In December 1998 (unaudited), the Company issued 190,000 employee stock options exercisable at $6.00 per share that expire from November 2003 through December 2007. $760,000 of compensation expense was recorded in connection with these options using a value of $10 per share.

Stock Warrant Activity

During the year ended June 30, 1997, the Company issued 142,413 common stock warrants in conjunction with various stock issuances. These warrants have exercise prices ranging from $1.00 to $2.80 per share and expire from June 1999 through May 2005. $26 of expense has been recognized as a result of issuances of 93,321 of common stock warrants to nonemployees in exchange for services provided. The imputed value of these warrants ranged from $.46 to $ .78 per warrant.

During the year ended June 30, 1998, the Company issued 41,988 common stock warrants in conjunction with various stock issuances. These warrants have exercise prices of $2.80 per share and expire from July 1999 through June 2000.

During the period ended December 31, 1998 (unaudited), the Company issued 20,994 common stock warrants in conjunction with various debt conversions. These warrants have exercise prices of $2.50 per share and expire from July 2000 through December 2000.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 12 - STOCK OPTIONS AND WARRANTS (CONTINUED)

Stock Option and Warrant Activity (continued)

The following is a summary of options and warrants granted, exercised and expired:

                                                                                                      Currently Exercisable
                                                                           Exercise Price      ----------------------------------
                                        Options            Warrants           Per Share           Options            Warrants
                                    --------------      --------------     --------------      --------------      --------------
Outstanding, June 30, 1995               1,687,500             275,307     $  1.00 - 2.80           1,687,500             275,307
   Options granted                          20,000                   -               1.50              20,000                   -
   Warrants granted                             -              129,929        2.50 - 3.00                   -             129,929
                                    --------------      --------------     --------------      --------------      --------------

Outstanding June 30, 1996                1,707,500             405,236        1.00 - 3.00           1,707,500             405,236
   Options granted                       1,100,648                   -         .10 - 2.80             780,648                   -
   Warrants granted                             -              142,413        1.00 - 2.80                   -             142,413
   Warrants exercised                           -              (32,500)              2.80                   -             (32,500)
                                    --------------      --------------     --------------     ---------------      --------------

Outstanding June 30, 1997                2,808,148             515,149         .10 - 3.00           2,488,148             515,149
   Options granted                         562,500                   -               6.00             562,500                   -
   Warrants granted                             -               41,988               2.50                   -              41,988
   Warrants exercised                           -              (91,786)              2.80                   -             (91,786)
   Warrants expired                             -              (36,329)              2.80                   -             (36,329)
                                    --------------      --------------     --------------     ---------------      --------------

Outstanding June 30, 1998                3,370,648             429,022         .10 - 6.00           3,050,648             429,022
   Options granted (unaudited)             790,000                   -               6.00             250,000                   -
   Options exercised (unaudited)
                                              (100)                  -               2.80                (100)                  -
   Options expired (unaudited)            (205,700)                  -        2.50 - 2.80            (205,700)                  -
   Warrants granted (unaudited)
                                                -               20,994               2.50                   -              20,994
                                    --------------      --------------     --------------     ---------------      --------------

Outstanding December 31, 1998
  (unaudited)                            3,954,848             450,016     $   .10 - 6.00           3,094,848             450,016
                                    ==============      ==============     ==============     ===============      ==============


The weighted average exercise price is $2.54 per share.
The weighted average remaining contractual life is 76 months.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 12 - STOCK OPTIONS AND WARRANTS (CONTINUED)

Stock Warrant Activity (continued)

The above table does not include 3,214,990 shares and warrants that may be required to be issued upon the conversion of the 11% convertible promissory notes payable to individuals as discussed in Note 6. Upon conversion, 1,060,000 shares and 17,495 shares of common stock would have to be issued at $1.25 and $2.50 per share, respectively. Additionally, two sets of 1,060,000 common stock warrants would have to be issued allowing the holders to purchase shares of the Company's common stock at $1.75 a share and 120% of the offering price of an initial public offering by the Company. In addition, 17,495 common stock warrants allowing the holder to purchase shares at $2.50 per share would have to be issued. In January 1999, the Company paid $383 of the December 31, 1998 outstanding balance of these notes in full. As such, the Company believes that the conversion features that would have entitled the noteholders the right to acquire up to 3,042,000 shares of the Company's common stock have expired.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the issuances of stock options to employees. Had compensation cost for the Company's issuances of stock options during the year ended June 30, 1997 and 1998 and the six months ended December 31, 1998 (unaudited) been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share for those periods would have been decreased (increased) to the pro forma amounts indicated below:

                                                                                June 30,
                                                                   ----------------------------------      December 31,
                                                                         1997                 1998             1998
                                                                   -------------         ------------      ------------
                                                                                                            (unaudited)
       Net income (loss) - as reported                             $       4,688         $       (929)     $      2,738
       Net income (loss) - pro forma                               $       3,700         $     (1,431)     $      2,527
       Earnings (loss) per share - diluted - as reported           $         .65         $       (.21)     $        .27
       Earnings (loss) per share - diluted - pro forma             $         .48         $       (.32)     $        .25

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options or warrants with the following assumptions used for grants through the six months ended December 31, 1998: dividend yield of 0.0%; expected average annual volatility of 0.0%; average annual risk-free interest rate of 5.44%; and expected terms of 3 to 5 years.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 13 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided by the board of directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding common stock of Leisure Time and make removal of the board of directors more difficult. As of December 31, 1998, no series of preferred stock has been designated and no shares of preferred stock are currently issued and outstanding.

Common Stock Activity

During the years ended June 30, 1996, 1997 and 1998, and the period ended December 31, 1998 (unaudited), the Company sold 426,400, 167,400, 33,900 and 100 shares of common stock, respectively, for cash at prices ranging from $.50 and $2.80 per share.

During the period ended December 31, 1998 (unaudited), 20,944 shares of common stock were issued at $2.50 per share in satisfaction of $53 of notes payable and accrued interest.

During the years ended June 30, 1997 and 1998, the Company issued 85,292 and 99,874 shares of common stock, respectively, as extensions on notes payable and in conjunction with the conversion of certain notes payable. During the year ended June 30, 1997, 31,100, shares were issued at a value of $1.00 per share in connection with the extensions. During the years ended June 30, 1997 and 1998, 54,192 and 99,874 shares, respectively, were issued at rates ranging from $2.50 to $2.80 per share in satisfaction of $145 and $267, respectively, of notes payable and accrued interest.

During the year ended June 30, 1997, officers of the Company forgave $875 of accrued officer wages related to prior years.

In October 1996, the Company issued 38,080 shares of common stock in exchange for services provided. These shares were valued at $2.50 per share.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 13 - STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock Activity (continued)

In December 1996, the Company repurchased 100,000 shares of previously issued common stock at a rate of $2.00 per share.

In June 1997, in connection with the acquisition of a certain vessel as discussed in Note 10, the Company issued 150,000 shares of common stock valued at $ 2.50 a share.


NOTE 14 - BUSINESS SEGMENTS

As of the period ending December 31, 1998, the Company has two reportable segments: manufacturing and offshore gaming cruises. Prior to the period ended December 31, 1998, the Company had only one operational segment; therefore, only the period ended December 31, 1998 reportable segment information is being presented. The manufacturing segment is responsible for the development, manufacturing and sales of gaming equipment. The offshore gaming cruise segment operates a gaming cruise ship. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

Operating results and other financial data are presented for the two reportable segments of the Company for the period ended December 31, 1998. Revenue includes sales to external customers within that segment. Cost of goods sold includes costs associated with revenue within the segments. Depreciation and amortization includes expenses related to depreciation and amortization directly allocated to the segment. Consolidated income tax expense and deferred tax assets are included with corporate and other.

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)



NOTE 14 - BUSINESS SEGMENTS (CONTINUED)

Identifiable assets are those assets used in segment, corporate and other operations, which consist primarily of cash, receivables, inventory, prepaid expenses, machinery, equipment, deposits and intangibles.

                                                                         Offshore
                                                                          Gaming              Corporate
                                                  Manufacturing           Cruises             And Other          Consolidated
                                                ----------------     ----------------      ----------------     ----------------
December 31, 1998 (unaudited):
    Revenue                                     $         25,632     $          3,100      $            276     $         29,008
    Cost of goods sold                          $         13,423     $            326      $            277     $         14,026
    Depreciation and amortization               $            622     $            236      $             27     $            885
    Selling, general and administrative
     expenses                                   $          2,084     $          4,803      $          2,032     $          8,919
    Segment profit (loss)                       $         10,411     $         (3,139)     $         (4,055)    $          3,217
    Identifiable assets                         $         15,162     $         10,915      $          3,328     $         29,405


NOTE 15 - EARNINGS (LOSS) PER SHARE

The following table sets forth the computation for basic and diluted earnings per share:

                                                                                                     For the Six Months Ended
                                                                Year Ended June 30,                           December 31,
                                               ------------------------------------------------    -------------------------------
                                                    1996             1997              1998            1997              1998
                                               -------------    -------------       -----------    -------------     -------------
                                                                                                                   (Unaudited)
Numerator
   Numerator for basic earnings per share
    - net increase (loss)                      $      (1,397)   $       4,688       $      (929)   $       1,371     $       2,738
   Effect of interest saved on convertible
    debt                                                  -               298               131               84                36
                                               -------------    -------------       -----------    -------------     -------------
   Numerator for diluted earnings per
    share - adjusted net income (loss)         $      (1,397)   $       4,986       $      (798)   $       1,455     $       2,774
                                               =============    =============       ===========    =============     =============

                      LEISURE TIME CASINOS & RESORTS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)




NOTE 15 - EARNINGS (LOSS) PER SHARE (CONTINUED)

                                                                                                      For the Six Months Ended
                                                             Year Ended June 30,                            December 31,
                                          ----------------------------------------------------    -------------------------------
                                               1996              1997               1998              1997               1998
                                          --------------    --------------      --------------    --------------   --------------
                                                                                                            (Unaudited)
Denominator
 Denominator for basic earnings per
  share - weighted average shares              4,010,650         4,343,397           4,516,528         4,505,380        4,642,753
 Effect of dilutive securities -
  convertible debt, options and warrants
                                                    --           3,321,506                --           5,333,923        5,526,513
                                          --------------    --------------      --------------    --------------   --------------
 Denominator for diluted earnings per
  share - adjusted weighted average
  shares                                       4,010,650         7,664,903           4,516,528         9,839,303       10,169,266
                                          ==============    ==============      ==============    ==============   ==============

 Basic earnings (loss) per share          $         (.35)   $         1.08      $         (.21)   $          .30   $          .59
                                          ==============    ==============      ==============    ==============   ==============

 Diluted earnings (loss) per share        $         (.35)   $          .65(1)   $         (.21)   $          .15   $          .27
                                          ==============    ==============      ==============    ==============   ==============


(1) Where the inclusion of potential common shares is anti-dilutive, such shares are excluded from the computation.


NOTE 16 - SUBSEQUENT EVENTS

Line-of-Credit

In January 1999, the Company established a $1,000 line-of-credit with a finance company that expires on January 31, 2000. Interest is variable at a per annum rate equal to the sum of 3.25% plus the 30-day Commercial Paper Rate (as published in The Wall Street Journal), based upon actual days elapsed over a 360 day year.

                          INDEPENDENT AUDITORS' REPORT



To the Stockholder
Leisure Time Technology, Inc.
 (f/k/a U.S. Games, Inc.)


We have audited the accompanying balance sheets of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) as of June 30, 1996 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) at June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                        Ehrhardt Keefe Steiner & Hottman PC

August 15, 1997
Denver, Colorado

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)


                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                                                       June 30,
                                                                                       ---------------------------------------
                                                                                            1996                     1997
                                                                                       ---------------         ---------------
                                                             ASSETS
Current assets
   Cash                                                                                $         4,158         $         1,054
   Trade accounts receivable, less allowance for doubtful accounts of
    $26 and $31 at June 30, 1996 and 1997, respectively                                            219                     868
   Other receivables                                                                               116                      -
   Inventories (Note 2)                                                                          1,725                   2,873
   Income taxes refundable                                                                         249                      11
   Prepaid expenses and other                                                                       78                     127
   Deferred tax asset (Note 5)                                                                     188                      54
                                                                                       ---------------         ---------------
      Total current assets                                                                       6,733                   4,987
                                                                                       ---------------         ---------------

Property and equipment
   Machinery and equipment                                                                         681                     741
   Leasehold improvements                                                                           37                      41
                                                                                       ---------------         ---------------
                                                                                                   718                     782
   Less accumulated depreciation                                                                  (391)                   (516)
                                                                                       ---------------         ---------------
      Net property and equipment                                                                   327                     266

Non-compete agreement, less accumulated amortization of $413                                        -                    4,801
Purchased software, less accumulated amortization of $637 and $1,042 at June 30,
  1996 and 1997, respectively (Note 4)                                                             576                     173
Debt issuance cost, less accumulated amortization of $293 and $342 at June 30,
  1996 and 1997, respectively                                                                       49                      -
Goodwill, less accumulated amortization of $535 (Note 10)                                           -                    5,562
Other assets                                                                                       233                      14
                                                                                       ---------------         ---------------

                                                                                       $         7,918         $        15,803
                                                                                       ===============         ===============

                                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
   Current installments of long-term debt (Note 6)                                     $            -          $           637
   Current installments of long-term liabilities (Note 7)                                           -                      509
   Trade accounts payable                                                                          441                     685
   Accrued expenses (Note 3)                                                                       987                   1,049
                                                                                       ---------------         ---------------
      Total current liabilities                                                                  1,428                   2,880

Long-term debt (Note 6)                                                                             -                    3,226
Other long-term liabilities (Note 7)                                                                -                    5,457
Deferred tax liability (Note 5)                                                                     -                      506
                                                                                       ---------------         ---------------
    Total long-term liabilities                                                                     -                    9,189
                                                                                       ---------------         ---------------

    Total liabilities                                                                            1,428                  12,069
                                                                                       ---------------         ---------------

Commitments and contingencies (Notes 8 and 10)

Stockholder's equity
   Common stock, no par value; 5,000,000 shares authorized; 688,850 shares
    issued                                                                                          -                       -
   Paid-in capital (Note 10)                                                                       820                      -
   Retained earnings                                                                             5,712                   3,734
   Treasury stock, 350 common shares, at cost                                                      (42)                     -
                                                                                       ---------------         --------------
    Total stockholders' equity                                                                   6,490                   3,734
                                                                                       ---------------         ---------------

                                                                                       $         7,918         $        15,803
                                                                                       ===============         ===============



                       See notes to financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)


                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                For the Years Ended
                                                                                       June 30,
                                                                           ------------------------------
                                                                               1996              1997
                                                                           -------------    -------------
Revenue                                                                    $      28,291    $      32,532
Cost of goods sold                                                                15,677           17,916
                                                                           -------------    -------------
   Gross profit                                                                   12,614           14,616
                                                                           -------------    -------------

Selling, general and administrative expenses                                       8,284            5,903
Deferred compensation (Note 7)                                                      --              1,354
Research and development costs                                                       800              601
Interest expense, net                                                                 74              449
                                                                           -------------    -------------
      Total operating expenses                                                     9,158            8,307
                                                                           -------------    -------------

Income before income taxes                                                         3,456            6,309

Income tax expense (Note 5)                                                       (1,293)          (2,533)
                                                                           -------------    -------------

      Net income                                                           $       2,163    $       3,776
                                                                           =============    =============

Earnings per share - basic and diluted                                     $        3.14    $        5.48
                                                                           =============    =============

Weighted average number of common shares outstanding - basic and diluted         688,850          688,850
                                                                           =============    =============


                       See notes to financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)



                        STATEMENT OF STOCKHOLDER'S EQUITY
                       YEARS ENDED JUNE 30, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                             Common Stock                                                           Total
                                      --------------------------      Paid-in        Retained      Treasury     Stockholder's
                                         Shares         Amount        Capital        Earnings        Stock          Equity
                                      -----------    -----------    -----------    -----------    -----------    -----------
Balances at June 30, 1995                 688,850    $      --      $       343    $     3,549    $       (42)   $     3,850

Income tax benefit related to the
  exercise of non-qualified stock
  options                                    --             --              477           --             --              477

Net income                                   --             --             --            2,163           --            2,163
                                      -----------    -----------    -----------    -----------    -----------    -----------

Balances at June 30, 1996                 688,850           --              820          5,712            (42)         6,490

Payments of options and
  warrants exercised at June 30,
  1996 at rates ranging from
  $.01 to $3.60 (Note 10)                 343,998            862           --             --             --              862

Repurchase of common stock recorded
  at cost (Note 10)                      (343,998)          (862)          (820)        (2,415)            42         (4,055)

Allocation of Parent's excess
  purchase price                             --             --             --             (525)          --             (525)

Dividends (Note 10)                          --             --             --           (2,814)          --           (2,814)

Net income                                   --             --             --            3,776           --            3,776
                                      -----------    -----------    -----------    -----------    -----------    -----------

Balance at June 30, 1997                  688,850    $      --      $      --      $     3,734    $      --      $     3,734
                                      ===========    ===========    ===========    ===========    ===========    ===========








                       See notes to financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)


                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                              For the Years Ended
                                                                                    June 30,
                                                                           --------------------------
                                                                              1996           1997
                                                                           -----------    -----------
Cash flows from operating activities
   Net income                                                              $     2,163    $     3,776
                                                                           -----------    -----------
   Adjustments to reconcile net income to net cash provided by operating activities
      Depreciation and amortization                                                502            238
      Amortization of non-compete agreement                                       --              413
      Amortization of debt issue costs                                             170            341
      Amortization of goodwill                                                    --              535
      Deferred compensation agreement                                             --            1,354
      Deferred tax benefit                                                        (113)           188
      Deferred tax liability                                                      --              452
      Changes in assets and liabilities
         Trade accounts receivable                                               2,236           (649)
         Inventories                                                              (108)        (1,148)
         Income taxes refundable                                                   227            238
         Prepaid expenses                                                          (46)           (50)
         Other receivables                                                        (115)           116
         Trade accounts payable                                                   (238)           244
         Accrued expenses                                                          200             61
         Income taxes payable                                                      (33)          --
                                                                           -----------    -----------
                                                                                 2,682          2,333
                                                                           -----------    -----------
             Net cash provided by operating activities                           4,845          6,109
                                                                           -----------    -----------

Cash flows from investing activities
   Capital expenditures                                                           (112)           (64)
   Other assets                                                                   (100)           217
   Purchase of software                                                            (10)          --
   Paid for contingent payments                                                   --           (2,495)
                                                                           -----------    -----------
             Net cash used in investing activities                                (222)        (2,342)
                                                                           -----------    -----------

Cash flows from financing activities
   Dividends                                                                      --           (2,814)
   Payments on notes payable                                                      (500)          --
   Payments on long-term debt                                                     (150)          --
   Payments on merger notes                                                       --             (263)
   Repurchase of common stock                                                     --           (3,192)
   Payments on deferred compensation agreement                                    --             (602)
                                                                           -----------    -----------
             Net cash used in financing activities                                (650)        (6,871)
                                                                           -----------    -----------

Net increase (decrease) in cash                                                  3,973         (3,104)

Cash at beginning of year                                                          185          4,158
                                                                           -----------    -----------

Cash at end of year                                                        $     4,158    $     1,054
                                                                           ===========    ===========


Continued on the following page.


                       See notes to financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


Continued from previous page.


Supplemental disclosure of cash flow information

         Cash paid during the year for interest was $28 and $149 for June 30, 1996 and 1997, respectively.

         Cash paid during the year for income taxes was $1,311 and $189 for June
          30, 1996 and 1997, respectively.

Supplemental disclosures of non cash financing and investing activities

         During the year ended June 30, 1996, the Company recorded a debt issuance cost of $342 in exchange for warrants with a fair market value of $342 in connection with obtaining a line-of-credit.

         During the year ended June 30, 1996, the Company recorded a credit to paid-in-capital in the amount of $477 for the income tax benefit related to stock options.

         During the year ended June 30, 1997, in connection with the acquisition, the Company entered into a non-compete agreement with the former stockholder (Note 7).

         During the year ended June 30, 1997, in connection with the acquisition, the Company incurred or recognized $4,127 of notes payable, $3,602 in goodwill, $525 in charges to equity and $267 related to accounts payable (Note 10).




                       See notes to financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Leisure Time Technology, Inc. (f/k/a U.S. Games, Inc.) (the "Company"), develops, manufactures and sells video amusement games and video gaming machines. The Company is licensed to sell video gaming machines in Michigan, Minnesota, New York, North Carolina, and Wisconsin and is in compliance with South Carolina regulations regarding the sale of gaming machines. The Company is in the process of becoming licensed in Arizona, Mississippi, Montana, Nevada and Ontario, and has established relationships for international sales in Europe and South America.

On September 13, 1996, the Company was acquired by Leisure Time Casinos & Resorts, Inc. (the "Parent") and operates as a wholly owned subsidiary of the Parent (Note 10).

Inventories

Inventories are stated at the lower of cost or market and consist primarily of raw material, work in process and finished goods. Work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Cost is determined using the first-in, first-out method for all inventories.

Property and Equipment

Property and equipment are stated at cost. Depreciation on equipment is calculated using the straight-line method over the estimated lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Purchased Software

Purchased software is being amortized over a period of three years.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue is recognized as products are shipped.

Research and Development

All research and development costs are expensed as incurred.

Non-Compete Agreement

The Company has entered into a non-compete agreement with the former stockholder of the Company. The amount shown on the balance sheet represents the present value of amounts to be paid (Note 7). The cost is being amortized using the straight-line method over 10 years, the life of the agreement.

Goodwill

Goodwill, resulting from the acquisition, is being amortized using the straight-line method over 10 years.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy limits the amount of credit exposure to any one institution. The Company does, however, on occasion exceed the Federal Deposit Insurance Corporation federally insured limits and the Securities Investors Protection Corporation insured limits and at June 30, 1997, exceeded these amounts by approximately $1,691.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the 1996 financial statements in order to conform to the 1997 presentation.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 2 - INVENTORIES

Inventories consist of the following:

                                                                                                        June 30,
                                                                                        --------------------------------------
                                                                                            1996                    1997
                                                                                        --------------          --------------
         Raw materials                                                                  $        1,211          $        1,827
         Work-in-process                                                                            98                     110
         Finished goods                                                                            526                   1,046
                                                                                        --------------          --------------
                  Total                                                                          1,835                   2,983
         Inventory reserve                                                                        (110)                   (110)
                                                                                        --------------          --------------

                                                                                        $        1,725          $        2,873
                                                                                        ==============          ==============


NOTE 3 - ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                                                       June 30,
                                                                                        --------------------------------------
                                                                                            1996                     1997
                                                                                        --------------          --------------
         Accrued wages and benefits                                                     $          159          $          205
         Accrued interest payable                                                                   -                      288
         Deferred compensation                                                                     152                      -
         Advanced deposits                                                                         116                      -
         Other accrued expenses                                                                    560                     556
                                                                                        --------------          --------------

                                                                                        $          987          $        1,049
                                                                                        ==============          ==============


NOTE 4 - PURCHASED SOFTWARE

The Company recorded an intangible asset of approximately $1,200 for software rights and source code. The asset is being amortized over three years and has net balances of $576 and $173 at June 30, 1996 and 1997, respectively. Prior to the purchase of the software and source code, the Company paid royalties for the use of the software.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 5 - INCOME TAXES

Due to the acquisition (Note 10), the Company will be included in the consolidated tax return with the Parent for the period from the date of acquisition to June 30, 1997. The accompanying tax provision has been computed assuming that the Company files on a separate return basis. Income tax expense has been reflected through the reduction of dividends by $2,091 as of June 30, 1997.

Income tax expense (benefit) for the years ended June 30, 1996 and 1997 consists of:

                                                                  June 30,
                                                    --------------------------------------
                                                         1996                    1997
                                                    --------------          --------------
   Current
      U.S. Federal                                  $        1,176          $        1,676
      State and local                                          230                     329
                                                    --------------          --------------
                                                             1,406                   2,005
                                                    --------------          --------------
   Deferred
      U.S. Federal                                            (106)                    496
      State and local                                           (7)                     32
                                                    --------------          --------------
                                                              (113)                    528
                                                    --------------          --------------

                                                    $        1,293          $        2,533
                                                    ==============          ==============

Actual income tax expense differs from expected income tax expense (computed by applying the U.S. Federal statutory income tax rate of 34% to income before income taxes), as follows:

                                                                                     June 30,
                                                                      -------------------------------------
                                                                           1996                    1997
                                                                      -------------           -------------
   Computed expected income tax expense                                        34.0%                   34.0%
   Increase (decrease) in income tax expense resulting from
      State income taxes, net of federal income tax effect                      5.2                     3.4
      Nondeductible expenses                                                     .5                     1.5
      Other                                                                    (2.3)                    1.2
                                                                      -------------           -------------

                                                                               37.4%                   40.1%
                                                                      =============           =============

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 5 - INCOME TAXES (CONTINUED)

The net deferred tax asset liability in the accompanying balance sheets includes the following deferred tax assets and liabilities:

                                                                                 June 30,
                                                                  --------------------------------------
                                                                       1996                    1997
                                                                  ---------------         --------------
Current deferred taxes
         Current deferred tax asset                               $           375         $            54
         Current deferred tax liability                                      (187)                     -
                                                                  ---------------         --------------

                  Net current deferred tax asset                  $           188         $            54
                                                                  ===============         ===============



                                                                                  June 30,
                                                                  ---------------------------------------
                                                                       1996                   1997
                                                                  ---------------         ---------------
Long-term deferred taxes
         Long-term deferred tax asset                             $            -          $           769
         Long-term deferred tax liability                                      -                   (1,275)
                                                                  ---------------         ---------------

                  Net long-term deferred tax liability            $            -          $          (506)
                                                                  ===============         ===============

The principal temporary differences that result in the above deferred tax assets and liabilities are differences in the methods for calculating depreciation, amortization and certain expenses accrued for financial reporting purposes not deductible for tax purposes until paid.

The Company generated net operating loss carryforwards of $328, based upon operations from July 1, 1996 through September 13, 1996. These net operating loss carryforwards were utilized for the period September 14, 1996 to June 30, 1997.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)




NOTE 6 - LONG-TERM DEBT

                                                                                                       June 30,
                                                                                       ---------------------------------------
                                                                                            1996                   1997
                                                                                       ---------------         ---------------
6.64% promissory notes payable to individuals, interest
  payable annually until all contingent payments (Note 8)
  have been made, at which time monthly principal and interest payments are due, monthly payments computed based on a
  percentage of the previous months gross sales of defined
  gaming products. Payment is applied against accrued interest first and then as a reduction of unpaid principal. Annual
  payments must at least equal the accrued and unpaid interest on the remaining outstanding principal balance. The Company's obligation is satisfied on the earliest to occur; (i) the date all accrued and unpaid interest and principal is paid, (ii) the date on which a total of $4,961 has been paid, (iii) or October
  10, 2002.                                                                            $            -          $         3,863
Less current portion                                                                                -                     (637)
                                                                                       ---------------         ---------------

Total long-term debt                                                                   $            -          $         3,226
                                                                                       ===============         ===============

The aggregate annual maturities of long-term debt at June 30, 1997, are as follows:

             Year Ending June 30,
             ---------------------
              1998                                      $       637
              1999                                              665
              2000                                              710
              2001                                              759
              2002                                              811
              Thereafter                                        281
                                                        -----------
                                                        $     3,863
                                                        ===========

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)





NOTE 7 - LONG-TERM LIABILITIES

Deferred Compensation Contracts

The Company has entered into $1,644 (undiscounted) of deferred compensation contracts with certain individuals related to the acquisition (Note 10). These contracts provide for the payment of defined amounts, generally for up to a period of six years commencing on a monthly basis in November 1996. Initially, the payments were computed based on the number of Pot-O-Gold(TM) machines sold each month multiplied by the agreed upon rate for the amount sold. As of March 1, 1997, the amounts are computed by taking a percentage of the previous month's gross sales. The present value of the future amounts estimated to be payable were accrued for financial reporting purposes at an imputed interest rate of 6.64%, and originally amounted to $1,354 (discounted). As of June 30, 1997, approximately $617 of deferred compensation payments have been made. Of those payments, $602 have been recorded as a reduction to the liability. The remaining $15 has been recorded as interest expense. The agreements contained certain early payment discount provisions based on the payments due from September 14, 1996 to March 1, 1997. As of June 30, 1997, $87 of early payment discounts have been offset against interest expense.

Noncompete Agreement

In connection with the acquisition, the Company entered into a noncompete agreement with the former stockholder of the Company in the amount of $7,300 (undiscounted). The agreement is payable through September 2006 in 10 annual installments of $730 which includes interest imputed at 6.64%. The present value of the future amounts to be payable are accrued for financial reporting purposes at the imputed interest rate of 6.64% and originally amounted to $5,214. The corresponding asset is being amortized over the life of the agreement which is 10 years.

A summary of long-term liabilities at June 30, 1996 and 1997 are as follows:


                                                                             June 30,
                                   -------------------------------------------------------------------------------------------
                                                       1996                                            1997
                                   --------------------------------------------    -------------------------------------------
                                                     Current        Long-term                        Current       Long-term
                                       Total         Portion         Portion           Total         Portion        Portion
                                   ------------    ------------    ------------    ------------    ------------   ------------
Deferred compensation contracts    $         -     $         -     $         -     $        752    $        125   $        627
Noncompete agreement                         -               -               -            5,214             384          4,830
                                   ------------    ------------    ------------    ------------    ------------   ------------

                                   $         -     $         -     $         -     $      5,966    $        509   $      5,457
                                   ============    ============    ============    ============    ============   ============

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 7 - LONG-TERM LIABILITIES (CONTINUED)

Noncompete Agreement (continued)

The aggregate annual maturities of long-term liabilities and long-term debt at June 30, 1997 are as follows:

                                               Long-Term               Long-Term
         Year Ending June 30,                    Debt                Liabilities                Total
         --------------------               ---------------         ---------------         ---------------
                   1998                     $           637         $           509         $         1,146
                   1999                                 665                     543                   1,208
                   2000                                 710                     579                   1,289
                   2001                                 759                     618                   1,377
                   2002                                 811                     659                   1,470
                   Thereafter                           282                   3,058                   3,340
                                            ---------------         ---------------         ---------------

                                            $         3,864         $         5,966         $         9,830
                                            ===============         ===============         ===============


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Leases

The Company has a noncancellable operating lease for its office space that expires January 31, 1998. Rental expenses for this operating lease were approximately $234 and $254 during the years ended June 30, 1996 and 1997, respectively.

Future lease payments under the operating lease as of June 30, 1997 are approximately $154.

Litigation

The Company has an agreement with a distributor which allowed the Company to sell machines to a second company for their own use. There is a disagreement between the Company and its distributor as to whether or not the agreement set up an exclusive relationship. During the year ended June 30, 1997, both entities filed suit against the Company alleging breach of contract. In the opinion of counsel and management, neither suit will result in material losses in excess of amounts provided for in the accompanying financial statements.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)





NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Profit Sharing

The Company has a profit sharing plan which covers substantially all employees. Contributions are determined at the sole discretion of management and are charged to current operations. Contributions were $48 and $77 for the years ended June 30, 1996 and 1997, respectively.

Additionally, the Company has a 401(k) feature. This feature does not create an obligation for the Company.


NOTE 9 - BUSINESS AND CREDIT CONCENTRATIONS

In 1996, two customers accounted for approximately 27% and 53% of the Company's total sales. At June 30, 1996, the Company had approximately $48, or 22%, of total trade accounts receivable due from these two customers. Additionally, the Company had approximately $170, or 78%, of total trade accounts receivable due from one other customer.

In 1997, two customers accounted for approximately 18% and 60% of the Company's total sales. As of June 30, 1997, the Company had approximately $75, or 8%, of total trade accounts receivable due from these two customers. Additionally, the Company had approximately $681, or 76%, of total trade accounts receivable due from one other customer.


NOTE 10 - STOCKHOLDERS' EQUITY AND BUSINESS ACQUISITION

On September 13, 1996, the Company was acquired by the Parent.

Prior to the acquisition, options and warrants to acquire 343,998 shares of the Company's common stock were exercised for $862. Subsequently, these shares were then redeemed for $4,055.

In conjunction with the acquisition, the Company made monthly contingent payments related to the sale of the Pot-of-Gold(TM) machines. These agreements required monthly payments based upon the sale of the Pot-of-Gold(TM) machines. The agreement contained certain early payment discount provisions. The Company exercised the provisions and paid a total of $2,894 during the year ended June 30, 1997. The Company has no further payment obligation under the agreements.

The acquisition resulted in net goodwill of $6,097, which is being amortized on the straight-line method over 10 years.

Additionally, the Company entered into deferred compensation and covenant not to compete agreements as discussed in Note 7.

                          LEISURE TIME TECHNOLOGY, INC.
                            (f/k/a U.S. GAMES, INC.)

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 10 - STOCKHOLDERS' EQUITY AND BUSINESS ACQUISITION (CONTINUED)

The Company has also guaranteed approximately $1,610 in debt owed by the Parent. As of June 30, 1997, the outstanding balance related to these debt agreements was $1,526.

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Florida Casino Cruises, Inc.
Naples, Florida


We have audited the accompanying balance sheet of Florida Casino Cruises, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Casino Cruises, Inc. at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, at December 31, 1998, the Company had a stockholders' deficit of $5,599 and a net deficiency in working capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.


                                         Ehrhardt Keefe Steiner & Hottman P.C.
April 8, 1999
Denver, Colorado

                          FLORIDA CASINO CRUISES, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                    December 31,
                                                                                       --------------------------------------
                                                                                             1997                    1998
                                                                                       ---------------         --------------

                                                             ASSETS
Current assets
    Cash                                                                               $             1         $            -
    Cash - restricted                                                                               -                      207
    Accounts receivable                                                                              2                       2
    Prepaid expenses                                                                                15                      -
                                                                                       ---------------         --------------
             Total current assets                                                                   18                     209
                                                                                       ---------------         ---------------

Property and equipment (Notes 3 and 5)                                                           4,471                   4,388
    Less accumulated depreciation                                                               (1,933)                 (2,371)
                                                                                       ---------------         ---------------
             Total property and equipment                                                        2,538                   2,017
                                                                                       ---------------         ---------------

Other assets
    Deposits                                                                                        10                       1
    Loan acquisition fee, net of accumulated amortization of $3 (1997) and $6
     (1998)                                                                                         26                      16
                                                                                       ---------------         ---------------
             Total other assets                                                                     36                      17
                                                                                       ---------------         ---------------

Total assets                                                                           $         2,592         $         2,243
                                                                                       ===============         ===============

                                              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
    Note payable - stockholder (Note 4)                                                $         2,341         $         2,191
    Mortgage payable -related party (Note 4)                                                       700                      -
    Current portion of long-term debt (Note 5)                                                     609                     855
    Accounts payable                                                                               806                     646
    Accrued expenses                                                                               607                     834
    Accrued interest - stockholder (Note 4)                                                        406                     646
                                                                                       ---------------         ---------------
             Total current liabilities                                                           5,469                   5,172

Long-term liabilities
    Notes payable (Note 5)                                                                       1,621                     970
    Other liabilities (Note 9)                                                                     357                   1,700
                                                                                       ---------------         ---------------
             Total long-term liabilities                                                         1,978                   2,670
                                                                                       ---------------         ---------------

Total liabilities                                                                                7,447                   7,842
                                                                                       ---------------         ---------------

Commitments and contingencies (Note 8)

Stockholders' deficit
    Common stock, $1 par value, 130 shares authorized, 121 (1997) and 79 (1998)
       shares issued and outstanding                                                                -                       -
    Additional paid-in capital                                                                     430                     430
    Accumulated deficit                                                                         (5,285)                 (6,029)
                                                                                       ---------------         ---------------
                                                                                                (4,855)                 (5,599)
                                                                                       ---------------         ---------------

Total liabilities and stockholders' deficit                                            $         2,592         $         2,243
                                                                                       ===============         ===============

                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                                      For the Years Ended
                                                                                           December 31,
                                                                             ---------------------------------------
                                                                                   1997                    1998
                                                                             ---------------         ---------------
Sales revenue                                                                $         2,396         $            -

Cost of sales                                                                          1,143                      -
                                                                             ---------------         ---------------

      Gross profit (loss)                                                              1,253                      -

Operating expenses
      General and administrative expenses                                              2,761                     793
      Litigation expenses (Note 8)                                                       527                     225
      Loss on abandonment of assets                                                      814                      -
      Interest expense, net                                                              442                     426
                                                                             ---------------         ---------------
          Total operating expenses                                                     4,544                   1,444
                                                                             ---------------         ---------------

Net loss before other income                                                          (3,291)                 (1,444)

Other revenue
      Bareboat charter income (Note 7)                                                    -                      700
                                                                             ---------------         ---------------
          Total other revenue                                                             -                      700
                                                                             ---------------         ---------------

Net loss                                                                     $        (3,291)        $          (744)
                                                                             ===============         ===============

Loss per share - basic and diluted                                           $       (30.75)         $         (9.42)
                                                                             ==============          ===============

Weighted average number of common shares outstanding -
 basic and diluted
                                                                                    107,000                   79,000
                                                                             ==============          ===============



                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                          Accumulated
                                      Common Stock          Additional                     Deficit/
                               --------------------------     Paid-in        Treasury      Retained
                                 Shares          Amount       Capital         Stock        Earnings        Total
                               -----------    -----------   -----------    -----------   -----------    -----------
Balance - December 31, 1996            121    $      --     $       680    $      --     $    (1,044)   $      (364)

Common stock repurchase from
  stockholder (Note 9)                 (42)          --            (250)          --            (950)        (1,200)

Net loss for the year                 --             --            --             --          (3,291)        (3,291)
                               -----------    -----------   -----------    -----------   -----------    -----------

Balance - December 31, 1997             79           --             430           --          (5,285)        (4,855)

Net loss for the year                 --             --            --             --            (744)          (744)
                               -----------    -----------   -----------    -----------   -----------    -----------

Balance - December 31, 1998             79    $      --     $       430    $      --     $    (6,029)   $    (5,599)
                               ===========    ===========   ===========    ===========   ===========    ===========




                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                            STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                     For the Years Ended
                                                                                         December 31,
                                                                                  --------------------------
                                                                                      1997          1998
                                                                                  -----------    -----------
Cash flows from operating activities
   Net (loss) income                                                              $    (3,291)   $      (744)
                                                                                  -----------    -----------
   Adjustments to reconcile net loss to cash (used by) provided by operating activities
      Write off of start-up costs                                                          76           --
      Loss on disposition of fixed assets                                                 860             63
      Depreciation and amortization                                                       666            464
      Changes in certain assets and liabilities -
         Accounts receivable                                                              225           --
         Inventories                                                                       25           --
         Prepaids                                                                         122             16
         Other current assets                                                              10              9
         Accounts payable                                                                 522           (160)
         Other accrued expenses                                                           725            467
                                                                                  -----------    -----------
                                                                                        3,231            859
                                                                                  -----------    -----------
             Net cash (used by) provided by operating activities                          (60)           115
                                                                                  -----------    -----------

Cash flows from investing activities
   Purchase of equipment                                                                 (448)          --
   Proceeds from fixed asset sale                                                           5              3
                                                                                  -----------    -----------
             Net cash (used by) provided by investing activities                         (443)             3
                                                                                  -----------    -----------

Cash flows from financing activities
   Proceeds from long-term debt - stockholder                                             465           (150)
   Advances received (Note 10)                                                            881          1,343
   Payment on long-term debt                                                             (525)          (405)
   Payments on note payable - stockholder                                                (500)          (700)
                                                                                  -----------    -----------
             Net cash provided by financing activities                                    321             88
                                                                                  -----------    -----------

Net (decrease) increase in cash                                                          (182)           206

Cash and cash equivalents- beginning of year                                              183              1
                                                                                  -----------    -----------

Cash and cash equivalents- end of year                                            $         1    $       207
                                                                                  ===========    ===========

Supplemental disclosures:
      Interest paid during December 31, 1997 and 1998 was $50 and $176, respectively.

Schedule of non-cash investing activities:
      During the year ended December 31, 1997, long-term debt was incurred to finance the acquisition of treasury stock for $1,200.



                       See notes to financial statements.

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Florida Casino Cruises, Inc. (the Company), a Georgia corporation, owns and operates the ship Vegas Express, which operated out of the port of Dania, Florida in 1997 and operates out of the port of Gloucester Massachusetts in 1998. The Vegas Express makes daily cruises into international water where it provides its passengers with various "Las Vegas" style gambling and entertainment. The corporation began its operations in 1993.

On October 1, 1995, the Company (f/k/a Coastal Investments, Inc. a Georgia corporation) acquired the assets of the Florida corporation known as Florida Casino Cruises and assumed the daily operations of the company. The acquiring Company then changed its name to Florida Casino Cruises, Inc. and the former operating corporation changed its name to Old FCC, Inc.

Restricted Cash

The Company has restricted cash pursuant to the Charter Hire of the vessel. The monthly charter payment is being deposited in an account titled Leisure Express Cruise, LLC and monies are used for vessel mortgage and expenses.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not include a provision for income taxes because the earnings and losses are included in the stockholders' personal income tax returns and are based on their personal tax strategies.

Property and Equipment

The ship is depreciated over fifteen years using the straight-line method. Ship improvements, related equipment and other equipment are recorded at cost and are depreciated over their estimated useful lives, which range from five to ten years.

Revenue Recognition

Casino revenue consist of net gaming wins. Food and beverage revenue include the aggregate amounts generated by those departments.

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (continued)

Casino promotional allowances consist principally of the retail value of complimentary food and beverages, admissions and entertainment provided to casino patrons.

Unearned cruise revenue, which represent customer cruise deposits, are included in the balance sheet when received and are recognized as passenger fare or food revenue upon completion of the voyage.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Drydock Costs

The Company uses the deferral method to account for major repairs and maintenance in drydock whereby costs are capitalized when incurred and amortized over the period to the next drydock.


NOTE 2 - CONTINUED OPERATIONS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has accumulated a deficit of $6,029 and a deficit in stockholders' equity of $5,599 through December 31, 1998. In addition, total current liabilities exceed totally current assets by approximately $4,963.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 2 - CONTINUED OPERATIONS (CONTINUED)

The Company has entered into an agreement to lease the vessel through April 1999 and possibly sell the stock of the company at the end of the lease (Notes 7 and 10).


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                          December 31,
                                                             ---------------------------------------
                                                                  1997                    1998
                                                             ---------------         ---------------
Property and equipment
    Casino equipment                                         $           665         $           595
    Ship and related equipment                                         3,277                   3,264
    Dock improvements                                                    437                     437
    Leasehold improvements                                                92                      92
                                                             ---------------         ---------------
                                                                       4,471                   4,388
    Less accumulated depreciation                                     (1,933)                 (2,371)
                                                             ---------------         ---------------

                                                             $         2,538         $         2,017
                                                             ===============         ===============


NOTE 4 - RELATED PARTY


Note Payable - Stockholder                                                        December 31,
--------------------------                                            ---------------------------------------
                                                                           1997                    1998
                                                                      ---------------         ---------------
Note payable - stockholder, interest at 10% per annum; all
   unpaid principal and interest due on demand; without
   collateral. Accrued interest of $406 (1997) and $646
   (1998).                                                            $         2,341         $         2,191

Mortgage Payable

Mortgage payable - stockholder, paid in full in 1998.                             700                      -
                                                                      ---------------         ---------------

                                                                      $         3,041         $         2,191
                                                                      ===============         ===============

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 5 - LONG-TERM DEBT

                                                                                                    December 31,
                                                                                       ---------------------------------------
                                                                                            1997                    1998
                                                                                       ---------------         ---------------
Note payable - insurance note, paid in full in 1998.                                   $            10         $            -

Note payable - vendor, paid in full in 1998.                                                        50                      -

Note payable - bank, interest at prime plus 2%, (which was
  10.5% at December 31, 1998) payable in monthly payments
  of interest and principal of $45 due November 2007,
  collateralized by ship Vegas Express.                                                          1,735                   1,390

Note payable vendor, interest at 10%, monthly payments of
  interest and principal of $17, due May 1999, collateralized
  by slot machines.                                                                                435                     435
                                                                                       ---------------         ---------------
                                                                                                 2,230                   1,825
Less current portion                                                                              (609)                   (855)
                                                                                       ---------------         ---------------

Total long-term debt                                                                   $         1,621         $           970
                                                                                       ===============         ===============

The aggregate annual maturities of long-term debt at December 31, 1998, are as follows:

                           Year Ending December 31,
                           ------------------------
                               1999                              $             855
                               2000                                            500
                               2001                                            470
                                                                 -----------------

                                                                 $           1,825
                                                                 =================


NOTE 6 - LEASES

Prior to entering into the Bareboat Charter agreement (Note 7), the Company conducted its operations from facilities (boat dock, ticket book, and boarding area) that are leased under a five-year non-cancelable lease expiring on May 31, 2000 with monthly rent payments of $6,500.

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 6 - LEASES (CONTINUED)

The minimum rental payments required under the above operating lease as of December 31, 1998 are as follows:

                Year Ending December 31,
                ------------------------
                         1999                                  $        78
                         2000                                           33
                                                               -----------

                                                               $       111
                                                               ===========

Rental expense totaled approximately $39 and $16 in 1997 and 1998, respectively.


NOTE 7 - BAREBOAT CHARTER

The Company also has a Bareboat Charter agreement that expires April 1999. Revenue related to this Charter equals $100 a month until December 31, 1998 and $50 a month until the expiration date. Lease revenue for this Charter was approximately $700 during the year ended December 31, 1998.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. The most significant of these are described below:

The Company is involved in litigation regarding use taxes. The Florida Department of Revenue and Sales and Use Tax Division suit is for $290 which includes $188 of tax. This amount has been accrued in the accompanying financial statements.

The Company is engaged in litigation with vendors for back payment on goods and services. The Company has accrued for the back payments and those amounts are reflected in the balance sheet.

The Company has personal injury claims pending and its insurance company is engaged in litigation on behalf of the Company. Personal injury judgments were entered against the Company totaling $225 which are recorded in the accompanying financial statements. The Company is appealing the judgment for $200.

                          FLORIDA CASINO CRUISES, INC.

                          NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The state of Georgia has filed a lien against the boat for non-payment of taxes. The lien was filed in Savannah in the amount of $146 which has been accrued for and is reflected in the balance sheet.

The state of Florida has brought suit against the Company alleging that the ship must obtain a watercraft registration permit in the state of Florida to operate on the state's inner waterways. The Company is vigorously contesting this issue and a conclusion regarding the outcome has not been reached. The amount of loss, if any, related to this litigation has not been estimated. Effective July 1998, the board operates out of the port in Gloucester, Massachusetts.


NOTE 9 - STOCKHOLDERS' EQUITY

During 1997, the Company repurchased 42 shares of common stock for $1,200, the Company paid $150 into escrow and issued a note for $1,050 payable monthly with an interest rate of 9%.


NOTE 10 - SUBSEQUENT EVENT - UNAUDITED

In May 1999, the Company sold all its issued and outstanding common stock to the corporation ("Corporation") that chartered the vessel through the bareboat charter agreement (Note 7). Total consideration given in exchange for all the issued and outstanding shares of the Company's common stock was $2,100, 80,000 shares of the Corporation's common stock valued at $ 10 per share and warrants to purchase an additional 80,000 shares of the Corporation's common stock at a price of $ 10 per share. These warrants expire in three years. Additionally, the Corporation will assume responsibility for any disclosed accounts payable relating to the vessel up to $1,450 plus 50% of any amounts in excess of $1,450 and assume a bank mortgage in the amount of $ 1,300. As of December 31, 1997 and 1998, the Company had received advances of $357 and $1,700, respectively, which is represented by a third mortgage on the vessel.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The unaudited pro forma combined balance sheet as of December 31, 1998 gives effect to the business combination of Leisure Time Casinos & Resorts, Inc. and Subsidiaries and Florida Casino Cruises, Inc. effective December 31, 1998.

The unaudited pro forma combined statements of income (loss) for the years ended June 30, 1994, 1995, 1996, 1997 and 1998 give effect to the business combinations between Leisure Time Casinos & Resorts, Inc. and Subsidiaries and U.S. Games, Inc. effective July 1, 1993 and Florida Casino Cruises, Inc. effective July 1, 1996.

These financial statements include the related pro forma adjustments described in the notes thereto. The transactions between Leisure Time Casinos & Resorts, Inc. and Subsidiaries, U.S. Games, Inc. and Florida Casino Cruises, Inc. have been accounted for as combinations of companies under the purchase method of accounting. These pro forma statements are not necessarily indicative of the results of operations as they might have been had the transactions become effective on the above mentioned dates.

A separate pro forma combined balance sheet for the acquisition of U.S. Games, Inc. is not included as the acquisition took place September 14, 1996 and is included in the historical balance sheet of Leisure Time Casinos & Resorts, Inc. and Subsidiaries as of June 30, 1998.

The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and notes thereto of Leisure Time Casinos & Resorts, Inc. and Subsidiaries, U.S. Games, Inc. and Florida Casino Cruises, Inc.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                        FOR THE YEAR ENDED JUNE 30, 1994
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                     Leisure Time
                                       Casinos &                                          Pro Forma Adjustments
                                     Resorts, Inc.                                       Acquisition Adjustments
                                         and          U.S. Games                        ------------------------     Pro Forma
                                     Subsidiaries         Inc.           Total            Debit         Credit        Combined
                                     ------------     -----------     -----------       ---------      ---------     -----------
Revenue
  Manufacturing                       $        -      $    15,494     $    15,494       $      -       $      -      $    15,494
  Gaming                                       -               -               -               -              -               -
  Other                                        -               -               -               -              -               -
                                      -----------     -----------     -----------       ---------      ---------     -----------
   Total revenue                               -           15,494          15,494              -              -           15,494
                                      -----------     -----------     -----------       ---------      ---------     -----------

Cost of goods sold
  Manufacturing                                -            8,657           8,657              -              -            8,657
  Gaming                                       -               -               -               -              -               -
  Other                                        -               -               -               -              -               -
                                      -----------     -----------     -----------       ---------      ---------     -----------
   Total cost of goods sold                    -            8,657           8,657              -              -            8,657
                                      -----------     -----------     -----------       ---------      ---------     -----------

Gross profit
  Manufacturing                                -            6,837           6,837              -              -            6,837
  Gaming                                       -               -               -               -              -               -
  Other                                        -               -               -               -              -               -
                                      -----------     -----------     -----------       ---------      ---------     -----------
   Total gross profit                          -            6,837           6,837              -              -            6,837
                                      -----------     -----------     -----------       ---------      ---------     -----------

Selling, general and administrative
  expenses                                    579           3,696           4,275 (4)         610             -            4,885
Research and development costs                 -              778             778              -              -              778
Interest expense, net                          24             138             162 (5)         666             -              828
                                      -----------     -----------     -----------       ---------      ---------     -----------
   Total operating expenses                   603           4,612           5,215           1,276             -            6,491
                                      -----------     -----------     -----------       ---------      ---------     -----------

Net income (loss) before unusual item
  and income tax                             (603)          2,225           1,622          (1,276)            -              346

Unusual item - litigation                      -               -               -               -              -               -

Net income (loss) before income tax
  benefit (expense)                          (603)          2,225           1,622          (1,276)            -              346
Income tax benefit (expense)                   -             (811)           (811)             -  (3)        683            (128)
                                      -----------     -----------     -----------       ---------      ---------     -----------

Net income (loss)                     $      (603)    $     1,414     $       811       $  (1,276)     $     683     $       218
                                      ===========     ===========     ===========       =========      =========     ===========

Net income (loss) - diluted           $      (603)                                                                   $       218
                                      ===========                                                                    ===========

Net income (loss) per common share -
  basic                               $      (.20)                                                                    $      .07
                                      ===========                                                                     ==========

Net income (loss) per common share
  - diluted                           $      (.20)                                                                    $      .07
                                      ===========                                                                     ==========

Weighted average number of common
  shares outstanding - basic            2,993,206                                                                      2,993,206
                                      ===========                                                                    ===========

Weighted average number of common
  shares outstanding - diluted          2,993,206                                                                      2,993,206
                                      ===========                                                                    ===========

             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                        FOR THE YEAR ENDED JUNE 30, 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                      Leisure Time
                                       Casinos &                                          Pro Forma Adjustments
                                      Resorts, Inc.                                      Acquisition  Adjustments
                                          and          U.S. Games                       -------------------------     Pro Forma
                                      Subsidiaries         Inc.           Total            Debit         Credit       Combined
                                      ------------    ------------    ------------      ----------     ----------    -----------
Revenue
  Manufacturing                       $         -     $     22,393    $     22,393      $       -      $       -     $     22,393
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    -----------
   Total revenue                                -           22,393          22,393              -              -           22,393
                                      ------------    ------------    ------------      ----------     ----------    ------------

Cost of goods sold
  Manufacturing                                 -           12,338          12,338              -              -           12,338
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    -----------
   Total cost of goods sold                     -           12,338          12,338              -              -           12,338
                                      ------------    ------------    ------------      ----------     ----------    ------------

Gross profit
  Manufacturing                                 -           10,055          10,055              -              -           10,055
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    -----------
   Total gross profit                           -           10,055          10,055              -              -           10,055
                                      ------------    ------------    ------------      ----------     ----------    ------------

Selling, general and administrative
  expenses                                     808           5,114           5,922 (4)         610             -            6,532
Research and development costs                  -            1,134           1,134              -              -            1,134
Interest expense, net                          205             165             370 (5)         615             -              985
                                      ------------    ------------    ------------      ----------     ----------    ------------
   Total operating expenses                  1,013           6,413           7,426           1,225             -            8,651
                                      ------------    ------------    ------------      ----------     ----------    ------------

Net income (loss) before unusual item
  and income taxes                          (1,013)          3,642           2,629          (1,225)            -            1,404

Unusual item - litigation                       -               -               -               -              -               -

Net income (loss) before income tax
  benefit (expense)                         (1,013)          3,642           2,629          (1,225)            -            1,404
Income tax benefit (expense)                    -           (1,343)         (1,343)             -  (3)        824            (519)
                                      ------------    ------------    ------------      ----------     ----------    ------------

Net income (loss)                     $     (1,013)   $      2,299    $      1,286      $   (1,225)    $      824    $        885
                                      ============    ============    ============      ==========     ==========    ============

Net income (loss) - diluted           $     (1,013)                                                                  $        885
                                      ============                                                                   ============

Net income (loss) per common share -
  basic                               $       (.33)                                                                  $        .28
                                      ============                                                                   ============

Net income (loss) per common share
  - diluted                           $       (.33)                                                                  $        .28
                                      ============                                                                   ============

Weighted average number of common
  shares outstanding - basic             3,109,273                                                                      3,109,273
                                      ============                                                                   ============

Weighted average number of common
  shares outstanding - diluted           3,109,273                                                                      3,109,273
                                      ============                                                                   ============

             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                        FOR THE YEAR ENDED JUNE 30, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      Leisure Time
                                       Casinos &                                          Pro Forma Adjustments
                                      Resorts, Inc.                                      Acquisition  Adjustments
                                          and          U.S. Games                       -------------------------     Pro Forma
                                      Subsidiaries         Inc.           Total            Debit         Credit       Combined
                                      ------------    ------------    ------------      ----------     ----------    -----------

Revenue
  Manufacturing                       $         -     $     28,292    $     28,292      $       -      $       -     $     28,292
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    ------------
   Total revenue                                -           28,292          28,292              -              -           28,292
                                      ------------    ------------    ------------      ----------     ----------    ------------

Cost of goods sold
  Manufacturing                                 -           15,678          15,678              -              -           15,678
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    ------------
   Total cost of goods sold                     -           15,678          15,678              -              -           15,678
                                      ------------    ------------    ------------      ----------     ----------    ------------

Gross profit
  Manufacturing                                 -           12,614          12,614              -              -           12,614
  Gaming                                        -               -               -               -              -               -
  Other                                         -               -               -               -              -               -
                                      ------------    ------------    ------------      ----------     ----------    ------------
   Total gross profit                           -           12,614          12,614              -              -           12,614
                                      ------------    ------------    ------------      ----------     ----------    ------------

Selling, general and administrative
  expenses                                   1,343           8,284           9,627 (4)         610             -           10,237
Research and development costs                  -              800             800              -              -              800
Interest expense, net                           54              74             128 (5)         513             -              641
                                      ------------    ------------    ------------      ----------     ----------    ------------

   Total operating expenses                  1,397           9,158          10,555           1,123             -           11,678
                                      ------------    ------------    ------------      ----------     ----------    ------------

Net income (loss) before unusual item
  and income taxes                          (1,397)          3,456           2,059          (1,123)            -              936

Unusual item - litigation                       -               -               -               -              -               -

Net income (loss) before income tax
  benefit (expense)                         (1,397)          3,456           2,059          (1,123)            -              936
Income tax benefit (expense)                    -           (1,293)         (1,293)             -  (3)        947            (346)
                                      ------------    ------------    ------------      ----------     ----------    ------------


Net income (loss)                     $     (1,397)   $      2,163    $        766      $   (1,123)    $      947    $        590
                                      ============    ============    ============      ==========     ==========    ============

Net income (loss) - diluted           $     (1,397)                                                                  $        590
                                      ============                                                                   ============

Net income (loss) per common share -
  basic                               $       (.35)                                                                  $        .15
                                      ============                                                                   ============

Net income (loss) per common share
  - diluted                           $       (.35)                                                                  $        .15
                                      ============                                                                   ============

Weighted average number of common
  shares outstanding - basic             4,010,650                                                                      4,010,650
                                      ============                                                                   ============

Weighted average number of common
  shares outstanding - diluted           4,010,650                                                                      4,010,650
                                      ============                                                                   ============

             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                        FOR THE YEAR ENDED JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                             Leisure Time
                             Casinos and                     Florida                        Pro Forma Adjustments
                             Resorts, Inc.                   Casino                        Acquisition Adjustments
                                 and         U.S. Games      Cruises                       -----------------------     Pro Forma
                             Subsidiaries       Inc.          Inc.          Total           Debit          Credit       Combined
                             ------------    ----------    ----------     ----------       --------       --------     ----------

Revenue
  Manufacturing               $   29,838     $    2,694    $       -      $   32,532       $     -        $     -      $   32,532
  Gaming                              -              -          2,396          2,396             -              -           2,396
  Other                               -              -             -              -              -              -              -
                              ----------     ----------    ----------     ----------       --------       --------     ----------
     Total revenue                29,838          2,694         2,396         34,928             -              -          34,928
                              ----------     ----------    ----------     ----------       --------       --------     ----------

Cost of goods sold
  Manufacturing                   16,616          1,301            -          17,917             -              -          17,917
  Gaming                              -              -          1,143          1,143             -              -           1,143
  Other                               -              -             -              -              -              -              -
                              ----------     ----------    ----------     ----------       --------       --------     ----------
   Total cost of goods sold       16,616          1,301         1,143         19,060             -              -          19,060
                              ----------     ----------    ----------     ----------       --------       --------     ----------

Gross profit
  Manufacturing                   13,222          1,393            -          14,615             -              -          14,615
  Gaming                              -              -          1,253          1,253             -              -           1,253
  Other                               -              -             -              -              -              -              -
                              ----------     ----------    ----------     ----------       --------       --------     ----------
   Total gross profit             13,222          1,393         1,253         15,868             -              -          15,868
                              ----------     ----------    ----------     ----------       --------       --------     ----------

Selling, general and
  administrative expenses          5,615          2,877         3,575         12,067 (6)        140
                                                                                     (4)        127             -          12,334
Research and development
  costs                              469            132            -             601                            -             601
Interest expense, net                712             11           442          1,165             -  (5)        226            939
                              ----------     ----------    ----------     ----------       --------       --------     ----------
   Total operating expenses        6,796          3,020         4,017         13,833            267            226         13,874
                              ----------     ----------    ----------     ----------       --------       --------     ----------

Net income (loss) before
  unusual item and income
  taxes                            6,426         (1,627)       (2,764)         2,035           (267)           226          1,994

Unusual item - litigation             -              -           (527)          (527)            -              -            (527)

Net income (loss) before
  income tax benefit
  (expense)                        6,426         (1,627)       (3,291)         1,508           (267)           226          1,467
Income tax benefit (expense)      (1,738)           554            -          (1,184)            -  (3)        642           (542)
                              ----------     ----------    ----------     ----------       --------       --------     ----------

Net income (loss)             $    4,688     $   (1,073)   $   (3,291)    $      324       $   (267)      $    868     $      925
                              ==========     ==========    ==========     ==========       ========       ========     ==========

Net income (loss) - diluted   $    4,986                                                                               $    1,223
                              ==========                                                                               ==========

Net income (loss) per common
  share - basic               $     1.08                                                                               $      .21
                              ==========                                                                               ==========

Net income (loss) per common
  share - diluted             $      .65                                                                               $      .16
                              ==========                                                                               ==========

Weighted average number of
  common shares outstanding
  - basic                      4,343,397                                                                                4,343,397
                              ==========                                                                               ==========

Weighted average number of
  common shares outstanding
  - diluted                    7,664,902                                                                                7,664,902
                              ==========                                                                               ==========

                    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                                FOR THE YEAR ENDED JUNE 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                       Leisure Time
                                       Casinos and                                         Pro Forma Adjustments
                                       Resorts, Inc.  Florida Casino                      Acquisition Adjustments
                                           and           Cruises                          -----------------------      Pro Forma
                                       Subsidiaries        Inc.            Total            Debit         Credit        Combined
                                       ------------    ------------    ------------       ---------      ---------    ------------
Revenue
  Manufacturing                        $     28,643    $         -     $     28,643       $      -       $      -     $     28,643
  Gaming                                         -               -               -               -              -               -
  Other                                          -               -               -               -              -               -
                                       ------------    ------------    ------------       ---------      ---------    ------------
   Total revenue                             28,643              -           28,643              -              -           28,643
                                       ------------    ------------    ------------       ---------      ---------    ------------

Cost of goods sold
  Manufacturing                              16,517              -           16,517              -              -           16,517
  Gaming                                         -               -               -               -              -               -
  Other                                          -               -               -               -              -               -
                                       ------------    ------------    ------------       ---------      ---------    ------------
   Total cost of goods sold                  16,517              -           16,517              -              -           16,517
                                       ------------    ------------    ------------       ---------      ---------    ------------

Gross profit
  Manufacturing                              12,126              -           12,126              -              -           12,126
  Gaming                                         -               -               -               -              -               -
  Other                                          -               -               -               -              -               -
                                       ------------    ------------    ------------       ---------      ---------    ------------
   Total gross profit (loss)                 12,126              -           12,126              -              -           12,126
                                       ------------    ------------    ------------       ---------      ---------    ------------

Selling, general and administrative
  expenses                                    8,727             318           9,045 (6)         140             -            9,185
Research and development costs                  642              -              642              -              -              642
Interest expense, net                           840             426           1,266              -  (5)        333             933
                                       ------------    ------------    ------------       ---------      ---------    ------------
   Total operating (income) expenses         10,209             744          10,953             140            333          10,760
                                       ------------    ------------    ------------       ---------      ---------    ------------

Net income (loss) before unusual item
  and income taxes                            1,917            (744)          1,173            (140)           333           1,366

  Unusual item - litigation                  (3,043)             -           (3,043)             -              -           (3,043)

Net income (loss) before income tax
  benefit (expense)                          (1,126)           (744)         (1,870)           (140)           333          (1,677)
Income tax benefit (expense)                    197              -              197              -  (3)        423             620
                                       ------------    ------------    ------------       ---------      ---------    ------------

Net income (loss)                      $       (929)   $       (744)   $     (1,673)      $    (140)     $     756    $     (1,057)
                                       ============    ============    ============       =========      =========    ============

Net income (loss) - diluted            $       (929)                                                                  $     (1,057)
                                       ============                                                                   ============

Net income (loss) per common share -
  basic                                $       (.21)                                                                  $       (.23)
                                       ============                                                                   ============

Net income (loss) per common share
  - diluted                            $       (.21)                                                                  $       (.23)
                                       ============                                                                   ============

Weighted average number of common
  shares outstanding - basic              4,516,528                                                                      4,516,528
                                       ============                                                                   ============

Weighted average number of common
  shares outstanding - diluted            4,516,528                                                                      4,516,528
                                       ============                                                                   ============


                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                     AS OF THE YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                       Leisure Time                                       Pro Forma Adjustments for
                                        Casinos &                                          Florida Casino Cruises
                                       Resorts, Inc.   Florida Casino                          Acquisition
                                           and            Cruises,                       -------------------------      Pro Forma
                                       Subsidiaries        Inc.           Total            Debit          Credit         Combined
                                       ------------    --------------  ------------      ----------     ----------    ------------
                ASSETS
Current assets
  Cash and cash equivalents            $      3,543    $        207    $      3,750      $       - (1)  $    2,100   $       1,650
  Current portion of notes receivable            47              -               47              -              -               47
  Trade accounts receivable                   2,576               2           2,578              -              -            2,578
  Receivable - other                              3              -                3              -              -                3
  Inventories, net                            2,481              -            2,481              -              -            2,481
  Prepaid expenses and other                    124              -              124              -              -              124
  Deferred tax asset - current                   61              -               61              -              -               61
                                       ------------    ------------    ------------      ----------     ----------    ------------
     Total current assets                     8,835             209           9,044              -           2,100           6,944
                                       ------------    ------------    ------------      ----------     ----------    ------------

Property and equipment, net                   7,280           2,017           9,297 (1)       5,357             -           14,654
                                       ------------    ------------    ------------      ----------     ----------    ------------


Long-term portion of notes receivable            80              -               80              -              -               80
Deferred tax asset - long term                  881              -              881              -              -              881
Goodwill                                      4,648              -            4,648              -              -            4,648

Other assets, net                             7,681              17           7,698              - (2)       1,700           5,998
                                       ------------    ------------    ------------      ----------     ----------    ------------
Total assets                           $     29,405    $      2,243    $     31,648      $    5,357     $    3,800    $     33,205
                                       ============    ============    ============      ==========     ==========    ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Current portion of long-term notes
    payable                            $      1,587    $        855    $      2,442 (1)  $      392     $       -     $      2,050
   Current portion of capital leases             54              -               54              -              -               54
   Current portion of other long-term
    liabilities                                 188              -              188              -              -              188
  Note payable - stockholder                     -            2,837           2,837 (1)       2,837             -               -
  Accounts payable                            3,016             646           3,662              - (1)         195           3,857
  Accrued expenses                            3,842             834           4,676 (1)         225             -            4,451
  Income taxes payable                        2,306              -            2,306              -              -            2,306
                                       ------------    ------------    ------------      ----------     ----------    ------------
     Total current liabilities               10,993           5,172          16,165           3,454            195          12,906
                                       ------------    ------------    ------------      ----------     ----------    ------------

Long-term liabilities
  Long-term portion of notes payable          6,197             970           7,167              -              -            7,167
  Long-term portion of capital leases           281              -              281              -              -              281
  Other long-term liabilities                 4,677           1,700           6,377 (2)       1,700             -            4,677
                                       ------------    ------------    ------------      ----------    -----------    ------------
     Total long-term liabilities             11,155           2,670          13,825           1,700             -           12,125
                                       ------------    ------------    ------------      ----------     ----------    ------------
Total liabilities                            22,148           7,842          29,990           5,154            195          25,031
                                       ------------    ------------    ------------      ----------     ----------    ------------

Commitments and contingencies

Stockholders' equity
   Preferred stock, no par value;
    5,000,000 shares authorized; none            -               -               -               -              -               -
    issued
   Common stock, $.001 par value;
    45,000,000 shares authorized;
    4,505,380 (1997) and 4,639,154
    (1998) issued and outstanding                 5              -                5              -              -                5
   Additional paid-in capital                 4,292             430           4,722 (1)         430 (1)        917           5,209
   Retained earnings (accumulated
    deficit)                                  2,960          (6,029)         (3,069)             -  (1)      6,029           2,960
                                       ------------    ------------    ------------      ----------     ----------    ------------


                                              7,257          (5,599)          1,658             430          6,946           8,174
                                       ------------    ------------    ------------      ----------     ----------    ------------

Total liabilities and stockholders'
    equity                             $     29,405    $      2,243    $     31,648      $    5,584     $    7,141    $     33,205
                                       ============    ============    ============      ==========     ==========    ============

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The acquisition of U.S. Games, Inc. included the following assets and liabilities as detailed below for a total purchase price of $5,827. Leisure Time Casinos & Resorts, Inc. and Subsidiaries paid $1,700 in cash and issued a note payable for $4,127 for the outstanding stock of U.S. Games, Inc. The purchase price has been allocated as follows:


Asset Category                                             Valuation
--------------                                             --------------
Cash                                                       $          371
Accounts receivable, net                                              371
Inventory                                                           1,517
Property, plant and equipment, net                                    314
Non-compete agreement                                               5,254
Other assets                                                        1,909
Liabilities                                                        (7,511)
                                                           --------------
Equity at date of purchase                                          2,225
Total cash paid for stock                                          (5,827)
                                                           --------------

Goodwill                                                   $        3,602
                                                           ==============

The acquisition of Florida Casino Cruises, Inc. included the following assets and liabilities as detailed below for a total purchase price of $4,717 Leisure Time Casinos & Resorts, Inc. and Subsidiaries issued 80,000 shares of common stock valued at $10.00 per share, warrants to purchase 80,000 shares of common stock at $10.00 per share with an imputed value of $117 and paid $2,100 in cash for the outstanding stock of Florida Casino Cruises, Inc. Additionally, the Company had advanced $1,700 to Florida Casino Cruises, Inc. prior to the acquisition. The purchase price has been allocated as follows:

Asset Category                                                Valuation
--------------                                              --------------
Cash                                                        $          207
Other assets                                                            19
Property, plant and equipment, net                                   7,374
Liabilities assumed                                                 (2,883)
                                                            --------------

Total consideration given                                   $        4,717
                                                            ==============

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The following adjustments and other information relates to the business combinations between Leisure Time Casinos & Resorts, Inc. and Subsidiaries, U.S. Games, Inc. and Florida Casino Cruises, Inc. Such adjustments were made:

1 To record the acquisition of Florida Casino Cruises, Inc. at a total purchase price of $4,717.

2       To offset the advances made to Florida Casino Cruises, Inc.

3 To recognize pro forma income tax expense (benefit) at a flat 37% effective rate for fiscal years ending June 30, 1994, 1995, 1996, 1997 and 1998.

4 To recognize 12 months of goodwill amortization for the years ending June 30, 1994, 1995, and 1996 and 2 1/2 additional months for the year ended June 30, 1997.

5 To recognize additional interest expense for the fiscal years ending June 30, 1994, 1995 and 1996 and reduced interest expense for the fiscal years ending June 30, 1997 and 1998 for the effect of principal payments during the previous fiscal years. The changes in interest expense are in connection with the notes payable and other debt agreements entered into upon the completion of the acquisition of U.S. Games, Inc.

6 To recognize additional depreciation on the vessel acquired in connection with the acquisition of Florida Casino Cruises, Inc. for the years ending June 30, 1997 and 1998. The vessel is depreciated using the straight line method over 15 years.


The fiscal year end for Florida Casino Cruises, Inc. is December 31. As such, the pro forma combined statements of income (loss) for the fiscal years ending June 30, 1997 and 1998 include the results of operations for Florida Casino Cruises, Inc. as of December 31, 1997 and 1998, respectively.

The pro forma results of operation for U.S. Games, Inc. added to the combined pro forma results of operations for the year ended June 30, 1997 relates to the period of July 1, 1996 through September 14, 1996 (date of acquisition). The period September 15, 1996 through June 30, 1997 is already included in Leisure Time Casinos & Resorts, Inc. and Subsidiaries' results of operations as of June 30, 1997.

                                1,100,000 SHARES





                  [LEISURE TIME CASINOS & RESORTS INC. LOGO]





                                  COMMON STOCK



                              --------------------
                                   PROSPECTUS
                                __________, 1999
                              --------------------





                           SCHNEIDER SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable by Leisure Time Casinos & Resorts, Inc. ("Leisure Time") in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee......................................            $  5,050
NASD Filing Fee...........................................            $  2,317
Nasdaq National Market Filing Fee.........................            $ 66,875
Accounting Fees and Expenses..............................            $120,000*
Legal Fees and Expenses...................................            $150,000*
Blue Sky Fees and Expenses................................            $ 10,000*
Representative's Non-Accountable Expense Allowance........            $396,000**
Printing, Freight and Engraving...........................            $140,000*
Miscellaneous.............................................            $  5,758*
                                                                      --------
             Total........................................            $896,000*
                                                                      ========


         *Estimated.

         **Estimated based on an assumed offering price of $12.00 per share.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Leisure Time has a $5,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and future officers and directors of Leisure Time, with certain exceptions, from claims arising out of any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed or attempted, or allegedly committed or attempted.

         Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

         Article Fifth of Leisure Time's Articles of Incorporation, as amended, filed as Exhibit 3.1 to this registration statement provides that a director of Leisure Time shall not be personally liable to Leisure Time or its stockholders for monetary damages for breach of fiduciary duty as a director; except that the provision does not eliminate or limit the liability of a director to Leisure Time or its stockholders for monetary damages otherwise existing for:
(i) any breach of the director's duty of loyalty to Leisure Time or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts involving unlawful distributions as specified in the Colorado Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. Further, Article Fifth states that any repeal or modification of the foregoing by the stockholders of Leisure Time shall not adversely affect any right or protection of a director of Leisure Time existing at the time of such repeal or modification.

         Article Sixth of Leisure Time's Articles of Incorporation, as amended, filed as Exhibit 3.1 to this registration statement provides in paragraph 3 that Leisure Time shall indemnify to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of Leisure Time against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of Leisure Time or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Leisure Time's request. Article Sixth also provides that Leisure Time shall have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

         Article VI of the Bylaws of Leisure Time, filed as Exhibit 3.2 to this registration statement includes provisions requiring Leisure Time to indemnify any person acting on behalf of Leisure Time who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of Leisure Time, or is or was serving at the request of Leisure Time as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person's official capacity with Leisure Time, that such person's conduct was in Leisure Time's best interest, or (ii) in all other cases (except criminal cases) that such person's conduct was at least not opposed to Leisure Time's best interest, or
(iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of Leisure Time in which the person being indemnified is adjudged liable to Leisure Time or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving action in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of Leisure Time shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by Leisure Time to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person's good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director of Leisure Time (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that Leisure Time report in writing to stockholders with or before notice of the next meeting of stockholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The following is information as to all securities of Leisure Time sold by Leisure Time within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act"). Leisure Time does not consider issuances of options to employees to purchase Leisure Time's common stock to be sales.

         (a) Between August 1995 and April 1996, Leisure Time issued 170,400 shares of its common stock to several persons for $2.50 per share. Leisure Time issued the shares in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they acquired the shares for their own accounts and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the shares bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (b) On May 18, 1996, Leisure Time issued a ten year option to David K. Vanco to purchase 250,000 shares of Leisure Time's common stock at an exercise price of $2.50 per share as consideration for David K. Vanco acting as a finder of financing for Leisure Time. Leisure Time issued the option in reliance on the exemption from registration under Section 4(2) of the Securities Act. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (c) On May 29, 1996, Leisure Time issued to ABCD Associates, Ltd. ("ABCD") a $100,000 11% Convertible Promissory Note Due May 29, 1999, in consideration for a ABCD making a $100,000 loan to Leisure Time. The note is convertible into units each consisting of (i) one share of common stock and
(ii) one warrant to purchase one share of common stock for $2.50. The conversion price for each unit is $2.50. Beginning on June 29, 1997, and continuing to date, ABCD has converted each monthly payment due on the note into 1,666 shares of common stock and warrants to purchase 1,666 shares of common stock at an exercise price of $2.50 per share. Leisure Time issued the note, the shares of common stock and the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the note and the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificates evidencing the note and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (d) On July 8, 1996, Leisure Time issued to Eileen Lynch 13,301 shares of common stock and warrants to purchase 13,301 shares of the common stock exercisable at a price of $2.50 per share in exchange for the conversion of a $28,000 promissory note plus $5,252.50 of interest. Leisure Time issued the shares and warrants in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act. Such person represented to Leisure Time that she acquired the shares and the warrants for her own account and not with a view to distribution and that she had available to her all material information concerning Leisure Time. The certificates evidencing the shares of common stock and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (e) On July 31, 1996, Leisure Time issued to Paul F. Frymark a $110,000 11% Convertible Promissory Note Due May 30, 1999 as consideration for Paul F. Frymark making a $110,000 loan to Leisure Time. The note is convertible into units each consisting of (i) one share of common stock and (ii) one warrant to purchase one share of common stock for $2.50. The conversion price for each unit is $2.50. Beginning on June 24, 1997, and continuing to date, such person has converted each monthly payment on the note into 1,833 shares of common stock and warrants to purchase 1,833 shares of common stock at an exercise price of $2.50 per share. Leisure Time issued the note and warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the note, the shares of common stock and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the note, the shares of common stock and the warrants each bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (f) On August 9, 1996, Leisure Time issued 90,000 shares of its common stock to Jerry E. Russell for $0.50 per share. Leisure Time issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time.

The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (g) On August 22, 1996, Leisure Time issued to various investors $1,400,000 principal amount of 11% convertible promissory notes due September 1, 1999. The notes are convertible into units, each consisting of (i) one share of common stock, (ii) one warrant to purchase one share of common stock at an exercise price of $1.75 per share and (iii) one warrant to purchase one share of common stock at an exercise price equal to 120% of the initial public offering price of the common stock. Leisure Time issued the notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they acquired the notes for their own accounts and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the notes bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (h) On August 26, 1996, Leisure Time issued to Lewis J. Thomas 4,892 shares of Leisure Time's common stock and warrants to purchase 4,892 shares of Leisure Time's common stock at an exercise price of $2.50 per share in exchange for the conversion of a $10,080 promissory note plus $2,150 of interest. Leisure Time issued the shares and warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and the warrants each bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (i) On August 30, 1996, Leisure Time issued 50,000 shares of its common stock to T. D. Reese for $1.00 per share. Leisure Time issued the shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (j) In September 1996, Leisure Time issued an option to purchase 90,000 shares of its common stock at an exercise price of $0.10 per share to Jerry E. Russell in connection with a loan of $40,000 made by Jerry E. Russell to Leisure Time. Leisure Time issued the option in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the option for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (k) On September 12, 1996, Leisure Time issued warrants to Urban Systems entitling Urban Systems to purchase 8,598 shares of common stock for $2.50 per share in exchange for the extension of certain accounts payable due to Urban Systems. Leisure Time issued the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (l) On October 9, 1996, Leisure Time issued to Mercantile Bank warrants to purchase 35,000 shares of common stock for $1.00 per share in exchange for previous services rendered in 1993. Leisure Time issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the warrants for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (m) On November 25, 1996, Leisure Time issued to Stephen J. Hendricks an option to purchase 40,000 shares of Leisure Time's common stock at an exercise price of $1.00 per share in exchange for previous services rendered from 1993 to 1995. Leisure Time issued the option in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the option bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (n) On December 31, 1996, Leisure Time issued 18,080 shares of Leisure Time's common stock and warrants to purchase 38,080 shares of Leisure Time's common stock at $2.50 per share to Kerry Lee Hoffman as consideration for Kerry Lee Hoffman acting as a finder of financing for Leisure Time. Leisure Time issued the shares and the warrants in reliance on the exemption from registration under Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and the warrants for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (o) On December 31, 1996, Leisure Time issued 20,000 shares of its common stock to Hoffman Midwest Sales, Inc. in consideration for Hoffman Midwest Sales, Inc. acting as a finder of financing for Leisure Time. Leisure Time issued the shares in reliance on the exemption from registration under
Section 4(2) of the Securities Act. Such company represented to Leisure Time that it acquired the shares for its own account and not with a view to distribution and that it had available to it all material information concerning Leisure Time. The certificate evidencing the shares bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (p) On April 2, 1997, Leisure Time issued to Alan N. Johnson, A. J. Siciliano, Michael A. Siciliano, Elaine M. Barron, Gerald J. Boyle, Sandra J. Boepple, Raymond G. Boyle, Howard P. Boyle, Richard D. Sly, Richard E. Sly and Randi Sly Strittmather options to purchase

41,556, 75,000, 20,000, 20,000, 50,292, 20,000, 20,000, 20,000, 43,000, 20,000
and 20,000 shares of Leisure Time's common stock, respectively, at an exercise price of $2.50 per share. Leisure Time issued the options in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons had available to them all material information concerning Leisure Time. The certificates evidencing the options bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (q) On June 26, 1997, Leisure Time extended the expiration dates of warrants issued to various persons to purchase 128,115 shares of Leisure Time's common stock at a price of $2.50 per share. Leisure Time issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they originally acquired the warrants for their own account and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (r) On June 30, 1997, Leisure Time issued to David K. Vanco warrants to purchase 11,643 shares of Leisure Time's common stock at an exercise price of $2.80 per share in exchange for David K. Vanco making a loan to Leisure Time. Such person had available to him all material information concerning Leisure Time. The certificate evidencing the warrants bears a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (s) On December 12, 1997, Leisure Time extended the expiration dates of warrants issued to various persons to purchase 122,907 shares of common stock from March 31, 1998 to March 31, 1999. The extensions were granted due to delays by Leisure Time in conducting a public offering. Leisure Time originally issued the warrants in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons represented to Leisure Time that they acquired the warrants for their own account and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (t) Between March 1999 and April 1999, Leisure Time issued 4,000 units consisting of 4,000 shares of its common stock and three year warrants to purchase 4,000 shares of its common stock to several persons for $10.00 per unit. Leisure Time issued the units in reliance upon the exemption from registration provided by Section 4(2) and Regulation D of the Securities Act. Such persons represented to Leisure Time that they acquired the units for their own accounts and not with a view to distribution and that they had available to them all material information concerning Leisure Time. The certificates evidencing the shares and warrants bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (u) On April 1, 1999, Leisure Time issued 100,000 shares of its common stock and an option to purchase 100,000 shares of its common stock at $6.00 per share to David M. Pote, Jr. in exchange for all of the outstanding stock of RP Capital Corporation. Leisure Time issued the shares and option in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and option for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and option bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (v) In March 1999, fourteen persons exercised outstanding warrants to purchase 60,090 shares of Leisure Time's common stock. Leisure Time issued the shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Such persons had available to them all material information concerning Leisure Time. The certificates evidencing the shares bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

         (w) On May 4, 1999, Leisure Time issued 80,000 shares of its common stock and a warrant to purchase 80,000 shares of its common stock at $10.00 per share to J. Kent Manley as part consideration for all of the outstanding stock of Florida Casino Cruises, Inc. Leisure Time issued the shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Such person represented to Leisure Time that he acquired the shares and warrant for his own account and not with a view to distribution and that he had available to him all material information concerning Leisure Time. The certificates evidencing the shares and warrant bear a restrictive legend under the Securities Act. No underwriter was involved in the transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of all exhibits filed as part of this Registration Statement:

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING

1.0                    Form of Underwriting Agreement.

1.1                    Form of Selected Dealers Agreement.

2.0 Agreement and Plan of Reorganization dated as of August 30, 1996, among U.S. Games, Inc., Leisure Time Casinos & Resorts, Inc., Leisure Acquisition, Inc. and Certain Holders of U.S. Games, Inc. Outstanding Stock, Options and Warrants together with Exhibits C, D, E, F, G, H and J thereto. The other schedules and exhibits to the Agreement and Plan of Reorganization are listed therein and copies thereof will be furnished supplementally to the United States Securities and Exchange Commission upon request.

2.1 Amended and Restated Asset Purchase Agreement dated as of January 31, 1997, between Leisure Time Casinos & Resorts, Inc. and Star of Cincinnati, Inc.

2.2 Accord and Satisfaction and Release of Mortgages Agreement dated as of February 3, 1997, by Leisure Time Casinos & Resorts, Inc., Star of Cincinnati, Inc. and Henry E. Davis Trustee.

3.0 Articles of Incorporation of Leisure Time Casinos & Resorts, Inc. dated February 4, 1993.

3.1 Articles of Amendment to the Articles of Incorporation of Leisure Time Casinos & Resorts, Inc. filed on April 3, 1997.

3.2                    Bylaws of Registrant adopted April 12, 1997.

4.0                    Form of Representative Warrant for the Purchase of
                       Common Stock

4.1                    Forms of Lock-Up Agreements.*

5.1                    Opinion of Smith McCullough, P.C. on Legality of Common
                       Stock.*

10.0                   1997 Incentive and Nonstatutory Stock Option Plan.

10.1                   Amendment No. 1 to 1997 Incentive and Nonstatutory Stock
                       Option Plan.*

10.2                   Form of 11% Convertible Promissory Note Due September 1,
                       1999.

10.3                   11% Convertible Promissory Note Due May 29, 1999.

10.4                   11% Convertible Promissory Note Due May 30, 1999.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING

10.5 Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos & Resorts, Inc. and Alan N. Johnson, Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Alan N. Johnson and Amendment to Employment Agreement dated effective February 22, 1999, between Leisure Time Casinos & Resorts, Inc. and Alan N. Johnson.

10.6 Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos & Resorts, Inc. and Gerald
                       J. Boyle and Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Gerald J. Boyle.

10.7 Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos & Resorts, Inc. and Elden
                       W. Rance, Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Elden W. Rance and Amendment to Employment Agreement dated effective February 22, 1999, between Leisure Time Casinos & Resorts, Inc. and Elden W. Rance.

10.8 Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos & Resorts, Inc. and R. Thomas Klingel and Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and R. Thomas Klingel.

10.9 Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos & Resorts, Inc. and Richard
                       D. Sly and Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Richard D. Sly.

10.10 Employment Agreement dated effective March 1, 1999, between Leisure Time Casinos & Resorts, Inc. and Keko Mottes.

10.11 Employment Agreement dated effective March 1, 1999, between Leisure Time Casinos & Resorts, Inc. and John J. Pasierb.

10.12 Employment Agreement dated effective April 20, 1999, between Leisure Time Casinos & Resorts, Inc. and Joseph
                       C. Grunda.

10.13 Lease Agreement dated December 1, 1997, between Leisure Time Technology, Inc. and Weeks Realty, L.P.

10.14                  Lease Agreement dated October 31, 1997, between Alan N.
                       Johnson and Leisure Time Casinos & Resorts, Inc.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING

10.15 Purchase Agreement dated March 23, 1998, between Lisa Lemon, Inc. and Al Johnson.

10.16 Amendment to Purchase Agreement dated June 26, 1998, between Lisa Lemon, Inc. and Al Johnson.

10.17 Assignment dated September 11, 1998, from Al Johnson to Leisure Time Hospitality, inc.

10.18 Promissory Note dated September 15, 1998, from Leisure Time Hospitality, Inc. to Lisa Lemon, Inc. and Guaranty of Alan N. Johnson thereof.

10.19 Mortgage Deed dated September 15, 1998, from Leisure Time Hospitality, Inc. to Lisa Lemon, Inc.

10.20 Bareboat Charter Party dated as of June 22, 1998, between Florida Casino Cruises, Inc. and Leisure Express Cruise LLC.

10.21                  Addendum to Bareboat Charter Agreement.

10.22 Purchase Option Agreement dated as of June 22, 1998, between Florida Casino Cruises, Inc. and Leisure Express Cruise, LLC.

10.23 $3,000,000 Secured Promissory Note dated October 9, 1998, from Leisure Time Cruise Corporation to Foothill Capital Corporation.

10.24 Security Agreement dated October 9, 1998, between Foothill Capital Corporation and Leisure Time Cruise Corporation.

10.25 First Preferred Ship Mortgage dated October 9, 1998, between Leisure Time Cruise Corporation and Foothill Capital Corporation.

10.26 Equipment Security Agreement dated October 9, 1998, between Foothill Capital Corporation and Leisure Time Technology, Inc.

10.27 Continuing Guaranty dated October 9, 1998, from Leisure Time Technology, Inc. to Foothill Capital Corporation.

10.28 Continuing Guaranty dated October 9, 1998, from Leisure Time Casinos & Resorts, Inc. to Foothill Capital Corporation.

10.29                  Continuing Guaranty dated October 9, 1998, from Alan N.
                       Johnson to Foothill Capital Corporation.

10.30 $1,500,000 Promissory Note dated December 17, 1998, from Leisure Belle Cruise LLC to General Electric Capital Corporation.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING

10.31 $1,500,000 Loan and Security Agreement dated December 17, 1998, between Leisure Belle Cruise, LLC and General Electric Capital Corporation.

10.32 Guaranty Agreement dated December 17, 1998, from Leisure Time Casinos & Resorts, Inc. to General Electric Capital Corporation.

10.33 Guaranty Agreement dated December 17, 1998, from Leisure Time Technologies, Inc. to General Electric Capital Corporation.

10.34 First Preferred Ship Mortgage dated December 17, 1998 from Leisure Belle Cruise, LLC in favor of General Electric Capital Corporation.

10.35 Consulting Agreement dated March 31, 1998 between Leisure Time Casinos & Resorts, Inc. and A. J. Siciliano.

10.36 Bareboat Charter Party dated as of January 22, 1999, between Florida Casino Cruises, Inc. and Leisure Express, LLC.

10.37 Purchase Option Agreement dated as of January 22, 1999, between Florida Casino Cruises, Inc. and Leisure Express, LLC.

10.38 Consulting Agreement dated as of February 1, 1999, between and Kent Manley and Leisure Time Cruise Corporation.

10.39 Dockage Agreement and Lease dated as of June 1, 1998, between Rowe Square Corporation and Leisure Express Cruise, LLC.

10.40 Distribution Agreement dated January 23, 1998, between Leisure Time Technology, Inc. and Sao Paulo Games Comercial LTDA.

10.41 Amendment to the Contract for Distribution dated January 22, 1998, between Leisure Time Technology, Inc. and Sao Paulo Games Comercial LTDA.

10.42                  Stock Purchase Agreement dated April 22, 1999, between
                       J. Kent Manley and Leisure Express Cruise, LLC.

10.43 $2,100,000 Secured Promissory Note dated April 22, 1999, from Leisure Express Cruise, LLC to Foothill Capital Corporation.

10.44 Security Agreement dated April 22, 1999, between Foothill Capital Corporation and Leisure Express Cruise, LLC.

10.45 $3,225,000 Secured Promissory Note dated April 22, 1999, from Florida Casino Cruises, Inc. to Foothill Capital Corporation.

10.46 Security Agreement dated April 22, 1999, between Foothill Capital Corporation and Florida Casino Cruises, LLC.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING

10.47 Continuing Guaranty dated April 22, 1999, from Leisure Express Cruise, LLC to Foothill Capital Corporation.

10.48 First Preferred Ship Mortgage dated April 22, 1999, between Florida Casino Cruises, Inc. and Foothill Capital Corporation.

10.49 Amendment No. 1 to Loan Documents dated April 22, 1999, between Foothill Capital Corporation and Leisure Time Cruise Corporation.

10.50 Amendment to and Confirmation of Guaranty dated April 22, 1999, by Leisure Time Technology, Inc. in favor of Foothill Capital Corporation.

10.51 Amendment to and Confirmation of Guaranty dated April 22, 1999, by Leisure Time Casinos & Resorts, Inc. in favor of Foothill Capital Corporation.

10.52 Amendment to and Confirmation of Guaranty dated April 22, 1999, by Alan N. Johnson in favor of Foothill Capital Corporation.

10.53 Second amendment to First Ship Mortgage dated April 22, 1999, between Leisure Time Cruise Corporation and Foothill Capital Corporation.

10.54 Pledge Agreement dated April 22, 1999, between Leisure Express Cruise, LLC and Foothill Capital Corporation.

10.55 Continuing Guaranty dated April 22, 1999, from Leisure Time Cruise Corporation in favor of Foothill Capital Corporation.

10.56 Continuing Guaranty dated April 22, 1999, from Florida Casino Cruises, Inc. in favor of Foothill Capital Corporation.

10.57                  Continuing Guaranty dated April 22, 1999, from Alan N.
                       Johnson in favor of Foothill Capital Corporation.

10.58 Master Agreement and Lease between Leisure Express Cruise, LLC and Shoestring Properties Limited Partnership dated April 29, 1999.

10.59 Marina Lease dated Aril 29, 1999 between Shoestring Properties Limited Partnership and Leisure Time Cruise Corporation.

10.60 Dockside Lease dated April 29, 1999 between Shoestring Properties Limited Partnership and Leisure Time Cruise Corporation.

10.61 First Amendment to Lease Agreement dated April 9, 1999 between Leisure Time Technology Inc. and Weeks Realty, LP.

21                     Subsidiaries of the Registrant.*

23.0                   Consent of Ehrhardt Keefe Steiner & Hottman PC.

23.1                   Consent of Smith McCullough, P.C. (included in Exhibit
                       5.1).*

23.2                   Consent of Bear Stearns & Co. Inc. dated April 29, 1999.

24.0                   Powers of Attorney.

27.0                   Financial Data Schedule.

*To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

         (2) That for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon, State of Ohio on May 4, 1999.

                                            LEISURE TIME CASINOS & RESORTS, INC.



                                            By: /s/ Alan N. Johnson
                                                --------------------------------
                                                Alan N. Johnson, President and
                                                Chief Executive Officer



                                            By: /s/ Elden W. Rance
                                                --------------------------------
                                                Elden W. Rance, Chief Financial
                                                Officer and Principal Accounting
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                                             TITLE        DATE
---------                                                             -----        ----


/s/ Gerald J. Boyle
-------------------------------------
Gerald J. Boyle                                                       Director     May 4, 1999

/s/ Lester E. Bullock                *
-------------------------------------
Lester E. Bullock                                                     Director     May 4, 1999

/s/ Alan N. Johnson
-------------------------------------
Alan N. Johnson                                                       Director     May 4, 1999

/s/ R. Thomas Klingel                *
-------------------------------------
R. Thomas Klingel                                                     Director     May 4, 1999

/s/ Elden W. Rance
-------------------------------------
Elden W. Rance                                                        Director     May 4, 1999

/s/ Richard D. Sly                   *
-------------------------------------
Richard D. Sly                                                        Director     May 4, 1999

*By /s/ Alan N. Johnson                                                            May 4, 1999
    ---------------------------------
    Alan N. Johnson, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING
-----------            --------------------------------

 1.0                   Form of Underwriting Agreement.

 1.1                   Form of Selected Dealers Agreement.

 2.0                   Agreement and Plan of Reorganization dated as of August 30, 1996, among U.S. Games,
                       Inc., Leisure Time Casinos & Resorts, Inc., Leisure Acquisition, Inc. and Certain
                       Holders of U.S. Games, Inc. Outstanding Stock, Options and Warrants together with
                       Exhibits C, D, E, F, G, H and J thereto. The other schedules and exhibits to the
                       Agreement and Plan of Reorganization are listed therein and copies thereof will be furnished supplementally to the United States Securities and Exchange Commission upon request.

 2.1                   Amended and Restated Asset Purchase Agreement dated as of January 31, 1997, between
                       Leisure Time Casinos & Resorts, Inc. and Star of Cincinnati, Inc.

 2.2                   Accord and Satisfaction and Release of Mortgages Agreement dated as of February 3,
                       1997, by Leisure Time Casinos & Resorts, Inc., Star of Cincinnati, Inc. and Henry E.
                       Davis Trustee.

 3.0                   Articles of Incorporation of Leisure Time Casinos & Resorts, Inc. dated February 4,
                       1993.

 3.1                   Articles of Amendment to the Articles of Incorporation of Leisure Time Casinos &
                       Resorts, Inc. filed on April 3, 1997.

 3.2                   Bylaws of Registrant adopted April 12, 1997.

 4.0                   Form of Representative Warrant for the Purchase of Common Stock

 4.1                   Forms of Lock-Up Agreements.*

 5.1                   Opinion of Smith McCullough, P.C. on Legality of Common Stock.*

10.0                   1997 Incentive and Nonstatutory Stock Option Plan.

10.1                   Amendment No. 1 to 1997 Incentive and Nonstatutory Stock Option Plan.*

10.2                   Form of 11% Convertible Promissory Note Due September 1, 1999.

10.3                   11% Convertible Promissory Note Due May 29, 1999.

10.4                   11% Convertible Promissory Note Due May 30, 1999.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING
-----------            --------------------------------

10.5                   Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos &
                       Resorts, Inc. and Alan N. Johnson, Amendment to Employment Agreement dated effective
                       September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Alan N. Johnson and
                       Amendment to Employment Agreement dated effective February 22, 1999, between Leisure
                       Time Casinos & Resorts, Inc. and Alan N. Johnson.

10.6                   Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos &
                       Resorts, Inc. and Gerald J. Boyle and Amendment to Employment Agreement dated effective
                       September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Gerald J. Boyle.

10.7                   Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos &
                       Resorts, Inc. and Elden W. Rance, Amendment to Employment Agreement dated effective
                       September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Elden W. Rance and
                       Amendment to Employment Agreement dated effective February 22, 1999, between Leisure
                       Time Casinos & Resorts, Inc. and Elden W. Rance.

10.8                   Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos &
                       Resorts, Inc. and R. Thomas Klingel and Amendment to Employment Agreement dated effective September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and R. Thomas
                       Klingel.

10.9                   Employment Agreement dated effective July 1, 1998, between Leisure Time Casinos &
                       Resorts, Inc. and Richard D. Sly and Amendment to Employment Agreement dated effective
                       September 9, 1998, between Leisure Time Casinos & Resorts, Inc. and Richard D. Sly.

10.10                  Employment Agreement dated effective March 1, 1999, between Leisure Time Casinos &
                       Resorts, Inc. and Keko Mottes.

10.11                  Employment Agreement dated effective March 1, 1999, between Leisure Time Casinos &
                       Resorts, Inc. and John J. Pasierb.

10.12                  Employment Agreement dated effective April 20, 1999, between Leisure Time Casinos &
                       Resorts, Inc. and Joseph C. Grunda.

10.13                  Lease Agreement dated December 1, 1997, between Leisure Time Technology, Inc. and Weeks
                       Realty, L.P.

10.14                  Lease Agreement dated October 31, 1997, between Alan N. Johnson and Leisure Time
                       Casinos & Resorts, Inc.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING
-----------            --------------------------------

10.15                  Purchase Agreement dated March 23, 1998, between Lisa Lemon, Inc. and Al Johnson.

10.16                  Amendment to Purchase Agreement dated June 26, 1998, between Lisa Lemon, Inc. and Al
                       Johnson.

10.17                  Assignment dated September 11, 1998, from Al Johnson to Leisure Time Hospitality, inc.

10.18                  Promissory Note dated September 15, 1998, from Leisure Time Hospitality, Inc. to Lisa
                       Lemon, Inc. and Guaranty of Alan N. Johnson thereof.

10.19                  Mortgage Deed dated September 15, 1998, from Leisure Time Hospitality, Inc. to Lisa
                       Lemon, Inc.

10.20                  Bareboat Charter Party dated as of June 22, 1998, between Florida Casino Cruises, Inc.
                       and Leisure Express Cruise LLC.

10.21                  Addendum to Bareboat Charter Agreement.

10.22                  Purchase Option Agreement dated as of June 22, 1998, between Florida Casino Cruises,
                       Inc. and Leisure Express Cruise, LLC.

10.23                  $3,000,000 Secured Promissory Note dated October 9, 1998, from Leisure Time Cruise
                       Corporation to Foothill Capital Corporation.

10.24                  Security Agreement dated October 9, 1998, between Foothill Capital Corporation and
                       Leisure Time Cruise Corporation.

10.25                  First Preferred Ship Mortgage dated October 9, 1998, between Leisure Time Cruise
                       Corporation and Foothill Capital Corporation.

10.26                  Equipment Security Agreement dated October 9, 1998, between Foothill Capital
                       Corporation and Leisure Time Technology, Inc.

10.27                  Continuing Guaranty dated October 9, 1998, from Leisure Time Technology, Inc. to
                       Foothill Capital Corporation.

10.28                  Continuing Guaranty dated October 9, 1998, from Leisure Time Casinos & Resorts, Inc. to
                       Foothill Capital Corporation.

10.29                  Continuing Guaranty dated October 9, 1998, from Alan N. Johnson to Foothill Capital
                       Corporation.

10.30                  $1,500,000 Promissory Note dated December 17, 1998, from Leisure Belle Cruise LLC to
                       General Electric Capital Corporation.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING
-----------            --------------------------------

10.31                  $1,500,000 Loan and Security Agreement dated December 17, 1998, between Leisure Belle
                       Cruise, LLC and General Electric Capital Corporation.

10.32                  Guaranty Agreement dated December 17, 1998, from Leisure Time Casinos & Resorts, Inc.
                       to General Electric Capital Corporation.

10.33                  Guaranty Agreement dated December 17, 1998, from Leisure Time Technologies, Inc. to
                       General Electric Capital Corporation.

10.34                  First Preferred Ship Mortgage dated December 17, 1998 from Leisure Belle Cruise, LLC in favor of General Electric Capital Corporation.

10.35                  Consulting Agreement dated March 31, 1998 between Leisure Time Casinos & Resorts, Inc.
                       and A. J. Siciliano.

10.36                  Bareboat Charter Party dated as of January 22, 1999, between Florida Casino Cruises,
                       Inc. and Leisure Express, LLC.

10.37                  Purchase Option Agreement dated as of January 22, 1999, between Florida Casino Cruises,
                       Inc. and Leisure Express, LLC.

10.38                  Consulting Agreement dated as of February 1, 1999, between and Kent Manley and Leisure
                       Time Cruise Corporation.

10.39                  Dockage Agreement and Lease dated as of June 1, 1998, between Rowe Square Corporation and Leisure Express Cruise, LLC.

10.40                  Distribution Agreement dated January 23, 1998, between Leisure Time Technology, Inc.
                       and Sao Paulo Games Comercial LTDA.

10.41                  Amendment to the Contract for Distribution dated January 22, 1998, between Leisure Time
                       Technology, Inc. and Sao Paulo Games Comercial LTDA.

10.42                  Stock Purchase Agreement dated April 22, 1999, between J. Kent Manley and Leisure
                       Express Cruise, LLC.

10.43                  $2,100,000 Secured Promissory Note dated April 22, 1999, from Leisure Express Cruise,
                       LLC to Foothill Capital Corporation.

10.44                  Security Agreement dated April 22, 1999, between Foothill Capital Corporation and
                       Leisure Express Cruise, LLC.

10.45                  $3,225,000 Secured Promissory Note dated April 22, 1999, from Florida Casino Cruises,
                       Inc. to Foothill Capital Corporation.

10.46                  Security Agreement dated April 22, 1999, between Foothill Capital Corporation and
                       Florida Casino Cruises, LLC.

EXHIBIT NO.            DESCRIPTION AND METHOD OF FILING
-----------            --------------------------------

10.47                  Continuing Guaranty dated April 22, 1999, from Leisure Express Cruise, LLC to Foothill
                       Capital Corporation.

10.48                  First Preferred Ship Mortgage dated April 22, 1999, between Florida Casino Cruises,
                       Inc. and Foothill Capital Corporation.

10.49                  Amendment No. 1 to Loan Documents dated April 22, 1999, between Foothill Capital
                       Corporation and Leisure Time Cruise Corporation.

10.50                  Amendment to and Confirmation of Guaranty dated April 22, 1999, by Leisure Time
                       Technology, Inc. in favor of Foothill Capital Corporation.

10.51                  Amendment to and Confirmation of Guaranty dated April 22, 1999, by Leisure Time Casinos
                       & Resorts, Inc. in favor of Foothill Capital Corporation.

10.52                  Amendment to and Confirmation of Guaranty dated April 22, 1999, by Alan N. Johnson in favor of Foothill Capital Corporation.

10.53                  Second amendment to First Ship Mortgage dated April 22, 1999, between Leisure Time
                       Cruise Corporation and Foothill Capital Corporation.

10.54                  Pledge Agreement dated April 22, 1999, between Leisure Express Cruise, LLC and Foothill
                       Capital Corporation.

10.55                  Continuing Guaranty dated April 22, 1999, from Leisure Time Cruise Corporation in favor of Foothill Capital Corporation.

10.56                  Continuing Guaranty dated April 22, 1999, from Florida Casino Cruises, Inc. in favor of
                       Foothill Capital Corporation.

10.57                  Continuing Guaranty dated April 22, 1999, from Alan N. Johnson in favor of Foothill
                       Capital Corporation.

10.58                  Master Agreement and Lease between Leisure Express Cruise, LLC and Shoestring
                       Properties Limited Partnership dated April 29, 1999.

10.59                  Marina Lease dated Aril 29, 1999 between Shoestring Properties Limited Partnership and Leisure Time Cruise Corporation.

10.60                  Dockside Lease dated April 29, 1999 between Shoestring Properties Limited Partnership and Leisure Time Cruise Corporation.

10.61                  First Amendment to Lease Agreement dated April 9, 1999 between Leisure Time Technology Inc.
                       and Weeks Realty, LP.

21                     Subsidiaries of the Registrant.*

23.0                   Consent of Ehrhardt Keefe Steiner & Hottman PC.

23.1                   Consent of Smith McCullough, P.C. (included in Exhibit 5.1).*

23.2                   Consent of Bear Stearns & Co. Inc. dated April 29, 1999.

24.0                   Powers of Attorney.

27.0                   Financial Data Schedule.

*To be filed by amendment.